    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1995



                                                       REGISTRATION NO. 33-61911

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             THE ALPINE GROUP, INC.
          (and Certain Subsidiaries Identified in Footnote (1) Below)
           (Exact name of Co-Registrant as specified in its charter)

         DELAWARE                       6719                22-1620387
      (State or other            (Primary Standard       (I.R.S. Employer
      jurisdiction of                Industrial           Identification
     incorporation or           Classification Code            No.)
       organization)                  Number)

                                 1790 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 757-3333
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 BRAGI F. SCHUT
                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 757-3333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                            Henry O. Smith III, Esq.
                     Proskauer Rose Goetz & Mendelsohn LLP
                    1585 Broadway, New York, New York 10036
                                 (212) 969-3000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------


(1)   The  following  direct   subsidiaries  of  The   Alpine  Group,  Inc.  are
    Co-Registrants, incorporated in the state (or province) and having the I.R.S. Employer Identification number (or similar foreign taxpayer identification number) indicated: Adience, Inc., a Delaware corporation (14-1671486), Superior Telecommunications, Inc., a Georgia corporation (58-1630822), and Superior Cable Corporation, an Ontario, Canada corporation (140446584RT).

                            ------------------------

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             THE ALPINE GROUP, INC.
                       CROSS REFERENCE SHEET TO FORM S-4
                 PART I. INFORMATION REQUIRED IN THE PROSPECTUS

                             ITEM OF FORM S-4                                     CAPTION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.         Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus.............................  Facing Page; Cross Reference Sheet; Outside Front
                                                                  Cover Page of Prospectus

2.         Inside Front and Outside Back Cover Pages of
           Prospectus...........................................  Table of Contents; Available Information;
                                                                  Incorporation of Certain Documents by Reference

3.         Risk Factors, Ratio of Earnings to Fixed Charges and
           Other Information....................................  Summary; Risk Factors; Selected Historical Financial
                                                                  Data of Alpine

4.         Terms of the Transaction.............................  The Exchange Offer; Description of the Notes; Certain
                                                                  U.S. Federal Income Tax Consequences

5.         Pro Forma Financial Information......................  Summary -- Summary Historical and Unaudited Pro Forma
                                                                  Financial Information; Incorporation of Certain
                                                                  Documents by Reference

6.         Material Contacts with the Company Being Acquired....  Not Applicable

7.         Additional Information Required for Reoffering by
           Persons and Parties Deemed to be Underwriters........  Plan of Distribution

8.         Interests of Named Experts and Counsel...............  Not Applicable

9.         Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities.......................  Not Applicable

B.  INFORMATION ABOUT THE REGISTRANTS

10.        Information with Respect to S-3 Registrants..........  Not Applicable

11.        Incorporation of Certain Information by Reference....  Not Applicable

12.        Information with Respect to S-2 or S-3 Registrants...  Incorporation of Certain Documents by Reference

13.        Incorporation of Certain Information by Reference....  Incorporation of Certain Documents by Reference

14.        Information with Respect to Registrants Other Than
           S-3 or S-2 Registrants...............................  Not Applicable

                             ITEM OF FORM S-4                                     CAPTION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.        Information with Respect to S-3 Companies............  Not Applicable

16.        Information with Respect to S-2 or S-3 Companies.....  Not Applicable

17.        Information with Respect to Companies Other Than S-3
           or S-2 Companies.....................................  Not Applicable

D.  VOTING AND MANAGEMENT INFORMATION

18.        Information if Proxies, Consents or Authorizations
           are to be Solicited..................................  Not Applicable

19.        Information if Proxies, Consents or Authorizations
           are not to be Solicited or in an Exchange Offer......  Incorporation of Certain Documents by Reference

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 1995

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                          12 1/4% SENIOR SECURED NOTES
                                    DUE 2003
                  ($153,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                     12 1/4% SERIES B SENIOR SECURED NOTES
                                    DUE 2003
                                       OF
                             THE ALPINE GROUP, INC.
                                    --------

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON               , 1995, UNLESS EXTENDED
                              -------------------

    The Alpine Group, Inc., a Delaware corporation ("Alpine") and its subsidiaries, Superior Telecommunications, Inc., Superior Cable Corporation and Adience, Inc. (the "Co-Offerors"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of 12 1/4% Series B
Senior Secured Notes due 2003 of Alpine (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 12 1/4% Senior Secured Notes due 2003 of Alpine (the "Old Notes"), of which $153,000,000 principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

    Alpine and the Co-Offerors will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the
date the Exchange Offer expires, which  will be              , 1995, unless  the
Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by Alpine and the Co-Offerors and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. Alpine has agreed to pay the expenses of the Exchange Offer.


    The New Notes will be senior secured obligations of Alpine entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes. Except as otherwise described herein, the New Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis pursuant to subsidiary guarantees by certain of Alpine's subsidiaries and such subsidiary guarantees will rank PARI PASSU in right of payment with all existing and future unsecured indebtedness of the related subsidiary guarantor that is not, by its terms, expressly subordinated in right of payment to such subsidiary guarantee. The Indenture permits Alpine to incur additional indebtedness, so long as Alpine thereafter continues to meet certain tests. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "The Exchange Offer."



    Until                   ,  1995, all dealers  effecting transactions in  the
registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                        SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                              -------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

               The date of this Prospectus is            , 1995.

    Interest on each New Note will accrue from the last Interest Payment Date (as defined herein) on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from July 21, 1995. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or July 21, 1995 (as the case may be) to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on January 15 and July 15 of each year, accruing from the last Interest Payment Date or July 21, 1995 (as the case may be) at a rate of 12 1/4% per annum.

    The Notes are redeemable at the option of Alpine, in whole or in part, at any time on or after July 15, 1999, at the redemption prices set forth herein.

    Old Notes initially purchased by Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) were initially represented by a single, global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for Old Notes represented by the global Note will be represented by a single, global New
Note in registered form, registered in the name of the nominee of DTC, unless the beneficial holders thereof request otherwise. The global New Note will be exchangeable, upon 10 days' prior written notice, for New Notes in registered form, in denominations of $1,000 and integral multiples thereof. See "Description of the New Notes--Book-Entry Delivery and Form."


    The Old Notes rank, and the New Notes and, except as described herein, the subsidiary guarantees, will rank, PARI PASSU in right of payment with other senior debt of Alpine and the subsidiary guarantors (including the debt described below in this paragraph). As of July 31, 1995, on a pro forma basis after giving effect to the acquisition of shares of Adience, Inc. and the repayment of DNE Acquisition Note and the DNE Credit Facility (as defined herein), Alpine and its subsidiaries would have had $68.1 million of debt outstanding other than the Notes, all but $0.7 million of which would have been senior debt and $66.6 million of which would have been secured debt. The Old Notes are, and the New Notes and subsidiary guarantees will be, effectively subordinated to the loans and subsidiary guarantees under Alpine's bank credit agreement and to other secured debt of Alpine and the subsidiary guarantors to the extent of the assets securing such debt. The Indenture under which the Old Notes were issued and the New Notes will be issued permits Alpine to incur additional secured debt, including $50.8 million under Alpine's bank credit agreement, in addition to $34.2 million which was outstanding at July 31, 1995. The Old Notes, the New Notes and the subsidiary guarantees are, and will be, effectively subordinated to such additional debt under Alpine's bank credit agreement. See "Summary--Recent Developments; The Refinancing."


    Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, Alpine believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" of Alpine or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender Old Notes in the Exchange
Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each holder of the Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) any New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangements with any person to participate in the distribution of such New Notes and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act of Alpine or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes and that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, Alpine is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. A broker-dealer which purchased Old Notes from Alpine may not participate in the Exchange Offer.


    Alpine will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL ALPINE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    The New Notes will be new securities for which there currently is no market. Although Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nomura Securities International, Inc. and First Albany Corporation have informed Alpine that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. Alpine does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                               TABLE OF CONTENTS


                                                                                                            PAGE
                                                                                                       ---------------
Available Information................................................................................             4
Incorporation of Certain Documents by Reference......................................................             4
Summary..............................................................................................             6
Risk Factors.........................................................................................            18
The Refinancing......................................................................................            22
Use of Proceeds......................................................................................            24
The Exchange Offer...................................................................................            24
Capitalization.......................................................................................            31
Selected Historical Financial Data of Alpine.........................................................            32
Selected Historical Financial Data of the Alcatel Business...........................................            34
Selected Historical Financial Data of Adience........................................................            35
Description of Certain Indebtedness..................................................................            36
Description of the Notes.............................................................................            38
Certain U.S. Federal Income Tax Consequences.........................................................            63
Plan of Distribution.................................................................................            67
Legal Matters........................................................................................            67
Experts..............................................................................................            67
Index to Financial Statements........................................................................           F-1


                             AVAILABLE INFORMATION

    Alpine is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Alpine may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

    This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by Alpine and the Co-Offerors with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to Alpine and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily incomplete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    Alpine hereby incorporates by reference into this Prospectus the following documents filed with the Commission (Commission file number 1-9078):



     (i) Alpine's Annual Report on Form 10-K for the fiscal year ended April 30, 1995, as amended by Alpine's Annual Report on 10-K/A, dated August 28, 1995 (the "Form 10-K").


    (ii) Alpine's Current Report on Form 8-K, dated May 26, 1995, as amended by Alpine's Current Report on Form 8-K/A, dated July 25, 1995.

    (iii) Alpine's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended by Alpine's Quarterly Report on Form 10-Q/A, dated September 18, 1995 (the "Form 10-Q").



    All documents filed by Alpine pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in any documents incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    As used herein, unless the context otherwise requires, the term "Alpine" refers to The Alpine Group, Inc. and its subsidiaries. The term "Consolidated Financial Statements" refers to Alpine's Consolidated Financial Statements and the notes thereto incorporated by reference from the Form 10-K, the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K and the term "Pro Forma Condensed Combined Financial Statements" refers to the Pro Forma Condensed Combined Financial Statements incorporated by reference from the Form 10-K.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALPINE, THE CO-OFFERORS OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ALPINE SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (AND NOTES THERETO) INCLUDED AND INCORPORATED BY REFERENCE ELSEWHERE IN THIS PROSPECTUS. TERMS DEFINED IN THIS SUMMARY HAVE THE SAME MEANINGS WHEN USED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY


    The Alpine Group, Inc. is a diversified industrial company principally engaged in the manufacture and sale of copper wire and cable for the telecommunications industry, specialty refractory products for the iron and steel, aluminum and glass industries and data communications and other electronic products for military and commercial applications. Alpine has positioned itself as a major participant in these industries through a series of strategic acquisitions. Alpine entered the copper wire and cable industry with the acquisition (the "Superior Acquisition") in 1993 of Superior Telecommunications Inc., formerly Superior TeleTec Inc. ("Superior"), which Alpine believes is the fourth largest North American manufacturer of telephone copper wire and cable products. In May 1995, Alpine became one of the two largest North American manufacturers of telephone copper wire and cable products with the acquisition (the "Alcatel Acquisition") of the U.S. and Canadian copper wire and cable business (the "Alcatel Business") of Alcatel NA Cable Systems, Inc. and Alcatel Canada Wire, Inc. (collectively, "Alcatel NA"). The aggregate consideration paid for the Alcatel Business was $103.4 million. In December 1994, Alpine acquired (the "Adience Acquisition") Adience, Inc. ("Adience"), one of the largest domestic manufacturers and installers of specialty refractory products. The aggregate consideration paid for Adience was $14.0 million, paid in cash and securities of Alpine and of a former subsidiary of Alpine. Alpine entered the data communications and electronics industry with its acquisition of DNE Technologies, Inc. ("DNE") in February 1992. For further information with respect to such acquisitions, see Alpine's Form 10-K, including the pro forma financial information contained in Item 7 thereof.


    TELECOMMUNICATIONS WIRE AND CABLE. Copper telephone wire and cable products remain the most widely used medium for transmission in the "local loop" portion of the telephone network. The local loop is comprised of (i) the connection between a home or business and the nearest telephone pole or other outside location and (ii) the connection between the telephone pole or outside location and the nearest telephone company switch, either at the telephone company's central office or at a remote location. While the use of optical fiber predominates in the market for intercity and interoffice cables, use of copper wire in the local loop continues to satisfy the telephone and data transmission needs of a substantial majority of homes and businesses at a lower cost to install and maintain and without the additional power source and electronics required by optical fiber applications.


    Alpine manufactures a wide variety of copper telephone cable, outside telephone wire and inside (or premises) wire products, ranging in size from a single twisted pair wire to a 4,200 pair cable. These products are variously configured for use in aerial, underground and on-premise applications. During the fiscal year ended April 30, 1995, 76% of Alpine's pro forma net sales of telephone wire and cable products were to six of the seven regional Bell operating companies ("RBOCs") and the three major independent telephone companies, primarily under long-term contracts. In addition to providing copper wire and cable for use in the local loop, Alpine has recently developed performance-enhanced copper wire products, including unshielded twisted pair wire ("UTP") used inside buildings for high speed data communications in computer networks. This product is currently experiencing higher growth and is generally sold at higher margins than traditional copper wire and cable products. During the fiscal year ended April 30, 1995 and the fiscal quarter ended June 30, 1995, UTP sales were $2.6 million and $1.1 million, respectively, respresenting 0.7% and 1.0%, respectively, of Alpine's total pro forma copper wire and cable sales.



    As a result of the Alcatel Acquisition, Alpine's net sales of wire and cable products for the fiscal year ended April 30, 1995 increased from $136.6 million on an historical basis to $340.8 million on a pro forma basis. For the three-month period ended July 31, 1995, net sales of wire and cable products increased from $94.1 million on an historical basis to $101.6 million on a pro forma basis. See Items 7 and 8 of Alpine's Form

10-K and Item 2 of the Form 10-Q. Based on the most recently available data published by the U.S. Department of Commerce, Alpine estimates that its pro forma share of the domestic production of copper telephone cable and outside telephone wire was approximately 30% in 1993. Alpine believes that its wire and cable business will benefit from the Alcatel Acquisition through significant economies of scale, as well as through cost savings from the reduction of certain freight, personnel and other costs. In addition, Alpine's annual production capacity increased from 28 billion conductor feet ("bcf") in one plant to 85 bcf in four plants. Alpine believes that overcapacity in the industry, which has existed in recent years, has been reduced as a result of the 1994 closure of a large plant operated by a competitor and, more recently, as a result of greater demand for copper wire and cable products. Alpine attributes this greater demand in large part to (i) higher levels of spending on maintenance by telephone companies to offset their reduced maintenance levels in the early 1990s, (ii) demand for new telephone lines resulting from new construction and (iii) demand for second telephone lines and lines dedicated to facsimile machines and computer modems.



    REFRACTORIES. Alpine believes it is one of the largest U.S. manufacturers and installers of specialty refractory products, which are used primarily by the iron and steel industry, with pro forma net sales for this business of $100.9 million for the fiscal year ended April 30, 1995. For the three months ended July 31, 1995, net sales were $29.5 million. Specialty refractory products are consumable materials used as insulation on surfaces exposed to high temperatures such as those generated by molten metals. Over the past year, Alpine has provided refractory products and services to every integrated steel producer in the United States and Canada and Alpine believes that it is the only major U.S. manufacturer that provides a full range of refractory products and installation services to the iron and steel industry. Alpine also manufactures specialty refractory products for use in the production of aluminum and glass and is one of the few rebuilders of coke ovens in the United States.



    DATA COMMUNICATIONS AND ELECTRONICS. Alpine, through DNE, designs, manufactures and tests data communications and other electronic products for the military, government and commercial markets. Net sales for this business were $27.9 million for the fiscal year ended April 30, 1995 and $5.3 million for the three months ended July 31, 1995. Alpine is a supplier to the U.S. military of data and voice multiplexers used in tactical secure military applications. Multiplexers are communication devices that combine several information carrying channels into one line, thereby permitting simultaneous multiple voice and data communications over a single line. Alpine also produces military avionic products, including switches, dimmers, relays and other electrical controllers, various sensors and refueling amplifiers. Since 1993, Alpine has reduced its dependence on the military market primarily through the development of contract manufacturing services for governmental (non-military) and commercial customers. For the fiscal year ended April 30, 1995, sales to customers other than the U.S. military accounted for 42.8% of the net sales of this business.


    Alpine believes that, although the copper telephone wire and cable and refractory products industries are mature, ongoing alignment of productive capacity with market demand, industry consolidation and Alpine's emphasis on new, higher margin product offerings will provide Alpine with the opportunity to strengthen its profitability, cash flow and competitive position. Alpine's strategy in the copper wire and cable business is to continue to provide a full line of its traditional copper wire and cable products to its present customers; expand into performance-enhanced, higher growth and higher margin copper wire products for sale to existing and new customers; and expand its international marketing efforts. Alpine's strategy in the refractories business is to complete the restructuring and rationalization of this business; expand the types of products and services that it supplies to its existing customers; and expand its marketing efforts in order to sell its products to new domestic and foreign customers. Alpine's strategy in its data communications and electronics business is to maintain its dominant position as a supplier to the military of multiplexers used in tactical secure applications; continue to adapt its products for commercial applications; and increase its contract manufacturing business.

    On June 14, 1995, Alpine distributed to its stockholders (the "PolyVision Spin-Off") shares of common stock of its information display subsidiary, PolyVision Corporation ("PolyVision") (American Stock Exchange: "PLI"). Alpine currently owns approximately 19% of the outstanding PolyVision common stock and 98% of its preferred stock. Alpine has the right to deliver shares of PolyVision common stock or shares of Alpine's 8%
cumulative convertible senior preferred stock ("Alpine 8% Preferred Stock"), or a combination thereof, to fulfill certain of its obligations under the debt exchange agreement and the stock purchase agreement entered into in connection with the Adience Acquisition. Alpine is currently negotiating with the relevant parties in order to satisfy this obligation and has presented various alternatives. However, based upon the current agreement, Alpine would be required to deliver either $5.3 million in Alpine 8% Preferred Stock or approximately 1.5 million shares of PolyVision common stock (representing substantially all of Alpine's PolyVision shares), or a combination thereof. PolyVision manufactures and sells custom-designed and engineered writing and projection surfaces, and is developing a proprietary electrochemical display technology with characteristics to address applications in markets such as flat-panel displays and certain packaging applications. PolyVision had net sales of $37.5 million for the fiscal year ended April 30, 1995 on a pro forma basis. Prior to the PolyVision Spin-Off, two other Alpine subsidiaries, Alpine PolyVision, Inc. ("APV") and Posterloid Corporation ("Posterloid"), were merged into subsidiaries of PolyVision (the "PolyVision Merger"). The PolyVision Merger and the PolyVision Spin-Off are collectively referred to as the "PolyVision Transactions."



    Alpine was incorporated in New Jersey on May 7, 1957 and reincorporated in Delaware on February 3, 1987. Its principal executive offices are located at 1790 Broadway, New York, New York 10019 and its telephone number is (212) 757-3333. Alpine's data communications and electronics business is presently conducted by DNE. Alpine has reorganized this business by creating a new holding company wholly owned by Alpine, DNE Systems, Inc. ("DNE Systems"), which in turn wholly owns two operating subsidiaries, DNE and DNE Manufacturing and Service Company ("DNE Manufacturing" and, with DNE and DNE Systems, the "DNE Group").



THE REFINANCING



    On July 21, 1995, Alpine completed the private sale to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nomura Securities International, Inc. and First Albany Corporation (the "Initial Purchasers") of $153.0 million principal amount of the Old Notes at a price of 88.756% of the principal amount thereof. The Initial Purchasers resold the Old Notes to a limited number of institutional investors at an initial price to investors of 91.737% of the principal amount thereof, with net proceeds to Alpine of approximately $134.3 million (the "Offering"). The Offering was a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and
Section 4 thereof. In connection with the Offering, Alpine entered into a new bank credit agreement (the "New Credit Agreement") with certain institutional lenders, under which Alpine may borrow up to $85.0 million at any one time, if certain conditions are met. Loans under the New Credit Agreement constitute senior debt guaranteed by certain of Alpine's subsidiaries. The loans and guarantees under the New Credit Agreement are secured primarily by the inventory and accounts receivable of Alpine and such subsidiaries.



    Alpine used the net proceeds of the Offering, together with borrowings under the New Credit Agreement and a portion of its cash reserves, to complete a number of transactions (collectively, the "Refinancing").



    The following table sets forth the estimated sources and uses of funds contemplated by the Refinancing. For further information concerning the
Refinancing, including definitions of certain of the terms used in the table below, see "The Refinancing."



SOURCES OF FUNDS:



                                                                                                        AMOUNT
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS)
Net proceeds from the Offering.....................................................................   $   134,300
Net proceeds from borrowings under the New Credit Agreement........................................        48,200
Cash on hand.......................................................................................        44,006
                                                                                                     -------------
    Total..........................................................................................   $   226,506
                                                                                                     -------------
                                                                                                     -------------

USES OF FUNDS:



                                                                                                        AMOUNT
                                                                                                     -------------
                                                                                                          (IN
                                                                                                       THOUSANDS)
Repay Alcatel Acquisition Notes....................................................................   $   140,000
Pay Alcatel Acquisition deferred amount............................................................         9,909
Retire $44,089,000 principal amount of Adience Senior Notes........................................        35,271
Repay Adience Credit Facility......................................................................         9,959
Purchase remaining Adience common stock............................................................         1,596
Repay DNE Acquisition Note.........................................................................         2,200
Repay DNE Credit Facility..........................................................................         1,554
Redeem Alpine 13.5% Senior Notes...................................................................        21,000
Redeem Alpine 13.5% Debentures.....................................................................         1,551
Repay other Alpine indebtedness....................................................................           150
Loan to PolyVision to repay PolyVision debt........................................................         3,316
                                                                                                     -------------
    Total..........................................................................................   $   226,506
                                                                                                     -------------
                                                                                                     -------------


                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    The Exchange Offer relates to the exchange of up to $153,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of Alpine entitled to the benefits of the Indenture relating to the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "Description of the New Notes."


The Exchange Offer...........  $1,000  principal  amount of  New  Notes will  be  issued in exchange for  each  $1,000  principal amount  of  Old  Notes validly  tendered pursuant to the  Exchange Offer. As of the date hereof, $153,000,000 in  aggregate principal amount  of
                               Old  Notes are outstanding. Alpine  will issue the New Notes to tendering holders of Old  Notes on or promptly after  the
                               Expiration Date.
Resale.......................  Alpine  believes that the  New Notes issued  pursuant to the
                               Exchange Offer generally will be freely transferable by  the holders  thereof  without  registration  or  any  prospectus delivery requirement under the  Securities Act, except  that any  of its  "affiliates" or a  "dealer," as  such terms are defined under the Securities  Act, that exchanges Old  Notes held  for  its own  account (a  "Restricted Holder")  may be required to deliver copies of this Prospectus in  connection with any resale of the New Notes issued in exchange for such
                               Old   Notes  (the  "Prospectus   Delivery  Requirement").  A
                               broker-dealer will be required to acknowledge that it has no
                               arrangements  with  any   person  to   participate  in   the
                               distribution   of  the  New  Notes.  A  broker-dealer  which
                               purchased Old Notes from Alpine  may not participate in  the
                               Exchange  Offer. See "The Exchange Offer--General" and "Plan
                               of Distribution."
Expiration Date..............  5:00 p.m., New York City time, on            , 1995,  unless
                               the  Exchange  Offer is  extended,  in which  case  the term
                               "Expiration Date" means  the latest date  and time to  which
                               the   Exchange   Offer  is   extended.  See   "The  Exchange
                               Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the New
 Notes and the Old Notes.....  Interest on each New Note will accrue from the last Interest
                               Payment Date  on which  interest was  paid on  the Old  Note tendered  in exchange therefor  or, if no  interest has been paid on such tendered Old Note, from July 21, 1995.  Holders of  Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from the  last
                               Interest  Payment Date or July 21, 1995 (as the case may be)
                               to the date of the issuance of the New Notes.  Consequently, holders  who  exchange their  Old Notes  for New  Notes will receive the  same  interest  payment on  the  same  Interest
                               Payment  Date  that they  would have  received had  they not
                               accepted   the   Exchange    Offer.   See   "The    Exchange
                               Offer--Interest on the New Notes."
Termination of the Exchange
 Offer.......................  Alpine  may terminate  the Exchange  Offer if  it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action,
                               any  new   law,  statute,   rule   or  regulation   or   any
                               interpretation  of  the  staff  of  the  Commission  of  any existing law, statute,  rule or regulation.  Holders of  Old
                               Notes  will  have certain  rights  against Alpine  under the
                               Registration Rights Agreement if Alpine fails to  consummate the Exchange Offer. See "The Exchange Offer--Termination."
                               No federal or state regulatory requirements must be complied with  or approvals obtained in  connection with the Exchange
                               Offer, other than applicable requirements under federal  and state securities laws.
Procedures for Tendering Old
 Notes.......................  Each  holder  of Old  Notes wishing  to accept  the Exchange
                               Offer  must   complete,  sign   and  date   the  Letter   of
                               Transmittal,  or a facsimile thereof, in accordance with the instructions contained  herein  and  therein,  and  mail  or otherwise  deliver  such  Letter  of  Transmittal,  or  such facsimile, together with the Old  Notes to be exchanged  and any  other required documentation to Marine Midland Bank, as
                               Exchange Agent, at the address set forth herein and  therein or  effect a tender of Old  Notes pursuant to the procedures for book-entry  transfer as  provided for  herein. See  "The
                               Exchange Offer--Procedures for Tendering."
Special Procedures for
 Beneficial Holders..........  Any  beneficial holder whose Old Notes are registered in the name of his broker,  dealer, commercial bank, trust  company or  other nominee and  who wishes to  tender in the Exchange
                               Offer should  contact such  registered holder  promptly  and instruct  such registered holder to tender on his behalf. If such beneficial holder wishes to  tender on his own  behalf,
                               such   beneficial  holder  must,  prior  to  completing  and
                               executing the Letter of  Transmittal and delivering his  Old
                               Notes,  either  make  appropriate  arrangements  to register ownership of the Old Notes in such holder's name or obtain a properly completed bond  power from  the registered  holder.
                               The transfer of record ownership may take considerable time.
                               See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
 Procedures..................  Holders  of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who  cannot
                               deliver   their  Old  Notes  (or  who  cannot  complete  the
                               procedure for book-entry transfer on  a timely basis) and  a properly  completed  Letter  of  Transmittal  or  any  other documents required  by  the  Letter of  Transmittal  to  the
                               Exchange Agent prior to the Expiration Date may tender their
                               Old  Notes according  to the  guaranteed delivery procedures
                               set  forth  in  "The  Exchange  Offer--Guaranteed   Delivery
                               Procedures."
Withdrawal Rights............  Tenders  of Old Notes may be  withdrawn at any time prior to
                               5:00 p.m., New York City time, on the business day prior  to
                               the   Expiration  Date,   unless  previously   accepted  for
                               exchange. See "The Exchange Offer-- Withdrawal of Tenders."
Acceptance of Old Notes and
 Delivery of New Notes.......  Subject  to  certain  conditions  (as  summarized  above  in
                               "Termination of the Exchange Offer" and described more fully in  "The Exchange  Offer--Termination"), Alpine  will accept for exchange  any  and  all Old  Notes  which  are  properly tendered  in the Exchange Offer prior to 5:00 p.m., New York
                               City time,  on the  Expiration Date.  The New  Notes  issued pursuant  to the  Exchange Offer will  be delivered promptly
                               following   the   Expiration   Date.   See   "The   Exchange
                               Offer--General."
Certain Tax Consequences.....  The  exchange pursuant to the  Exchange Offer will generally not be a taxable event for federal income tax purposes.  See
                               "Certain U.S. Federal Income Tax Consequences."
Exchange Agent...............  Marine  Midland Bank,  the Trustee  under the  Indenture, is
                               serving  as  exchange  agent   (the  "Exchange  Agent")   in
                               connection  with the Exchange Offer.  The mailing address of the Exchange Agent is: Marine Midland Bank, 140  Broadway--A
                               Level,  Corporate  Trust  Operations,  New  York,  New  York
                               10005-1180. Hand  deliveries  and  deliveries  by  overnight courier  should  be addressed  to  Marine Midland  Bank, 140
                               Broadway--A Level, Corporate Trust Operations, New York, New
                               York  10005-1180.  For  information  with  respect  to   the
                               Exchange  Offer, the telephone number for the Exchange Agent is (212) 658-5931 and the facsimile number for the  Exchange
                               Agent is (212) 658-2292.
Use of Proceeds..............  There  will be no  cash proceeds payable  to Alpine from the issuance of the  New Notes pursuant  to the Exchange  Offer.
                               The net proceeds received by Alpine from the sale of the Old
                               Notes,   together  with  borrowings  under  Alpine's  credit
                               agreement (the  "New Credit  Agreement")  and a  portion  of
                               Alpine's  cash reserves were used to refinance substantially all of Alpine's indebtedness. See "Use of Proceeds."

                          DESCRIPTION OF THE NEW NOTES

Notes Offered................  $153,000,000 aggregate principal amount of 12 1/4% Series  B
                               Senior  Secured  Notes  due  2003  to  be  issued  under  an
                               Indenture dated as of July 15, 1995 (the "Indenture").
Maturity Date................  July 15, 2003.
Interest Payment Dates.......  January 15 and July 15.

Original Issue Discount......  The New Notes will  be treated for  U.S. federal income  tax purposes as issued with "original issue discount" ("OID"), a portion  of  which will  be includable  in a  holder's gross income in advance of  the receipt of the  cash to which  the income is attributable. See "Certain U.S. Federal Income Tax
                               Consequences."
Optional Redemption..........  The  New Notes will be subject  to redemption, at the option of Alpine, in whole or in part, at any time on or after July
                               15, 1999,  at the  redemption prices  set forth  herein.  In addition,  prior to July  15, 1997, Alpine  may redeem up to
                               33 1/3% of  the original aggregate  principal amount of  the
                               New  Notes  with  the net  proceeds  of one  or  more public offerings of its Common Stock  at 104 1/2% of the  principal amount at maturity, plus accrued interest thereon; provided, however,  that at  least 66  2/3% of  the original aggregate
                               principal  amount   of   the   Notes   remains   outstanding
                               thereafter. See "Description of the New Notes--Redemption."
Security.....................  Initially,  the New Notes will be secured by a pledge of all of the capital stock of  Superior and Adience. At such  time as  Alpine  completes  the refinancing  of  the  DNE Group's credit facility  (which Alpine  expects to  complete in  the near  future upon receipt of a third-party consent), the New
                               Notes will also be  secured by the stock  of each member  of the  DNE  Group  that is  directly  owned by  Alpine.  It is expected that only  DNE Systems  will be  directly owned  by
                               Alpine.  The New  Notes are not  secured by any  lien on, or other security interest in,  any other properties or  assets of  Alpine or any properties or  assets of any subsidiary of
                               Alpine.
Guarantees...................  Initially, the New Notes will be unconditionally  guaranteed
                               (the  "Subsidiary Guarantees")  by Superior  and Adience and
                               Superior's Canadian  subsidiary  will  guarantee  Superior's
                               obligations    under    its    Subsidiary    Guarantee   or,
                               alternatively, such  subsidiary may  directly guarantee  the
                               New   Notes  (collectively,  together  with  all  Restricted
                               Subsidiaries  that  in  the  future  provide  a   Subsidiary
                               Guarantee,  the  "Subsidiary  Guarantors").  Each Subsidiary
                               Guarantee will  be  a  senior unsecured  obligation  of  the
                               Subsidiary  Guarantor, except that  the Subsidiary Guarantee given by Adience will be subordinated in right of payment to
                               $5.0  million  of  Adience  Senior  Notes  outstanding.  The
                               Indenture  requires  a  Subsidiary Guarantee  from  each new
                               Restricted Subsidiary, provided  that a Non-U.S.  Restricted
                               Subsidiary  will  not be  required  to provide  a Subsidiary
                               Guarantee unless it provides a guarantee with respect to any debt (other than the Notes) of Alpine or any U.S. Restricted
                               Subsidiary. Additionally, if  a member of  the DNE Group  or any  other Restricted Subsidiary existing on the date of the initial issuance  of the  Notes guarantees  any debt  (other than the Notes) of Alpine or any U.S. Restricted Subsidiary, such  Subsidiary  will  be required  to  issue  a Subsidiary
                               Guarantee, provided that any such Subsidiary Guarantee of  a
                               Non-U.S.  Restricted Subsidiary  will be  released when such
                               Subsidiary no longer guarantees any such debt (other than as a result  of payment  thereof). If  Alpine disposes  of  any
                               Subsidiary  Guarantor in compliance with the Indenture, such
                               Subsidiary Guarantor will automatically be released from all obligations under its Subsidiary Guarantee. See "Description of the New Notes--Subsidiary Guarantees."

Ranking......................  The New Notes will be senior secured obligations of  Alpine,
                               ranking   PARI  PASSU  with  Alpine's  existing  and  future
                               unsubordinated indebtedness.  As  of July  31,  1995,  after giving  effect  to  the  sale  of  the  Old  Notes  and  the
                               Refinancing, Alpine  and  its subsidiaries  would  have  had
                               $68.1  million of debt outstanding other than the Notes, all but $0.7 million of  which would have  been senior debt  and
                               $66.3  million of which would have been secured debt. Except as noted above, the New Notes and Subsidiary Guarantees will rank PARI  PASSU in  right  of payment  with the  loans  and subsidiary  guarantees  under the  New Credit  Agreement and
                               with  other  senior  debt  of  Alpine  and  the   Subsidiary
                               Guarantors. However, the New Notes and Subsidiary Guarantees
                               will be effectively subordinated to the loans and subsidiary guarantees  under  the  New Credit  Agreement  and  to other secured debt of Alpine and its subsidiaries to the extent of the assets securing the New Credit Agreement and such  other debt. The New Notes will also be effectively subordinated to all debt and other obligations of Alpine's subsidiaries that are not Subsidiary Guarantors to the extent of the assets of such  subsidiaries. The  pledge of  stock to  secure the New
                               Notes will not alter such effective subordination of the New
                               Notes.
Change of Control............  In the event  of a  Change of Control  (as defined),  Alpine
                               will   be  required  to  make   an  offer  to  purchase  all
                               outstanding New Notes at a  purchase price equal to 101%  of their  Accreted  Value (as  defined), plus  accrued interest thereon. There  can  be no  assurance  that Alpine  and  the
                               Subsidiary   Guarantors  will   have  sufficient   funds  or
                               financing to  repurchase the  New  Notes and  satisfy  other obligations  (including  obligations  under  the  New Credit
                               Agreement) that may come due  upon a Change of Control.  See
                               "Description  of the  New Notes--Certain Covenants--Purchase
                               of Notes upon a Change of Control."
Covenants....................  The  Indenture   contains   certain   covenants,   including
                               covenants   with  respect  to  the  following  matters:  (i)
                               limitation on debt;  (ii) limitation on  debt of  Restricted
                               Subsidiaries;  (iii) limitation on restricted payments; (iv)
                               limitation on disposition  of proceeds of  asset sales;  (v)
                               limitation  on Unrestricted Subsidiaries; (vi) limitation on
                               dividends   and   other   payment   restrictions   affecting
                               Restricted  Subsidiaries;  (vii) limitation  on transactions with affiliates; (viii) limitation on liens; (ix) limitation on sale and leaseback  transactions; and (x) restriction  on merger,  consolidation and sale  of assets. See "Description
                               of  the   New  Notes--Certain   Covenants"  and   "--Merger,
                               Consolidation or Sale of Assets."
Exchange Offer; Registration
 Rights......................  In  connection with the sale of the Old Notes, Alpine agreed to use its  best efforts  to (i)  file within  30 days,  and cause  to become  effective within 90  days, of  the date of original issuance of the Old Notes, a registration statement
                               (the "Registration Statement") with respect to the  Exchange
                               Offer  and (ii) cause  the Exchange Offer  to be consummated within 120 days of the original issuance of the Old Notes.

                               Under  existing  interpretations   of  the   staff  of   the
                               Commission  contained in several  no-action letters to third parties, the New Notes would  in general be freely  tradable after  the Exchange Offer without further registration under the Securities Act. However, any purchaser of New Notes  who is an "affiliate" of Alpine or who intends to participate in the  Exchange Offer for the  purpose of distributing the New
                               Notes (i) will not be  able to rely on such  interpretations of  the staff  of the Commission,  (ii) will not  be able to tender its Old Notes  in the Exchange  Offer and (iii)  must
                               comply   with  the  registration   and  prospectus  delivery
                               requirements of the  Securities Act in  connection with  any sale  or  transfer  of the  New  Notes unless  such  sale or
                               transfer  is  made  pursuant  to  an  exemption  from   such
                               requirements. See "The Exchange Offer."
                               In  the  event that  any changes  in  law or  the applicable interpretations of the staff of the Commission do not permit
                               Alpine to effect the Exchange  Offer or if the  Registration
                               Statement is not declared effective within 90 days following the  original issue of the Notes, or upon the request of the
                               Initial Purchasers under certain circumstances, Alpine  will use  its best  efforts to cause  to become  effective by the
                               120th day after the original issue of the Old Notes a  shelf registration  statement with  respect to  the resale  of the
                               Notes (the "Shelf Registration  Statement") and to keep  the
                               Shelf Registration Statement effective for up to three years after  the date of  the original issue of  the Old Notes. In the event that either (i) the Registration Statement is  not filed  with  the  Commission on  or  prior to  the  30th day following the date of the  original issue of the Old  Notes,
                               (ii) the Registration Statement is not declared effective on or  prior to  the 90th  day following  the date  of original issue of the Old  Notes or (iii) the  Exchange Offer is  not consummated  or a Shelf  Registration Statement with respect to the Old Notes  is not declared effective  on or prior  to the  120th day following  the date of  the original issue of the Old  Notes, the  interest rate  borne by  the Old  Notes shall  be increased by one quarter of one percent per annum, which rate will be increased by an additional one quarter of one percent per annum for  each 90-day period that any  such additional  interest continues to  accrue; provided that the aggregate increase in  such interest  rate may  in no  event exceed  one percent. Upon (x) the filing of the Registration
                               Statement  in  the  case  of  clause  (i)  above,  (y)   the
                               effectiveness  of the Registration Statement  in the case of clause (ii)  above  or  (z)  the  day  before  the  date  of consummation of the Exchange Offer or the effectiveness of a
                               Shelf  Registration Statement,  as the  case may  be, in the case of clause (iii) above,  the interest rate borne by  the
                               Old Notes from the date of such filing, effectiveness or the day  before the  date of consummation,  as the  case may be, will be reduced to the  original stated interest rate  borne by  the Old Notes on  the date of the  original issue of the
                               Old Notes;  provided,  however,  that,  if  after  any  such reduction  in interest rate, a  different event specified in clause (i), (ii)  or (iii) above  occurs, the interest  rate may again be increased pursuant to the foregoing provisions.
                               See "The Exchange Offer--General."

Absence of a Public Market
 for the New Notes...........  The  New  Notes  will  be  new  securities  for  which there currently is no market. Although the Initial Purchasers have informed Alpine that they currently intend to make a  market in  the New Notes, they are not  obligated to do so, and any such market making may be  discontinued at any time  without notice.  Accordingly, there  can be  no assurance  as to the development or liquidity  of any market  for the New  Notes.
                               The  New  Notes  have  been designated  for  trading  in the
                               Private Offerings,  Resale  and  Trading  through  Automatic
                               Linkages  (PORTAL) market.  Alpine does not  intend to apply for listing of the New  Notes on any securities exchange  or for quotation through the National Association of Securities
                               Dealers Automated Quotation System.

                                  RISK FACTORS

    See "Risk Factors" beginning on page 18 for a discussion of certain factors that should be considered by prospective investors.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

    Set forth below is certain selected historical consolidated financial information of Alpine, as well as certain unaudited condensed combined pro forma financial information. The pro forma financial information gives effect to the following transactions as if such transactions had occurred as of May 1, 1994: the Alcatel Acquisition and the related financing; the Adience Acquisition; the Refinancing; the PolyVision Transactions and the other pro forma adjustments described in the Pro Forma Condensed Combined Financial Statements appearing in the Form 10-K. The unaudited pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the events set forth above had been effected on the dates indicated or of those results that may be obtained in the future. The pro forma financial statements are based on estimates of values and facilities' closure costs and transaction costs, among other things. Accordingly, the actual recording of the transactions can be expected to differ from the pro forma financial information herein and the Pro Forma Condensed Combined Financial Statements in the Form 10-K.


                                                FISCAL YEAR ENDED APRIL 30,              QUARTER ENDED JULY 31, 1995
                                        --------------------------------------------  ---------------------------------
                                                  HISTORICAL              PRO FORMA        HISTORICAL        PRO FORMA
                                        -------------------------------  -----------  --------------------  -----------
                                          1993       1994       1995        1995        1994       1995        1995
                                        ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                                   (DOLLARS IN THOUSANDS)(UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................  $  27,897  $  68,510  $ 198,135   $ 469,572   $  39,330  $ 128,784   $ 136,305
  Cost of goods sold..................     15,915     56,250    169,125     413,228      33,645    112,456     119,382
                                        ---------  ---------  ---------  -----------  ---------  ---------  -----------
    Gross profit......................     11,982     12,260     29,010      56,344       5,685     16,328      16,923
  Selling, general and
   administrative.....................     10,482     12,168     20,487      31,883       3,506      7,902       7,940
  Amortization of goodwill and other
   intangibles charges................        395      2,292      1,527       3,041         291        673         687
                                        ---------  ---------  ---------  -----------  ---------  ---------  -----------
    Operating income (loss)...........      1,105     (2,200)     6,996      21,420       1,888      7,753       8,296
  Interest income.....................        209        242        345         409          46        745         745
  Interest expense....................     (2,301)    (2,363)    (8,197)    (26,809)       (998)    (7,108)     (6,702)
  Other income (expense), net.........     (1,469)      (506)        28         392          21        114         114
                                        ---------  ---------  ---------  -----------  ---------  ---------  -----------
    Income (Loss) from continuing
     operations before income taxes...     (2,456)    (4,827)      (828)     (4,588)        957      1,504       2,453
  Provision for income taxes..........         --         68        348         348         119        150         150
                                        ---------  ---------  ---------  -----------  ---------  ---------  -----------
    Income (Loss) from continuing
     operations.......................     (2,456)    (4,895)    (1,176)  $  (4,936)        838      1,354   $   2,303
                                                                         -----------                        -----------
                                                                         -----------                        -----------
  (Loss) from discontinued operations
   (1)................................     (8,377)   (25,236)    (4,868)                   (826)      (379)
                                        ---------  ---------  ---------               ---------  ---------
    (Loss) before extraordinary
     item.............................    (10,833)   (30,131)    (6,044)                     12        975
  Extraordinary item -- (loss) on
   early extinguishment of debt (2)...     (1,262)       (47)        --                      --     (5,180)
                                        ---------  ---------  ---------               ---------  ---------
    Net (loss)........................  $ (12,095) $ (30,178) $  (6,044)              $      12  $  (4,205)
                                        ---------  ---------  ---------               ---------  ---------
                                        ---------  ---------  ---------               ---------  ---------

OTHER DATA:
  Depreciation and amortization.......  $     960  $   4,425  $   6,169   $  13,565   $   1,147  $   3,131   $   3,161
  Other non-cash charges..............        870        497        388         388         202        (58)        (58)
  Capital expenditures -- continuing
   operations.........................        422      1,565      2,275       8,400         318      1,590       1,590
  Ratio of earnings to fixed charges
   (3)................................         --         --         --           --       1.30       1.10        1.19
  EBITDA (4)..........................      2,935      2,722     13,553      35,373       3,237     10,826      11,399
  Ratio of EBITDA to cash interest
   expense............................      1.48x      1.28x      1.85x       1.43x        3.63       1.64        1.83
  Ratio of EBITDA to total interest
   expense............................      1.28x      1.15x      1.65x       1.32x        3.24       1.52        1.70


                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                     AT APRIL 30,                     QUARTER ENDED JULY 31, 1995
                                     --------------------------------------------  ---------------------------------
                                               HISTORICAL              PRO FORMA        HISTORICAL        PRO FORMA
                                     -------------------------------  -----------  --------------------  -----------
                                       1993       1994       1995        1995        1994       1995        1995
                                     ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                             (IN THOUSANDS)           (UNAUDITED)

CASH FLOW DATA:
Cash (Used for) Provided by
 Continuing Operations.............      2,348       (401)     3,181          NA       2,244     25,602          NA
Cash (Used for) Discontinued
 Operation.........................     (3,859)    (2,966)    (4,133)         NA        (862)      (209)         NA
Cash (Used for) Investing
 Activities........................     (3,874)   (22,427)    (1,232)         NA        (438)   103,066          NA
Cash (Used for) Provided By
 Financing Activities..............       (522)   (26,015)    15,223          NA      (2,188)    65,726          NA

BALANCE SHEET DATA:
  Working capital..................  $   7,256  $  24,594  $   7,080   $  66,426   $  22,489  $  45,416   $  55,903
  Total assets.....................     27,998    113,796    233,778     357,947     118,683    356,105     357,701
  Total debt.......................     13,637     43,745    119,179     220,180      44,002    197,207     208,443
  Preferred stock..................      4,677      6,177     17,250      15,495       6,177     15,995      15,995
  Total stockholders' equity.......     10,602     47,998     44,658      51,187      47,795     49,810      50,079

------------------------

(1) As a result of the PolyVision Transactions, the operations of APV and Posterloid have been reflected as discontinued.

(2) The extraordinary losses recorded during the fiscal years ended April 30, 1993 and 1994 relate to the early extinguishment of $0.1 million and $6.0 million principal amount, respectively, of the Alpine 13.5% Debentures. The extraordinary loss recorded during the quarter ended July 31, 1995 related to the early extinguishment of the Alcatel Acquisition Notes of $4.7 million, the Adience Credit Facility of $0.2 million and the Alpine 13.5% Notes of $0.3 million.

(3) For the purposes of this computation, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). As a result of losses incurred for the periods presented, earnings were insufficient to cover fixed charges during Alpine's fiscal years ended April 30, 1993, 1994 and 1995 by $2.5 million, $4.8 million and $0.8 million, respectively, and pro forma earnings were insufficient to cover pro forma fixed charges for the fiscal year ended April 30, 1995 by $4.6 million.

(4)  EBITDA represents operating income plus (i) depreciation and  amortization,
     (ii) write-off of other intangibles and (iii) provision for non-cash compensation expense (primarily stock options and restricted stock grants). EBITDA is presented not as a measure of operating results, but rather to provide additional information related to Alpine's ability to service debt. EBITDA should not be considered as an alternative to either (i) operating income determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of operating performance or (ii) cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS.

SUBSTANTIAL LEVERAGE

    Alpine's businesses are capital intensive and Alpine has incurred or assumed substantial indebtedness to finance the Superior, Adience and Alcatel Acquisitions. In the ordinary course of business, Alpine has incurred and will continue to incur additional indebtedness to fund seasonal increases in its receivables and inventories and the other requirements of its businesses. Subject to certain covenants and financial tests set forth in the New Credit Agreement and the Indenture, Alpine may incur additional debt in the future. See "Description of Certain Indebtedness--New Credit Agreement" and "Description of the Notes--Certain Covenants." Alpine's ability to borrow under the New Credit Agreement will be dependent upon, among other things, its ability to maintain a sufficient level of receivables and inventories. If Alpine is unable to borrow sufficient funds under the New Credit Agreement to finance its business and working capital needs, its business may be substantially and adversely affected. At April 30, 1995, after giving effect to the Alcatel Acquisition, the Refinancing, the PolyVision Transactions and the other transactions described under "Capitalization," Alpine's consolidated debt would have been $209.9 million, its stockholders' equity would have been $51.2 million and its ratio of debt to stockholders' equity would have been 4.1 to 1.0. See "Capitalization."


    The degree to which Alpine will be leveraged could have important consequences to holders of the Notes, including the following: (i) Alpine's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired; (ii) a substantial portion of Alpine's cash flow from operations will be required to be dedicated to the payment of interest on its indebtedness (an estimated $24.7 million for the year ending April 30, 1996); and (iii) a high degree of leverage may make
Alpine more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.


    Alpine believes that, based upon current levels of operations, it will be able to meet its debt service obligations. If, however, Alpine cannot generate sufficient cash flow from operations to meet its obligations, then Alpine may be required to refinance its debt, raise additional capital or take other actions such as reducing its level of capital expenditures. There can be no assurance, however, that any of such actions could be effected on satisfactory terms or would be permitted by the terms of the New Credit Agreement, the Indenture or its other credit arrangements.

HOLDING COMPANY STRUCTURE

    The Notes are senior secured obligations of Alpine. The Notes are unconditionally guaranteed by Superior and Adience. Superior's Canadian subsidiary will guarantee Superior's obligations under its Subsidiary Guarantee or, alternatively, such subsidiary may directly guarantee the Notes. Subject to the considerations described below under "Fraudulent Conveyance Considerations," the Subsidiary Guarantees provide the holders of the Notes with a direct claim on the assets of the guarantors. Loans under the New Credit Agreement constitute senior debt. Loans under the New Credit Agreement are guaranteed by Superior and Adience and Superior's Canadian subsidiary may guarantee Superior's obligations under its guarantee of the New Credit Agreement or, alternatively, such subsidiary may directly guarantee the New Credit Agreement. The loans and guarantees under the New Credit Agreement are secured primarily by the inventory and accounts receivable of Alpine and such subsidiaries. Loans under the New Credit Agreement to the DNE Group and Alpine's Canadian subsidiaries are primarily secured by such companies' inventory and accounts receivable. The Notes and Subsidiary Guarantees are senior obligations, ranking PARI PASSU in right of payment with the loans and subsidiary guarantees under the New Credit Agreement and with other senior debt of Alpine and the Subsidiary Guarantors, except that the Subsidiary Guarantee given by Adience is subordinated in right of payment to the $5.0 million of Adience Senior Notes outstanding. However, the Notes and Subsidiary Guarantees are effectively subordinated to the loans and subsidiary guarantees under the New Credit Agreement and to other secured debt of Alpine and the Subsidiary Guarantors to the extent of the assets securing the New Credit Agreement and such other debt. The Notes are effectively subordinated to all debt and other obligations of Alpine's subsidiaries that are not Subsidiary Guarantors to the extent of the assets of such subsidiaries. The pledge of stock to secure the Notes does not alter such effective subordination of the Notes.

HISTORY OF LOSSES AND ACCUMULATED DEFICIT

    Alpine has incurred losses from continuing operations in each of the past five fiscal years. As of April 30, 1995, Alpine had an accumulated deficit of $76.1 million ($71.9 million on a pro forma basis including the gain on distribution of the PolyVision interest), of which $49.0 million was attributable to losses from discontinued operations. There can be no assurance that Alpine will attain profitable operations.


GOODWILL



    On a pro forma basis after giving effect to the Alcatel Acquisition, good will amounted to $85.4 million. Goodwill represents the excess of the purchase price over the net identifiable assets of businesses acquired by Alpine and is amortized ratably over periods not exceeding 30 years. Alpine periodically reviews goodwill in order to assess the recoverability in accordance with GAAP. Should Alpine determine that the underlying assets will not generate sufficient income to recover the carrying value of goodwill, the deficiency will be written off as a charge to the income statement.



POSSIBLE INABILITY OF ALPINE TO REPURCHASE NOTES



    If a Change of Control (as defined herein) occurs at any time, then each holder of Notes will have the right to require that Alpine purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the Accredited Value (as defined herein) thereof, plus accrued and unpaid interest. However, in the event of a Change of Control and the request by some or all of the holders of the Notes that Alpine purchase the Notes, there can be no assurance that Alpine will have or can obtain sufficient funds at such time to enable it to purchase the Notes.



TECHNOLOGICAL OBSOLESCENCE



    The commercial development of fiber optics has had, and is expected to continue to have, an effect on Alpine's copper wire and cable business. Fiber optic technology has had a major impact on certain components of the telephone network where its utilization is cost-effective. Optical fiber is currently the transmission medium of choice of the telephone companies for trunking applications and in the long distance network. To a lesser degree, optical fiber cable has been deployed in certain high-density feeder applications between telephone central offices or remote locations and major distribution points, which has further reduced the total market for products manufactured by Alpine. In the local loop portion of the telephone network, copper wire has remained the most widely used medium for telephone voice transmission. However, some telephone companies are exploring the provision of video entertainment or other new services. As a result, the telephone companies are evaluating (and in isolated cases installing on a test basis) alternative technologies for providing such services, including coaxial and optical fiber cable. Because this area is undergoing rapid and intense technological change, it is not possible at this time to predict the impact that these developments may have on the total demand for copper wire in the local loop. A relatively small decline in the level of purchases of copper telephone wire and cable by the RBOCs and other telephone companies could have a disproportionately adverse effect on the copper wire and cable industry, including Alpine.



EFFECTIVE SUBORDINATION OF THE NOTES AND SUBSIDIARY GUARANTEES



    The Old Notes are, and the New Notes and subsidiary guarantees will be, effectively subordinated to the loans and subsidiary guarantees under Alpine's bank credit agreement and to other secured debt of Alpine and the subsidiary guarantors to the extent of the assets securing such debt. The Indenture under which the Old Notes were issued and the New Notes will be issued permits Alpine to incur additional secured debt, including $50.8 million under Alpine's bank credit agreement in addition to $34.2 million which was outstanding at July 31, 1995. The Old Notes, the New Notes and the subsidiary guarantees are, and will be, effectively subordinated to such additional debt.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

    A significant amount of Alpine's business is dependent upon a limited number of customers. Alpine's wire and cable business is dependent on the RBOCs and other major independent telephone holding companies. For the fiscal year ended April 30, 1995, the six RBOCs with which Alpine currently has long-term contracts and three large independent telephone companies accounted for 76% of Alpine's pro forma wire and cable net sales. Two of these customers, BellSouth Corporation and GTE Corporation, accounted for 11.5% and 10.4%, respectively, of Alpine's total pro forma net sales for that year. The three largest customers for Alpine's specialty refractory products (USX--US Steel Group, Inc., Bethlehem Steel Corporation and LTV Steel Company, Inc.) accounted for 31% of such business segment's pro forma net sales for the fiscal year ended April 30, 1995. Alpine's electronic and data communications business remains materially dependent upon U.S. military and government sales, which represented 57.2% and 25.3%, respectively, of this business segment's net sales for the fiscal year ended April 30, 1995. Adverse conditions affecting the industries in which Alpine's customers are engaged or the loss of any of these significant customers could materially adversely affect Alpine's results of operations and financial condition.


CHANGING REGULATORY FRAMEWORK



    The U.S. Congress is currently considering fundamental changes in the regulation of the telecommunications industry. It is not possible at this time to predict the impact that the potential change in the regulatory framework may have on the total demand for copper wire in the local loop. A relatively small decline in the level of purchases of copper telephone wire and cable by the RBOCs and other telephone companies could have a disproportionately adverse effect on the copper wire and cable industry, including Alpine.


CYCLICAL NATURE OF BUSINESSES

    Alpine's products are supplied primarily to customers in industries that are particularly sensitive to fluctuations in the general business cycles of the United States and world economies. Demand for copper telephone wire and cable is dependent on several factors, including the rate at which new lines are installed in homes and businesses, which is in turn partially dependent on the level of new construction; the level of spending for highways, bridges and other parts of the infrastructure, which often necessitates installation of new telephone cables; and the level of general maintenance spending by telephone companies. The U.S. steel industry, which accounts for a majority of the net sales in Alpine's refractories business, is a cyclical business characterized at times by excess capacity and intense competition. Between 1982 and 1993, U.S. steel producers reduced their raw steel production capacity by approximately 25% and increased efficiency through modernization of production facilities. A number of U.S. steel producers reported losses in 1990, 1991 and 1992 in a weak U.S. economic environment, however, many steel producers reported improved results in 1993 and 1994. There can be no assurance that this recovery will continue or that there will be any future improvement in U.S. steel industry earnings.

    Additionally, other technologies such as microwave, satellite and cellular transmission have had, and will continue to have, an impact on the market for copper wire and cable telecommunications products. In addition, there can be no assurance that other, newly-developed technologies will not have an adverse impact on the market for copper wire and cable telecommunications products.

RAW MATERIALS

    The principal raw materials used by Alpine in the manufacture of its wire and cable products are copper, aluminum, bronze and plastics such as polyethylene and polyvinyl chloride. These raw materials are available from several sources and Alpine has not experienced any shortages of these raw materials in the recent past. However, the production of UTP products is dependent upon teflon, which is currently manufactured by only two producers and is in short supply. As a result, Alpine has had to limit its production of UTP. However, one of those producers has indicated that it intends to increase its production capacity. From time to time, particular plastics have been difficult to obtain, but in recent years none of these shortages has required Alpine to limit production. The inability of Alpine to obtain sufficient quantities of raw materials may adversely affect its operating results. See "Business--Copper Wire and Cable Business-- Raw Materials" in the Form 10-K.

COMPETITION

    Alpine operates in industries which are highly competitive. In each of Alpine's business areas, there are competitors which are larger and/or have greater financial resources than Alpine. There can be no assurance that Alpine will be able to continue to compete successfully or that such competition will not have a material adverse effect on Alpine's business or financial results.

ENVIRONMENTAL MATTERS

    Alpine's operations are subject to numerous federal, state and local laws and regulations relating to the storage, handling, emission, transportation and discharge of hazardous materials and waste products.


    The operations of Alpine have resulted in releases of hazardous substances at sites currently or formerly owned or operated by Alpine, its subsidiaries or their respective predecessors in interest. Investigatory and remedial activities are presently being undertaken at four of these sites under the oversight of state governmental authorities. In addition, Alpine is in the process of litigating its status as a potentially responsible party in one Superfund action. Such environmental obligations have not had a material adverse effect on Alpine's business or financial results to date. At July 31, 1995 Alpine has accrued $0.7 million representing the estimated costs of completing such obligations. There can be no assurance that the actual costs associated with environmental liabilities will not exceed the amounts presently estimated or that additional sites will not require investigation or remediation in the future and will not have a material adverse effect on Alpine. See "Business--Environmental Matters" and "--Legal Proceedings" in the Form 10-K.


FRAUDULENT CONVEYANCE CONSIDERATIONS

    Alpine believes that the indebtedness represented by the Notes and the Subsidiary Guarantees has been incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, each of Alpine and the Subsidiary Guarantors is, after the consummation of the offering of the Old Notes was and after the Exchange Offer will be, solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding Alpine's belief, however, if a court of competent jurisdiction in a suit by a creditor or representative of creditors of Alpine or any Subsidiary Guarantor (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of the indebtedness represented by the Notes or the Subsidiary Guarantees, Alpine or such Subsidiary Guarantor, as the case may be, was insolvent, was rendered insolvent by reason of such incurrence or guarantee, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of Alpine's or such Subsidiary Guarantor's obligations to the holders of the Notes, the effect of which could be that the holders of the Notes may not be repaid in full and/or (ii) subordinate Alpine's or such Subsidiary Guarantor's obligations to the holders of the Notes to other existing and future indebtedness of Alpine or such Subsidiary Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

CERTAIN ISSUES RELATING TO ORIGINAL ISSUE DISCOUNT

    The New Notes will be subject to the application of the OID provisions of the Internal Revenue Code of 1986, as amended. A holder of the New Notes will be required to include in gross income each year the amount of the OID accrued on its New Notes for such year in advance of the receipt of cash in respect thereof.

    Except in certain limited circumstances, unmatured interest is not allowable as a claim under the U.S. Bankruptcy Code. If a bankruptcy or reorganization case is commenced by or against Alpine, a bankruptcy court could hold that any amount by which the stated principal amount of the New Notes exceeds their accreted value as of the date of the filing of the bankruptcy petition constitutes unmatured interest. If a court were so to find, claims by holders of the New Notes would be allowed only to the extent of the accreted value of the New Notes as of the date of the petition. There can be no assurance that a court would calculate such accreted value by the same method as that employed for federal income tax purposes or under the Indenture. Accordingly, holders of New Notes may, even if sufficient funds are available, receive a lesser amount as a result of any such bankruptcy case than they would be entitled to under the express terms of the Indenture. Such amount might also be less than the amount calculated for federal income tax purposes.

ABSENCE OF PUBLIC MARKET

    The New Notes will be new securities for which there currently is no market. Although the Initial Purchasers have informed Alpine that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. Alpine does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Untendered Old Notes not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions upon transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer prior to the Expiration Date will not be entitled to require Alpine to file the Shelf Registration Statement and the stated interest rate on such Old Notes will remain at its initial level of 12 1/4%.


                                THE REFINANCING



    On July 21, 1995, Alpine completed the private sale to the Initial Purchasers of $153.0 million principal amount of the Old Notes at a price of 88.756% of the principal amount thereof. The Initial Purchasers resold the Old Notes to a limited number of institutional investors at an initial price to investors of 91.737% of the principal amount thereof, with net proceeds after transaction expenses to Alpine of approximately $134.3 million. The Offering was a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation D thereunder. In connection with the Offering, Alpine entered into the New Credit Agreement with certain institutional lenders, under which Alpine may borrow up to $85.0 million at any one time, if certain conditions are met. Loans under the New Credit Agreement constitutes senior debt guaranteed under the New Credit Agreement are secured primarily by the inventory and accounts receivable of Alpine and such subsidiaries.



    Alpine used the net proceeds of the Offering, together with borrowings under the New Credit Agreement and a portion of its cash reserves, to complete the following transactions:



    1. On July 21, 1995, Superior repaid in full the $140.0 million aggregate principal amount of notes (the "Alcatel Acquisition Notes") issued in May 1995 to certain institutional investors. The net proceeds of the Alcatel Acquisition Notes ($135.4 million after the payment of certain fees and expenses) were used as follows: (i) to pay $93.0 million in cash to Alcatel NA as part of the purchase price for the Alcatel Acquisition; (ii) to repay borrowings under Superior's bank credit agreement in full, which amounted to $22.6 million at the time of repayment; (iii) to pay acquisition expenses of $0.5 million; and (iv) to retain $19.3 million for working capital and general corporate purposes.



    2. In connection with the Alcatel Acquisition, $9.9 million of the purchase price was paid on August 11, 1995.



    3. On July 21, 1995, Adience retired $44.1 million aggregate principal amount of its 11% Senior Secured Notes due 2002 (the "Adience Senior Notes"), plus accrued interest, for $35.3 million in cash (plus other non-cash consideration) pursuant to a debt exchange agreement entered into in connection with the Adience Acquisition in December 1994 (the "Debt Exchange Agreement") with the holders of 89.8% of the Adience Senior Notes. The retired Adience Senior Notes had an accreted value of $40.1 million at July 21, 1995. Adience Senior Notes in the principal amount of $5.0 million (with an accreted value of $4.6 million) remained outstanding as of August 15, 1995.

    4. On July 21, 1995, Adience terminated its revolving credit facility (the "Adience Credit Facility") and repaid all amounts outstanding thereunder, which were $10.0 million on July 21, 1995.



    5. Alpine acquired the 12.85% of Adience's common stock not owned by Alpine pursuant to the merger on July 21, 1995 of a wholly-owned subsidiary of Alpine into Adience. Alpine paid $1.6 million for such shares.



    6. In connection with Alpine's acquisition of DNE in February 1992, Alpine issued a subordinated note to the seller (the "DNE Acquisiton Note"). The DNE Acquisition Note had a balance of $2.5 million at July 21, 1995 and was satisfied in August 1995 by the payment of $2.2 million as part of the Refinancing.



    7. DNE terminated its revolving credit facility (the "DNE Credit Facility") and repaid all amounts outstanding thereunder, which were $1.6 million at the time of termination.



    8. On July 21, 1995, Alpine redeemed in full its 13.5% Senior Secured Notes due January 5, 1996 (the "Alpine 13.5% Senior Notes"). The Alpine 13.5% Senior Notes were issued in January 1995 in the aggregate principal amount of $21.0 million and, at July 21, 1995, had an accreted value of $20.8 million. The proceeds from the issuance of the Alpine 13.5% Senior Notes were used to finance expenses associated with the acquisiton of Adience and to provide Alpine with additional working capital to meet its ongoing comitments.



    9. On July 21, 1995, Alpine redeemed in full its 13.5% Senior Subordinated Debentures due October 1, 1996 (the "Alpine 13.5% Debentures") in the aggregate principal amount of $1.6 million.



    10. Alpine repaid other current indebtedness of $0.2 million.



    11. Alpine loaned $3.3 million to PolyVision to enable PolyVision to repay all amounts due under its revolving credit facility and under its outstanding equipment loan. The loan bears an initial interest rate of 11% and will be adjusted semi-annually to reflect Alpine's cost of borrowings. The loan is repayable together with accrued interest thereon on the tenth anniversary or upon the earlier receipt of any cash proceeds from the issuance of any securities of PolyVision, other than working capital financing or secured financing of assets in the ordinary course of its business.

                                USE OF PROCEEDS


    Alpine and the Co-Offerors will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, Alpine will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of Alpine. For information with respect to the use of the net proceeds received by Alpine from the offering of the Old Notes, borrowings under the New Credit Agreement and a portion of Alpine's cash reserves, see "Summary--Recent Developments; The Refinancing" and "The Refinancing" herein and "Management's Discussion and Analysis--Liquidity and Capital Resources" in the Form 10-K.


                               THE EXCHANGE OFFER

GENERAL

    Alpine and the Co-Offerors entered into a Registration Rights Agreement with the Initial Purchasers pursuant to which Alpine and the Co-Offerors agreed, for the benefit of the holders of the Old Notes, at Alpine's cost, (i) to use their best efforts to file the Registration Statement within 30 days after the date of the original issue of the Old Notes with the Commission with respect to the Exchange Offer for the New Notes, which will have terms identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) and (ii) to use their best efforts to cause the Registration Statement to be declared effective under the Securities Act within 90 days after the date of the original issue of the Old Notes. The Registration Rights Agreement provides that promptly after the Registration Statement has been declared effective, Alpine will offer the New Notes in exchange for surrender of the Old Notes and that Alpine will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note validly tendered to Alpine pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive a New Note having a principal amount equal to that of the tendered Old Note. Interest on each New Note will accrue from the last Interest Payment Date on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from July 21, 1995.

    Based on an interpretation of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, Alpine believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes who is an "affiliate" of Alpine or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.


    Each holder of the Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) any New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangements with any person to participate in the distribution of such New Notes and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act of Alpine or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the holder is a Participating Broker-Dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes and that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, Alpine is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. A broker-dealer which purchased Old Notes from Alpine may not participate in the Exchange Offer.


    The Registration Rights Agreement provides that, in the event that any changes in law or the applicable interpr etations of the staff of the Commission do not permit Alpine to effect the Exchange Offer or if for any other reason the Registration Statement is not declared effective within 90 days after the original issuance of the Old Notes or the Exchange Offer is not consummated within 120 days after the original issue of the Old Notes or upon the request of any Initial Purchaser under certain circumstances, Alpine and the Subsidiary Guarantors will, in lieu of effecting the registration of the New Notes pursuant to the Registration Statement and at Alpine's cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Old Notes, (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 120th day after the original issue of the Old Notes (or promptly in the event of a request by any Initial Purchaser) and (c) use their best efforts to keep effective the Shelf Registration Statement for a period of three years after its effective date (or for a period of one year after such effective date if such Shelf Registration Statement is filed at the request of any Initial Purchaser or, for such shorter period, when all of the Old Notes covered by the Shelf Registration Statement have been sold pursuant thereto). Alpine will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding the increase in interest rate set forth in the following paragraph.

    In the event that either (i) the Registration Statement is not filed with the Commission on or prior to the 30th day following the date of original issue of the Old Notes, (ii) the Registration Statement is not declared effective on or prior to the 90th day following the date of original issue of the Old Notes or (iii) the Exchange Offer is not consummated on or prior to the 120th day following the date of original issue of the Old Notes or a Shelf Registration Statement is not declared effective on or prior to the 120th day following the date of original issue of the Old Notes as described above, the interest rate stated on the Old Notes shall be increased by one-quarter of one percent per annum, which rate will be increased by an additional one quarter of one percent per annum for each 90-day period that any such additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed one percent. Upon (x) the filing of the Registration Statement in the case of clause (i) above, (y) the effectiveness of the Registration Statement in the case of clause (ii) above or (z) the day before the date of the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, in the case of clause (iii) above, the interest rate stated on the Old Notes from the date of such filing, effectiveness or day before the date of the consummation, as the case may be, will be reduced to the original interest rate of the

Old Notes; provided, however, that, if after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement.

    As of the date of this Prospectus, $153,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, Alpine arranged for the Old Notes initially purchased by qualified institutional buyers, as defined pursuant in Rule 144A under the Securities Act ("Qualified Institutional Buyers"), to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will also be issuable and transferable in book-entry form through DTC.

    This Prospectus, together  with the  accompanying Letter  of Transmittal  is
being  sent to all registered holders of Old Notes as of             , 1995 (the
"Record Date").

    Alpine shall be deemed to have accepted validly tendered Old Notes when, as and if Alpine has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from Alpine and delivering New Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. Alpine will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The  term "Expiration Date" shall mean             , 1995, unless Alpine, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, Alpine will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that Alpine is extending the Exchange Offer for a specified period of time.

    Alpine reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by Alpine (if permitted to be waived by Alpine), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by Alpine to constitute a material change, Alpine will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

    Without limiting the manner in which Alpine may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, Alpine shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    Interest on each New Note will accrue from the last Interest Payment Date on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from July 21, 1995. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or July 21, 1995 (as the case may be) to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on the same Interest Payment Date that they would have received had they not accepted the Exchange Offer. Interest on the New Notes is payable semi-annually on January 15 and July 15 of each year accruing from the last Interest Payment Date or, in the case of the first payment, July 21, 1995 at a rate of 12 1/4% per annum.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The tender by a holder of Old Notes will constitute an agreement between such holder and Alpine in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to Alpine.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of Alpine or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities

Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (including any participant in DTC whose name appears on a security position listed as the owner of Old Notes) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Alpine, evidence satisfactory to Alpine of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by Alpine in its sole discretion, which determination will be final and binding. Alpine reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes Alpine's acceptance of which would, in the opinion of counsel for Alpine, be unlawful. Alpine also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Alpine's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Alpine shall determine. Neither Alpine, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, Alpine reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in prior form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by Alpine. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Deposit or withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Alpine, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

    Notwithstanding any other term of the Exchange Offer, Alpine will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in Alpine's judgment, might materially impair Alpine's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in Alpine's judgment, might materially impair Alpine's ability to proceed with the Exchange Offer.

    If Alpine determines that it may terminate the Exchange Offer, as set forth above, Alpine may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, Alpine will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and Alpine will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

    Marine Midland Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail:               Marine Midland Bank
                       140 Broadway--A Level
                       Corporate Trust Operations
                       New York, New York 10005-1180
By Hand or Overnight   Marine Midland
Courier:               Bank
                       140 Broadway--A Level
                       Corporate Trust Operations
                       New York, New York 10005-1180
Facsimile              (212) 658-2292
Transmission:
Confirm by Telephone:  (212) 658-5931

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Alpine. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Alpine and its affiliates in person, by telegraph or telephone.

    Alpine will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Alpine, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. Alpine may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by Alpine.

    Alpine will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT


    No gain or loss for accounting purposes will be recognized by Alpine upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by Alpine over the term of the New Notes under generally accepted accounting principles. Unamortized expenses relating to the Old Notes will be deferred and amortized over the life of the New Notes.

                                 CAPITALIZATION


    The  following   table   sets   forth  (i)   the   historical   consolidated
capitalization   of  Alpine  at  July  31,   1995  and  (ii)  such  consolidated
capitalization as adjusted to give effect to the completion of the Refinancing.



                                                                                            AT JULY 31, 1995
                                                                                         -----------------------
                                                                                         HISTORICAL  AS ADJUSTED
                                                                                         ----------  -----------
SHORT-TERM DEBT:
  Alcatel Acquisition Obligation.......................................................  $    9,909          --
  Current portion of long-term debt....................................................       1,864   $   1,286
                                                                                         ----------  -----------
    Total short-term debt..............................................................  $   11,773   $   1,286
                                                                                         ----------  -----------
                                                                                         ----------  -----------
LONG-TERM DEBT:
  Alpine
    New Credit Agreement (1)...........................................................  $   34,208   $  49,059
    Notes (2)..........................................................................     140,358     140,358
    10% Convertible Senior Subordinated Notes..........................................         603         603
    Other..............................................................................         123         123
  Superior
    Capital lease......................................................................       5,000       5,000
  Adience
    Senior Notes.......................................................................       4,638       4,638
    Capital leases and other...........................................................       1,553       1,553
  DNE
    Mortgage Note......................................................................       4,962       4,962
    DNE Acquisition Note...............................................................       1,891      --
    Credit facility....................................................................       1,146      --
    Capital leases and other...........................................................         861         861
                                                                                         ----------  -----------
      Total long-term debt.............................................................     195,343     207,157
TOTAL STOCKHOLDERS' EQUITY:
  8% cumulative convertible preferred stock............................................      14,068      14,068
  9% cumulative convertible preferred stock............................................       1,750       1,750
  9% cumulative convertible preferred stock............................................         177         177
  Common stock.........................................................................       1,823       1,823
  Capital in excess of par.............................................................     107,294     107,294
  Gain on PolyVision Transactions......................................................       8,479       8,479
  Cumulative translation adjustment....................................................        (127)       (127)
  Accumulated deficit..................................................................     (80,609)    (80,340)
                                                                                         ----------  -----------
                                                                                             52,855      53,124
Less: Treasury stock...................................................................      (2,731)     (2,731)
     Receivable from stockholder.......................................................        (314)       (314)
                                                                                         ----------  -----------
Total stockholders' equity.............................................................      49,810      50,079
                                                                                         ----------  -----------
  Total capitalization.................................................................  $  245,153   $ 257,236
                                                                                         ----------  -----------
                                                                                         ----------  -----------



(1) For a description of the New Credit Agreement and the Adience Senior Notes, see "Description of Certain Indebtedness."



(2) Represents the issue price of the $153.0 million principal amount of the Old Notes.

                  SELECTED HISTORICAL FINANCIAL DATA OF ALPINE


    Set forth below are certain selected historical consolidated financial data of Alpine. This information should be read in conjunction with the Consolidated Financial Statements of Alpine and related notes thereto appearing and "Management's Discussion and Analysis" in the Form 10-K and 10-Q incorporated herein by reference. The selected historical consolidated financial data for, and as of the end of, each of the fiscal years in the five-year period ended April 30, 1995 are derived from the audited consolidated financial statements of Alpine. The selected historical financial data for, and as of the end of the three-month periods ended July 31, 1994 and 1995 are derived from the unaudited consolidated financial statements of Alpine. The financial data presented has been restated to reflect the results of which have been restated to reflect the results of operations of APV and Posterloid as discontinued.



                                                                                                     THREE MONTHS ENDED
                                                        FISCAL YEAR ENDED APRIL 30, (1)                   JULY 31,
                                             -----------------------------------------------------  --------------------
                                               1991       1992       1993       1994       1995       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..................................  $   2,994  $   6,786  $  27,897  $  68,510  $ 198,135  $  39,330  $ 128,784
Cost of sales..............................      1,807      4,239     15,915     56,250    169,125     53,645    112,456
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Gross profit.......................      1,187      2,547     11,982     12,260     29,010      5,685     16,328
Selling, general and administrative
 expenses..................................      3,144      4,808     10,482     12,168     20,487      3,506      7,902
Amortization of goodwill and other
 intangible charges........................        269        283        395      2,292      1,527        291        673
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating income (loss)................     (2,226)    (2,544)     1,105     (2,200)     6,996      1,888      7,753
Interest income............................        356        484        209        242        345         46        745
Interest expense...........................     (3,026)    (3,127)    (2,301)    (2,363)    (8,197)      (998)    (7,108)
Other income (expense), net................       (540)      (604)    (1,469)      (506)        28         21        114
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    (Loss) from continuing operations
     before income taxes...................     (5,436)    (5,791)    (2,456)    (4,827)      (828)       957      1,504
Provision for income taxes.................         --         --         --         68        348        119        150
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    (Loss) from continuing operations......     (5,436)    (5,791)    (2,456)    (4,895)    (1,176)       838      1,354
Income (loss) from discontinued operations
 (2).......................................      2,027     (3,082)    (8,377)   (25,236)    (4,868)      (826)      (379)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    (Loss) before extraordinary item.......     (3,409)    (8,873)   (10,833)   (30,131)    (6,044)        12        975
Extraordinary item -- gain (loss) on early
 extinguishment of debt (3)................      1,423        888     (1,262)       (47)        --         --      5,180
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net (loss).............................  $  (1,986) $  (7,985) $ (12,095) $ (30,178) $  (6,044) $      12  $  (4,205)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Depreciation and amortization..............  $     687  $     957  $     960  $   4,425  $   6,169  $   1,147  $   3,131
Other non-cash charges.....................        979      1,513        870        497        504        202        (58)
Capital expenditures -- continuing
 operations................................         --        298        422      1,565      2,275        318      1,590
Ratio of earnings to fixed charges (4).....         --         --         --         --         --       1.30       1.10
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital............................  $   6,404  $   9,745  $   7,256  $  24,594  $   7,080  $  22,489  $  45,416
Total assets...............................     26,326     34,312     27,998    113,796    233,778    118,683    356,105
Total debt.................................     18,428     19,817     13,637     43,745    119,179     44,002    197,207
Preferred stock............................        986      5,177      4,677      6,177     17,250      6,177     15,995
Total stockholders' equity.................        247      5,867     10,602     47,998     44,658     47,795     49,810

------------------------------
(1) Alpine's results of operations have been significantly impacted by acquisitions in fiscal 1993, 1994 and 1995. On February 22, 1992, Alpine acquired DNE for a cash purchase price of $7.1 million. On November 9, 1993, Alpine acquired Superior for $60.8 million in cash and common stock. On December 21, 1994, Alpine acquired Adience for $12.4 million in a combination of cash, Alpine 8% Preferred Stock and PolyVision common stock. See "Management's Discussion and Analysis."
(2) In November 1994, Alpine adopted a plan to dispose of its information display segment consisting of APV and Posterloid. The results of operations for this segment have been reflected as income (loss) from discontinued operations for all periods presented. See Note 5 of Alpine's Consolidated Financial Statements.
(3) The extraordinary gain (loss) recorded during the fiscal years ended April 1991, 1992, 1993 and 1994 is related to the early extinguishment of $3.5 million, $2.4 million, $6.0 million and $0.1 million, principal amount, respectively, of Alpine's debt, principally the Alpine 13.5% Debentures. The extraordinary loss recorded during the quarter ended July 31, 1995 related to the early extinguishment of the Alcatel Acquisition Notes of $0.7 million, the Adience Credit Facility of $0.2 million and the Alpine 13.5% Notes of $0.3 million.
(4) For the purposes of this computation, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). As a result of losses incurred for the periods presented, earnings were insufficient to cover fixed charges by $5.4 million in fiscal 1991, $5.8 million in fiscal 1992, $2.5 million in fiscal 1993, $4.8 million in fiscal 1994 and $0.8 million in fiscal 1995.

           SELECTED HISTORICAL FINANCIAL DATA OF THE ALCATEL BUSINESS


    Set forth below are certain historical financial data of the Alcatel Business. This information should be read in conjunction with the combined financial statements of the Copper Cable Group of Alcatel NA Cable System, Inc. and Alcatel Canada Wire and Cable, Inc. and related notes thereto appearing elsewhere herein and with "Management's Discussion and Analysis" in the Form 10-K. The selected historical financial data for, and as of the end of, each of the fiscal years in the three-year period ended December 31, 1994 are derived from the audited combined financial statements of The Copper Cable Group of Alcatel NA Cable System, Inc. and Alcatel Canada Wire and Cable, Inc. The selected historical financial data for, and as of the end of the three-month period ended July 31, 1994 and July 31, 1995, are derived from the unaudited combined financial statements of the Copper Cable Group of Alcatel NA Cable System, Inc. and Alcatel Canada Wire and Cable, Inc.


                                                                                              THREE MONTHS ENDED
                                                           FISCAL YEAR ENDED DECEMBER 31,         MARCH 31,
                                                         ----------------------------------  --------------------
                                                            1992        1993        1994       1994       1995
                                                         ----------  ----------  ----------  ---------  ---------
                                                                   (IN THOUSANDS)                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales..............................................  $  228,852  $  212,610  $  194,651  $  37,677  $  54,138
Cost of goods sold.....................................     207,476     189,940     182,264     35,906     52,339
Restructuring costs (1)................................      12,000      --          --         --         --
                                                         ----------  ----------  ----------  ---------  ---------
  Gross profit.........................................       9,376      22,670      12,387      1,771      1,799
Selling, general and administrative expenses...........       5,674       5,638       4,747        922        683
                                                         ----------  ----------  ----------  ---------  ---------
  Operating income before corporate allocations........       3,702      17,032       7,640        849      1,116
Management fees (2)....................................       3,534       5,907       4,971      1,201      1,275
Administrative fees (3)................................       3,389       2,179       1,254        416        226
                                                         ----------  ----------  ----------  ---------  ---------
  Operating income (loss)..............................      (3,221)      8,946       1,415       (768)      (385)
Interest income (expense) net..........................      (1,766)     (1,944)     (1,980)       755       (495)
                                                         ----------  ----------  ----------  ---------  ---------
  Income (loss) from operations before income taxes....      (4,987)      7,002        (565)       (13)      (880)
Provision (benefit) for income taxes...................      (1,069)      2,191          29        277       (146)
                                                         ----------  ----------  ----------  ---------  ---------
  Net income (loss)....................................  $   (3,918) $    4,811  $     (594) $    (290) $    (734)
                                                         ----------  ----------  ----------  ---------  ---------
                                                         ----------  ----------  ----------  ---------  ---------
OTHER DATA:
Depreciation and amortization..........................  $    5,838  $    6,208  $    6,219  $   1,464  $   1,569
Capital expenditures...................................       7,076       7,569       4,294      1,189        335

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital....................................................  $   11,573  $   10,044
Total assets.......................................................     118,506     119,352
Owner's investment.................................................      52,820      51,217

------------------------
(1) During fiscal 1992 a restructuring charge was recorded in connection with the shut-down of the Fordyce, Arkansas manufacturing facility.

(2) Represents service charges, research and development assessments and certain international sale commissions paid by the Alcatel Business to certain affiliated companies.

(3) Affiliates of the Alcatel Business provided legal, accounting, tax, treasury, insurance, employee benefits, data processing, transportation and other services. Expenses that were directly attributable to the Alcatel Business were charged directly. Expenses that were not directly attributable to the Alcatel Business were allocated to the Alcatel Business based upon a defined formula.

                 SELECTED HISTORICAL FINANCIAL DATA OF ADIENCE

    Set forth below are certain selected historical consolidated financial data of Adience. This information should be read in conjunction with the Consolidated Financial Statements of Adience and related notes thereto appearing elsewhere herein and "Management's Discussion and Analysis" in the Form 10-K. The selected consolidated financial data for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 1994 are derived from the audited consolidated financial statements of Adience. Adience's basis of accounting for financial reporting purposes changed as of June 30, 1993 in connection with its Reorganization under Chapter 11 of the United States Bankruptcy Code. The financial data for the periods after June 30, 1993 are not comparable to the financial data for the periods prior to June 30, 1993 and accordingly are separated with a vertical line.

                                                         YEAR ENDED                SIX MONTHS ENDED
                                                        DECEMBER 31,             ---------------------   YEAR ENDED
                                             ----------------------------------  JUNE 30,    DEC. 31,   DECEMBER 31,
                                                1990        1991        1992       1993        1993         1994
                                             ----------  ----------  ----------  ---------  ----------  ------------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..................................  $  135,591  $  110,410  $   97,276  $  44,431  $   54,572   $   96,273
Cost of goods sold.........................     101,261      90,740      81,262     35,928      47,779       84,468
                                             ----------  ----------  ----------  ---------  ----------  ------------
  Gross profit.............................      34,330      19,670      16,014      8,503       6,793       11,805
Selling, general and administrative
 expenses..................................      17,327      20,738      22,829     10,510       9,302       18,180
Amortization of intangibles................          --          --          --         --       9,011        1,053
                                             ----------  ----------  ----------  ---------  ----------  ------------
  Operating income (loss)..................      17,003      (1,068)     (6,815)    (2,007)    (11,520)      (7,428)
Interest income............................       1,106         769         (17)       245         615          574
Interest expense...........................     (12,583)    (12,272)    (13,302)    (2,271)     (3,781)      (7,653)
Reorganization income (expense)............          --          --      (5,798)    20,543        (746)          --
Other income (expense), net................          --      (1,082)         --         --          --           --
                                             ----------  ----------  ----------  ---------  ----------  ------------
  Income (loss) from continuing operations
   before tax..............................       5,526     (13,653)    (25,932)    16,510     (15,432)     (14,507)
Provision for income taxes (benefit).......       2,705      (3,490)     (1,031)       260        (808)         319
                                             ----------  ----------  ----------  ---------  ----------  ------------
  Income (loss) from continuing
   operations..............................       2,821     (10,163)    (24,901)    16,250     (14,624)     (14,826)
Income (loss) from discontinued
 operations................................        (262)     (2,012)     (4,956)      (398)        257       (5,949)
                                             ----------  ----------  ----------  ---------  ----------  ------------
  Income (loss) before extraordinary
   item....................................       2,559     (12,175)    (29,857)    15,852     (14,367)     (20,775)
Extraordinary item -- gain on early
 extinguishment of debt....................         276          --          --     17,480          --           --
                                             ----------  ----------  ----------  ---------  ----------  ------------
  Net income (loss)........................  $    2,835  $  (12,175) $  (29,857) $  33,332  $  (14,367)  $  (20,775)
                                             ----------  ----------  ----------  ---------  ----------  ------------
                                             ----------  ----------  ----------  ---------  ----------  ------------
OTHER DATA:
Depreciation and amortization..............  $    5,640  $    8,948  $    5,660  $   1,675  $   11,242   $    6,050
Capital expenditures.......................       7,758       3,948       1,898        635         894        2,278

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital............................  $   28,793  $   20,089  $   12,470  $   8,255  $    5,430   $   (2,834)
Total assets...............................     104,721      83,305      58,344     90,178      94,772       81,954
Total debt.................................      70,165      68,429      67,374     46,210      46,211       46,450
Shareholders' equity (deficit).............       6,537      (5,138)    (34,677)    24,040       9,509      (11,483)

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT AGREEMENT

    Following is a description of the New Credit Agreement among Alpine, the lenders party thereto and Shawmut Capital Corporation, as agent (the "Agent").

    THE FACILITY. The New Credit Agreement provides for an $85.0 million revolving credit facility maturing in July 2000 (the "Alpine Revolver"), under which $85.0 million may be borrowed if certain conditions are met. The New Credit Agreement includes a letter of credit facility under which up to $5.0 million of the Alpine Revolver will be available for the issuance of standby or commercial letters of credit.


    The primary obligor with respect to the New Credit Agreement is Alpine, which will in turn lend a portion of the proceeds to Superior and Adience. The DNE Credit Facility was terminated and Alpine has loaned funds to the DNE Group.


    The Alpine Revolver may be used for one or more of the following purposes: to make loans to certain of Alpine's subsidiaries, to pay interest on the Notes, to pay certain transaction costs, to fund corporate overhead and for other permitted corporate purposes. Alpine's subsidiaries may use the proceeds of loans made to them by Alpine to repay indebtedness of those subsidiaries and for working capital purposes.


    The aggregate amount of loans outstanding at any time under the Alpine Revolver may not exceed a borrowing base in an amount based on percentages of the accounts receivable and inventory of Superior and Adience, reduced by certain reserves. The maximum borrowing base is $85.0 million. Alpine is required to maintain on a rolling 30-day basis an average borrowing availability of at least $5.0 million. At the closing of this offering, at July 31, 1995, Alpine had $34.2 million outstanding under the Alpine Revolver bearing interest at an average rate of 8.4%. The availability under the Alpine Revolver as of July 31, 1995 was $21.3 million with respect to the Superior facility and $13.7 million with respect to the Adience facility.


    INTEREST AND COMMITMENT FEES. Loans under the New Credit Agreement bear interest at either the base rate of Shawmut Bank Connecticut, National Association ("Shawmut Bank"), plus 0.375% per annum, or an adjusted LIBOR rate, plus 2.25% per annum. Alpine will also pay certain fees of the Agent and the lenders, including a commitment fee of 0.375% per annum for the unused portion of the facility.

    REPAYMENT. The principal balance of the Alpine Revolver is due upon termination of the credit facility in July 2000. Earlier payments must be made upon any repayment of loans to subsidiaries. Alpine may terminate the New Credit Agreement with a prepayment penalty during the first three years, and thereafter without penalty.

    COLLATERAL. Loans under the New Credit Agreement are guaranteed by Superior and Adience and Superior's Canadian subsidiary will guarantee Superior's obligations under its guarantee of the New Credit Agreement (or, alternatively, such Subsidiary may directly guarantee the New Credit Agreement). Loans under the New Credit Agreement are secured by substantially all of Alpine's assets (other than the capital stock of its subsidiaries, capital stock in PolyVision and real estate and other fixed assets), including a pledge of Alpine's loans to Superior, Adience and, if made, the DNE Group. The subsidiary guarantees and the loans by Alpine to its subsidiaries are secured primarily by the working capital of those subsidiaries.

    All payments of any kind to Alpine will be collected through a lock box account in the Agent's name or under its control. All such payments are remitted to the Agent and applied to reduce Alpine's obligations under the New Credit Facility.

    CANADIAN FACILITY. In conjunction with the credit facility to be provided under the New Credit Agreement, Superior's and Adience's Canadian subsidiaries entered into separate revolving credit facilities with a Canadian lender with an aggregate maximum principal amount of Cdn$13.0 million. The Canadian facilities permit borrowings under a borrowing base formula similar to that used for the Superior and Adience facilities. Those facilities will be supported by irrevocable standby letters of credit issued by Shawmut Bank in an aggregate amount equal to the aggregate maximum amounts available to be drawn under those facilities. The Canadian facilities are also secured by substantially all the assets of Superior's and Adience's

Canadian subsidiaries, other than real estate and other fixed assets. Those subsidiaries have entered into reimbursement and indemnity agreements with Shawmut Bank. The reimbursement obligations of the Canadian subsidiaries are guaranteed by the Agent. The amount of the reimbursement obligations so guaranteed reduce Alpine's availability under the New Credit Agreement by the same amount. Under certain circumstances, the Canadian facility may be "put" by the Canadian facility lender to the lenders under the New Credit Agreement.

    COVENANTS. The New Credit Agreement contains covenants customary for financings of this type including, without limitation: a limitation on annual capital expenditures of $8.5 million, limitations on dividend declarations and payments, limitations on additional debt, liens, investments, guaranties, and transactions with affiliates, and limitations on mergers, asset or stock acquisitions, sale/leaseback transactions, and dispositions of collateral other than in the ordinary course of business.

    The New Credit Agreement also includes covenants requiring Alpine to meet and maintain certain financial tests. These include requirements that Alpine maintain, on a consolidated basis: a cash interest coverage ratio, based on earnings before interest, taxes, depreciation and amortization ("EBITDA") measured quarterly through October 1, 1995, and on a monthly cumulative year-to-date basis during the remainder of fiscal 1996, of 1.1:1 during fiscal 1996; a cash interest coverage ratio, based on EBITDA and measured monthly on a rolling 12-month basis, of 1.1:1 during fiscal 1997 and 1.35:1 during fiscal 1998; a cumulative year-to-date fixed charge coverage ratio, tested quarterly, of .75:1 during fiscal 1996, and 1.0:1 during fiscal 1997 and 1998; and a minimum tangible net worth and a minimum net worth. The New Credit Agreement also includes the financial covenants that are included in the Indenture.

    The New Credit Agreement also contains customary events of default, including, without limitation, those relating to a failure to pay amounts due, breach of a representation or warranty, failure to perform covenants, bankruptcy or insolvency, litigation and unsatisfied judgments, certain defaults under other debt agreements, and violations of the Employee Retirement Income Security Act of 1974 and environmental laws. It is also an event of default under the New Credit Agreement if Alpine ceases to own the stock of Superior, Adience or DNE, or if there is a default under the Notes, any subsidiary loans or any loan by Superior or Adience to their respective Canadian subsidiaries.

    CONDITIONS. The New Credit Agreement contains a number of conditions to any funding thereunder.

    The Notes and Subsidiary Guarantees are effectively subordinated to the loans and subsidiary guarantees under the New Credit Agreement and to other secured debt of Alpine and the Subsidiary Guarantors to the extent of the assets securing the New Credit Agreement and such other debt.

ADIENCE SENIOR NOTES

    Adience Senior Notes in the principal amount of $5.0 million remain outstanding. The Adience Senior Notes mature on June 15, 2002. Such notes bear interest at the rate of 11% per annum, payable in cash on June 15 and December 15 of each year. The Adience Senior Notes are secured by liens on substantially all the assets of Adience. The Adience Senior Notes rank senior in right of payment to all indebtedness of Adience, except for up to $20.0 million of indebtedness that may qualify as senior debt and subject to certain other exceptions. Adience may redeem the Adience Senior Notes on or after December 15, 1997, beginning at a redemption price of 105.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, such redemption price being gradually reduced to 100% by December 15, 2000.

                            DESCRIPTION OF THE NOTES

    The Old Notes were issued, and the New Notes will be issued, under an indenture to be dated as of July 15, 1995 (the "Indenture") between Alpine, the Subsidiary Guarantors referred to below and Marine Midland Bank, trustee (the "Trustee"), a copy of the form of which has been filed as an exhibit to the Registration Statement. Upon the effectiveness of the Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below.

GENERAL

    The Notes will mature on July 15, 2003, will be limited to $153,000,000 aggregate principal amount and will be senior unsecured obligations of Alpine. The Old Notes were issued at a discount from the aggregate stated principal amount thereof. For federal income tax purposes, OID, taxable as ordinary income, will be recognized by the holders of the Notes annually in advance of the receipt of cash in respect thereof. See "Certain U.S. Federal Income Tax Consequences." Each Note will bear interest at the rate set forth on the cover page hereof from July 21, 1995 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on January 15, 1996 and semiannually thereafter on July 15 and January 15 in each year until the principal thereof is paid or duly provided for, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the July 1 or January 1 next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. (Sections 204, 301 and 311)

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of Alpine in The City of New York maintained for such purposes (which initially will be the office of the Trustee); provided, however, that, at the option of Alpine, interest may be paid by check mailed to the address of the person entitled thereto as such address shall appear on the security register. (Sections 301, 305 and 1002) The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, but Alpine may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

    As of the date of the Indenture, all of Alpine's Subsidiaries (other than PolyVision France S.A.) will be Restricted Subsidiaries. However, under certain circumstances, Alpine will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries (other than Superior, Adience and their subsidiaries). Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

    The Notes will not be entitled to the benefit of any sinking fund.

SECURITY

    Alpine and the Trustee have entered into a Pledge Agreement (the "Pledge Agreement") pursuant to which the Notes are secured by a pledge of all of the capital stock of Superior and Adience (the "Pledged Stock"), together with profits and proceeds therefrom and property received with respect to the Pledged Stock in addition thereto, in exchange therefor or in substitution therefor (collectively, the "Collateral"). (Section 1401) At such time as Alpine completes the refinancing of the DNE Credit Facility (which Alpine expects to complete in the near future upon receipt of a third-party consent), the Notes will also be secured by the stock of each member of the DNE Group that is directly owned by Alpine. It is expected that only DNE Systems will be directly owned by Alpine. So long as no Event of Default has occurred and is continuing, Alpine will be entitled to receive and retain cash dividends and other cash distributions on any of the Pledged Stock and will be entitled to vote the Pledged Stock. Upon the occurrence of an Event of Default, the Trustee can vote the Pledged Stock, except that the Trustee will not have the right to vote the Pledged Stock so as to cause Superior, Adience or other issuer of Pledged Stock (collectively, a "Pledgor") to file a voluntary petition in bankruptcy or to elect directors specifically for such purpose. In addition, upon an Event of Default, the Trustee can realize upon and sell or otherwise dispose of all or any part of the Collateral and will apply the proceeds of any sale or disposition, first to the payment of costs and expenses of sale, second to amounts due the Trustee, third to the payment of all amounts due and unpaid on the Notes and, finally, any surplus to Alpine. The Notes are not secured by any lien on, or other security interest in, any other properties or assets of Alpine or any properties or assets of any Subsidiary of Alpine. The security interest in the Collateral will not alter the effective subordination of the Notes to the creditors of these Subsidiaries, including to the relevant subsidiary guarantees given under the New Credit Agreement. Alpine will not transfer or otherwise dispose of any of the Pledged Stock or any properties or assets (other than dispositions in the ordinary course of business) of a Pledgor to a Subsidiary, unless such Subsidiary is a Restricted Subsidiary and the Trustee receives a pledge of all of the capital stock of such Restricted Subsidiary on the same terms as the Pledged Stock is pledged to the Trustee. Superior and Adience presently conduct all of Alpine's U.S. telephone wire and cable and U.S. refractories businesses, respectively, and each owns a subsidiary that conducts operations in Canada. The DNE Group conducts Alpine's data communications and other electronic products business. The security interest in Pledged Stock will be released upon the sale or other disposition thereof in a transaction constituting an Asset Sale if such sale or disposition is not prohibited by the Indenture. (Section 1403)

SUBSIDIARY GUARANTEES

    Payment of the principal of and premium, if any, and interest on the Notes and all other obligations under the Indenture and the Notes, when and as the same become due and payable, will be guaranteed, jointly and severally, on an unsecured basis by the Subsidiary Guarantors. (Section 1301) The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Considerations." Initially, the Notes will be unconditionally guaranteed by Superior and Adience and Superior's Canadian Subsidiary will guarantee Superior's obligations under its Subsidiary Guarantee (or, alternatively, such Subsidiary may directly guarantee the Notes). The
Indenture will require a Subsidiary Guarantee from each new Restricted Subsidiary, provided that a Non-U.S. Restricted Subsidiary will not be required to provide a Subsidiary Guarantee unless it provides a guarantee with respect to any debt (other than the Notes) of Alpine or any U.S. Restricted Subsidiary. Additionally, if a member of the DNE Group or any other Restricted Subsidiary existing on the date of the initial issuance of the Notes guarantees any debt (other than the Notes) of Alpine or any U.S. Restricted Subsidiary, such Subsidiary will be required to issue a Subsidiary Guarantee, provided that any such Subsidiary Guarantee of a Non-U.S. Restricted Subsidiary will be released when such Subsidiary no longer guarantees any such debt (other than as a result of payment thereof). (Section 1308)

    Each Subsidiary Guarantee will rank PARI PASSU in right of payment with all existing and future unsecured indebtedness of the related Subsidiary Guarantor that is not, by its terms, expressly subordinated in right of payment to such Subsidiary Guarantee, except that the Subsidiary Guarantee given by Adience will be subordinated in right of payment to the $5.0 million of Adience Senior Notes outstanding. (Section 1501)

    The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) another person whether or not affiliated with such Subsidiary Guarantor (other than another Subsidiary Guarantor) unless: (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) immediately after giving effect to such transaction as if the same had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available, Alpine would have been permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Limitation on Debt." (Section
1307)

    The Indenture provides that, in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, then such Subsidiary Guarantor or the person acquiring such assets, as the case may be, will be released and relieved of any obligations under the related Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Limitation on Disposition of Proceeds of Asset Sales" below. In addition, any Subsidiary
Guarantor that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the terms of the Indenture may, at the option of the Board of Directors at the time of such designation, be released and relieved of any obligations under its Subsidiary Guarantee. (Section 1309)

RANKING

    The Notes will be senior secured obligations of Alpine and will rank PARI PASSU in right of payment with all other existing and future senior obligations of Alpine. As of April 30, 1995, after giving effect to the sale of the Old Notes, application of the estimated net proceeds therefrom and consummation of the other transactions described in the Form 10-K under "Business--Recent Developments; The Refinancing," Alpine and its subsidiaries would have had $69.6 million of debt outstanding other than the Notes, all but $0.9 million of which would have been senior debt and $67.7 million of which would have been secured debt. Except as noted above under "Subsidiary Guarantees," the Notes and Subsidiary Guarantees will rank PARI PASSU in right of payment with the loans and subsidiary guarantees under the New Credit Agreement and with other senior debt of Alpine and the Subsidiary Guarantors. However, the Notes and Subsidiary Guarantees will be effectively subordinated to the loans and subsidiary guarantees under the New Credit Agreement and to other secured debt of Alpine and the Subsidiary Guarantors to the extent of the assets securing the New Credit Agreement and such other debt. The Notes will also be effectively subordinated to all debt and other obligations of Alpine's subsidiaries that are not Subsidiary Guarantors to the extent of the assets of such subsidiaries.

    The Trustee and the Agent have entered into an intercreditor agreement that provides among other things, that as between the Agent and the Trustee, the Agent will be absolutely entitled to receive and apply to outstanding obligations under the New Credit Agreement proceeds of collateral pledged by Alpine's Subsidiaries securing the intercompany debt and subsidiary guarantees under the New Credit Agreement. The intercreditor agreement also provides that the Trustee and the Agent will effect a sharing of any distribution in an insolvency proceeding of any Subsidiary Guarantor arising from unsecured claims, so that each of the Trustee and the Agent will receive no more than their respective percentage of such distribution based on the respective outstanding amounts of loans under the New Credit Agreement or otherwise and the Notes (after giving effect to any distribution in such insolvency proceeding to the Agent in respect of the proceeds of the collateral of such Subsidiary on such date.)

REDEMPTION

    The Notes are redeemable at the option of Alpine, as a whole or from time to time in part, at any time on or after July 15, 1999, on not less than 30 nor more than 60 days' prior notice at the Redemption Prices (expressed as percentages of principal amount at maturity) set forth below, together with accrued interest, if any, to the Redemption Date, if redeemed during the 12-month period beginning on July 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an Interest Payment Date):

                                                                          REDEMPTION
YEAR                                                                         PRICE
-----------------------------------------------------------------------  -------------
1999...................................................................          103%
2000...................................................................          102
2001...................................................................          101

and thereafter at 100% of the principal amount at maturity, together with accrued interest, if any, to the Redemption Date.

    In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, during the two years after the issue date, Alpine may, with the net proceeds of one or more public offerings of its Common Stock, redeem up to 33 1/3% of the original aggregate principal amount of the Notes at 104 1/2% of the principal amount at maturity thereof for any such redemption, together with accrued interest thereon (subject to the right of holders of record on relevant record dates to receive interest due on an Interest Payment
Date); provided, however, that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding thereafter. (Sections 205, 1101, 1105 and 1107)

    If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Trustee PRO RATA, by lot or by such method as the Trustee deems fair and appropriate. (Section 1104)

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON DEBT. Alpine will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Debt (including Acquired Debt) and will not issue any Disqualified Stock, unless the Fixed Charge Coverage Ratio for Alpine's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued, taken as one period, would have been at least 2.0 to 1 through July 15, 1997 and 2.25 to 1 thereafter.

    In making the foregoing calculation, PRO FORMA effect will be given to: (i) the incurrence of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such Debt was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Debt by Alpine or its Restricted Subsidiaries since the first day of such four-quarter period as if such Debt was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of such Debt during such four-quarter period); and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by Alpine or a Restricted Subsidiary, as the case may be, since the first day of such four-quarter period (including, as appropriate, the acquisition of Adience and the Alcatel Business), as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

    Notwithstanding   the  foregoing,  Alpine  may   incur  the  following  Debt
("Permitted Debt"):

        (i) Debt under the New Credit Agreement or one or more other credit facilities; provided that the aggregate amount of Debt outstanding at any time pursuant to this clause (i), when added to the aggregate amount of Debt of Restricted Subsidiaries outstanding at such time pursuant to clause (vii) of the definition of Permitted Subsidiary Debt, may not exceed $85.0 million, less any amounts applied to the permanent reduction of such credit facilities pursuant to the "Limitation on Disposition of Proceeds of Asset Sales" covenant;

        (ii) Debt represented by the Notes;

       (iii) Debt in respect of (w) sale and leaseback transactions constituting Attributable Debt, (x) Capital Lease Obligations, (y) purchase money obligations and (z) industrial revenue bonds or similar securities, provided that the net proceeds of such industrial revenue bonds or similar securities are applied to construct new facilities and that the aggregate principal amount thereof does not exceed 75% of the fair market value of the facilities financed thereby; provided that the aggregate amount of the Debt referred to in the foregoing clauses (w), (x), (y) and (z) outstanding at any time, when added to the aggregate amount of similar Debt issued by Restricted Subsidiaries pursuant to clause (iii) of the definition of Permitted Subsidiary Debt outstanding at such time, may not exceed $25.0 million;

        (iv) Hedging Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding or for the purpose of fixing or hedging foreign currency risks;

        (v) intercompany Debt between or among Alpine and any of its Restricted Subsidiaries;

        (vi) subordinated Debt issued pursuant to paragraph (b)(vi) of the "Limitation on Restricted Payments" covenant, provided that such Debt has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Notes and has a final Stated Maturity of principal later than the final Stated Maturity of the Notes.

       (vii) Debt (other than Debt described in clauses (i) through (vi) above), provided that the aggregate amount of such Debt outstanding at any time, when added to the aggregate amount of Debt issued by Restricted Subsidiaries pursuant to clause (v) of the definition of Permitted Subsidiary Debt outstanding at such time, may not exceed $5.0 million; and

      (viii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by Alpine of any of its Debt, including any successive refinancings by Alpine, so long as (a) any such new Debt is in a principal amount that does not exceed the principal amount (or, if such Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by Alpine as necessary to accomplish such refinancing, plus the amount of expenses of Alpine incurred in connection with such refinancing, (b) any such new Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of, the Debt being refinanced and (c) in the case of any refinancing of subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced, has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Notes and has a final Stated Maturity of principal later than the final Stated Maturity of the Notes. (Section 1009)

    LIMITATION ON DEBT OF RESTRICTED SUBSIDIARIES. Alpine will not permit any Restricted Subsidiary to incur, directly or indirectly, any Debt (including Acquired Debt), except that a Restricted Subsidiary may incur any of the following Debt ("Permitted Subsidiary Debt"):

        (i) a Subsidiary Guarantee;

        (ii) guarantees by any Restricted Subsidiary of senior Debt of Alpine, including guarantees by any Restricted Subsidiary of Debt under the New Credit Agreement, provided that (a) such Debt is incurred in accordance with the "Limitation on Debt" covenant and (b) such guarantees rank PARI PASSU with the Subsidiary Guarantee issued by such Restricted Subsidiary with respect to the Notes;

       (iii) Debt in respect of (w) sale and leaseback transactions constituting Attributable Debt, (x) Capital Lease Obligations, (y) purchase money obligations and (z) industrial revenue bonds or similar securities, provided that the net proceeds of such industrial revenue bonds or similar securities are applied to construct new facilities and that the aggregate principal amount thereof does not exceed 75% of the fair market value of the facilities financed thereby; provided that the aggregate amount of the Debt referred to in the foregoing clauses (w), (x), (y) and (z) outstanding any time, when added to the aggregate amount of similar Debt issued by Alpine pursuant to clause (iii) of the definition of "Permitted Debt" outstanding at such time, may not exceed $25.0 million;

        (iv) Acquired Debt of a Person, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of assets from such Person, as the case may be, provided that Alpine on a PRO FORMA basis could incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the "Limitation on Debt" covenant;

        (v) Debt (other than Debt described in clauses (i) through (iv) above or clauses (vii) through (ix) below), provided that the aggregate amount of such Debt outstanding at any time, when added to the aggregate amount of Debt issued by Alpine pursuant to clause (vii) of the definition of Permitted Debt outstanding at such time, may not exceed $5.0 million;

        (vi) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any of its Debt, including any successive refinancings by such Restricted Subsidiary, so long as (a) any such new Debt is in a principal amount that does not exceed the principal amount (or, if such Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing, (b) any such new Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity longer than the Weighted Average Life of Maturity of, the Debt being refinanced and (c) in the case of any refinancing of subordinated Debt, such new Debt is made subordinate to the Subsidiary Guarantee (if any) of such Restricted Subsidiary at least to the same extent as the Debt being refinanced, has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Notes and has a final Stated Maturity of principal later than the final Stated Maturity of the Notes;

       (vii) Debt under the New Credit Agreement or one or more other credit facilities; provided that the aggregate amount of Debt outstanding at any time pursuant to this clause (vii), when added to the aggregate amount of Debt of Alpine outstanding at such time pursuant to clause (i) of the definition of Permitted Debt, may not exceed $85.0 million, less any amounts applied to the permanent reduction of such credit facilities pursuant to the "Limitation on Disposition of Proceeds of Asset Sales" covenant;

      (viii) intercompany Debt between or among Alpine and any of its Restricted Subsidiaries; and

        (ix) Hedging Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding or for the purpose of fixing or hedging foreign currency risks. (Section 1010)

    LIMITATION ON RESTRICTED PAYMENTS. (a) Alpine will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (i) declare or pay any dividend or make any distribution on account of the Capital Stock of Alpine or any of its Restricted Subsidiaries (other than dividends or distributions payable in Qualified Equity Interests or dividends or distributions payable to Alpine or any of its Restricted Subsidiaries);

        (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Alpine or any Affiliate of Alpine (other than any such Equity Interests owned by Alpine or any of its Restricted Subsidiaries);

       (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment or scheduled maturity, any Debt of Alpine or a Subsidiary Guarantor that is subordinated to the Notes or any Subsidiary Guarantee, as the case may be; or

        (iv) make any Restricted Investment,

(all such payments and other actions described in (but not excluded from) clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

        (2) Alpine would, at the time of such Restricted Payment and after giving PRO FORMA effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Limitation on Debt;" and

        (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Alpine and its Restricted Subsidiaries after the date of the initial issuance of the Notes, is less than the sum of

           (A) 50% of the Consolidated Net Income of Alpine for the period (taken as one accounting period) from May 1, 1995 to the end of Alpine's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus

           (B) the aggregate net cash proceeds received after the date of the initial issuance of the Notes by Alpine from the issuance or sale (other than to any Restricted Subsidiary) of Qualified Equity Interests of Alpine, plus

           (C) the aggregate net cash proceeds received after the date of the initial issuance of the Notes by Alpine from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Capital Stock of Alpine, together with the aggregate net cash proceeds received by Alpine at the time of such conversion or exchange, plus

           (D) to the extent that any Restricted Investment that was made after the date of the initial issuance of the Notes is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash proceeds with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    (b) Notwithstanding paragraph (a) above, Alpine and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(v), (vi) and (vii) below) no Default or Event of Default shall have occurred and be continuing:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Alpine in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary) of Qualified Equity Interests of Alpine;

       (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of Debt of Alpine or a Subsidiary Guarantor that is subordinated to the Notes or the applicable Subsidiary Guarantee, as the case may be, in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence or sale (other than to a Subsidiary) of, Debt of Alpine or a Subsidiary Guarantor that is subordinated to the Notes or the applicable Subsidiary Guarantee, as the case may be, so long as (A) the principal amount of such new Debt does not exceed the principal amount (or, if such subordinated Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the subordinated Debt being so purchased, redeemed, acquired or retired,
    (B) such new subordinated Debt is subordinated to the Notes or the applicable Subsidiary Guarantee, as the case may be, to the same extent as such subordinated Debt so purchased, redeemed, acquired or retired and (C) such new subordinated Debt has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of the Notes;

        (iv) the defeasance, redemption, repurchase or other retirement of Debt of Alpine or a Subsidiary Guarantor that is subordinated to the Notes or the applicable Subsidiary Guarantee, as the case may be, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary) of Qualified Equity Interests of Alpine;

        (v) scheduled dividend payments on outstanding Preferred Stock of Alpine, whether outstanding on the date of the initial issuance of the Notes or thereafter issued; provided that the aggregate amount of such dividends paid after the date of the initial issuance of the Notes in reliance on this clause (v) may not exceed $1.7 million per year, less the amount of interest paid or accrued during such period on any Debt of Alpine issued in exchange for shares of Alpine's Preferred Stock;

        (vi) the redemption, repurchase, retirement or other acquisition of any Preferred Stock of Alpine in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of Debt of Alpine that is subordinated to the Notes; provided that, after giving effect to any such transaction, the sum of the scheduled dividend payments on Preferred Stock of Alpine that remains outstanding plus the amount of interest due on outstanding subordinated Debt issued pursuant to this clause (vi), may not exceed $1.7 million per year; and

       (vii) other Restricted Payments in an aggregate amount not to exceed $4.0 million.

    The actions described in clauses (ii), (iv), (v), (vi) and (vii) above will reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above. The actions described in clauses (i) and (iii) above will not reduce the amount otherwise available for Restricted Payments under clause (3) of paragraph (a) above.

    Not later than the date of making any Restricted Payment, Alpine will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon Alpine's latest available quarterly financial statements. (Section 1011)

    LIMITATION ON DISPOSITION OF PROCEEDS OF ASSET SALES. Alpine will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless
(i) the consideration received by Alpine or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of Alpine, whose good faith determination will be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by Alpine or such Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or cash equivalents, provided that the amount of (A) any Debt of Alpine or any Restricted Subsidiary (as shown on its most recent balance sheet or in the notes thereto), other than liabilities that are by their terms subordinated to the Notes or a Subsidiary Guarantee, that is assumed by the transferee of any such assets and (B) any notes or other obligations received by Alpine or such Restricted Subsidiary from such transferee that are immediately converted by Alpine or such Restricted Subsidiary into cash (to the extent of the cash received) will be deemed to be cash for purposes of this provision.

    If Alpine or any Restricted Subsidiary engages in an Asset Sale, Alpine may use the Net Cash Proceeds thereof, within 270 days after such Asset Sale, to (i) permanently repay any Debt then outstanding under the New Credit Agreement or any other then outstanding Debt of Alpine or of any Subsidiary Guarantor that is PARI PASSU with (or senior to) the Notes or the applicable Subsidiary Guarantee, as the case may be, or in the case where such Restricted Subsidiary has not provided a Subsidiary Guarantee, any Debt of such Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of Alpine or its Restricted Subsidiaries, as the case may be, existing on the date of the original issuance of the Notes. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then Alpine may, within 90 days of such termination or within 270 days of such Asset Sale, whichever is later, apply such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. Pending the final application of any such Net Cash Proceeds, Alpine may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $7.5 million, Alpine will, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, in accordance with the procedures set forth below, the maximum principal amount of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note will be payable in cash in an amount equal to 100% of the

Accreted Value of such Note as of the date such Excess Proceeds Offer is consummated, plus accrued and unpaid interest to such date. To the extent that the Accreted Value of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, Alpine may use such remaining Excess Proceeds for general corporate purposes. If the aggregate Accreted Value of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a PRO RATA basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

    The Indenture also will provide that, to the extent that Alpine or any of its Restricted Subsidiaries receives securities or other non-cash property or assets as proceeds of an Asset Sale in compliance with the foregoing provisions, Alpine will not be required to make any application of such non-cash proceeds required by this covenant until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property. (Section 1012)

    PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control occurs at any time, then each holder of Notes will have the right to require that Alpine purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the Accreted Value thereof as of the Change of Control Purchase Date referred to below, plus accrued and unpaid interest to such date, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

    Within 30 days following any Change of Control, Alpine will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act (the "Change of Control Purchase Date"); (ii) that any Note not tendered will continue to accrue interest and accrete OID; (iii) that, unless Alpine defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest and accrete OID after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    Alpine will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

    Alpine will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Debt as in effect on the date of the original issuance of the Notes or any renewals, extensions, substitutions, refinancings or replacements of such Debt, provided that the restrictions contained in the agreements governing such Debt are no more restrictive than those contained in the agreements governing the Debt being refinanced) that would materially impair the ability of Alpine to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase. (Section 1013)

    If a Change of Control Offer is made, there can be no assurance that Alpine will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of Alpine to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default."

    One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of Alpine's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require Alpine to purchase the Notes and Alpine elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

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
    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Alpine repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The existence of a holder's right to require Alpine to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring Alpine in a transaction that constitutes a Change of Control.

    LIMITATION ON UNRESTRICTED SUBSIDIARIES. Alpine will not make, and will not permit any of its Restricted Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the amount of such Investment would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant.

    The Board of Directors may designate any Restricted Subsidiary (other than Superior, Adience and their subsidiaries) as an Unrestricted Subsidiary or any Person about to become a Subsidiary as an Unrestricted Subsidiary if, in either case, such designation complies with the next paragraph, and at the time of designation (and, if applicable, after giving effect to such acquisition), such
Subsidiary: (a) has no Debt other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Alpine or any Restricted Subsidiary of Alpine unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Alpine or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Alpine; and (c) is a Person with respect to which neither Alpine nor any of its Restricted Subsidiaries has any obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by Superior, Adience and their subsidiaries be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by Alpine and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation (valued as set forth below) and will reduce the amount available for Restricted Payments under clause (3) of paragraph (a) of the "Limitation on Restricted Payments" covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made less any capital returned in cash. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The Board of Directors of Alpine may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of Alpine of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Debt is permitted under the covenant "Limitation on Debt of Restricted Subsidiaries" and (ii) no Default or Event of Default would be in existence following such designation. (Section 1014)

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. Alpine will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to Alpine or any other Restricted Subsidiary on its Capital Stock, (ii) pay any Debt owed to Alpine or any other Restricted Subsidiary, (iii) make loans or advances to Alpine or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to Alpine or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the date of the initial issuance of the Notes, (b) applicable law, (c) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clauses (iv)(b) and (c) on the property so acquired, (e) customary restrictions imposed on the transfer of copyrighted or patented materials, (f) the entering into of a contract for the sale or other disposition of assets, directly or indirectly, so long as such restrictions do not extend to assets that are not subject to such sale or other disposition, (g) provisions in Debt of Restricted Subsidiaries that is permitted by the Indenture to be incurred that only restrict the transfer of the assets purchased with the proceeds of such Debt, (h) any agreement or other instrument of a Person acquired by Alpine or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, or (i) pursuant to an agreement effecting a renewal, refunding, refinancing or extension of Debt incurred pursuant to an agreement referred to in clause (a) or (h) above; provided that the restrictions contained in the agreements governing such Debt are no more restrictive than those contained in the agreements governing the Debt being refinanced. (Section 1015)

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. Alpine will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing including any series or combination of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Alpine or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Alpine or such Restricted Subsidiary with an unrelated Person and (ii) Alpine delivers to the Trustee (a) with respect to any Affiliate Transaction, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a majority of the disinterested members of the Board of Directors of Alpine determines in its reasonable good faith judgment, which shall be conclusive and evidenced by a Board Resolution, that such Affiliate Transaction complies with clause (i) above and (c) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to Alpine or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided that (x) any employment agreement or compensation plan or arrangement entered into by Alpine or any of its Restricted Subsidiaries in the ordinary course of business of Alpine or such Restricted Subsidiary, (y) transactions between or among Alpine and/or its Restricted Subsidiaries (other than partially-owned Restricted Subsidiaries any of the other equity holders of which are Affiliates of Alpine) and (z) transactions permitted by the provisions of the Indenture described above under the covenant "Limitation on Restricted Payments" will not be deemed Affiliate Transactions. (Section 1016)

    LIMITATION  ON  LIENS.   Alpine will  not, and  will not  permit any  of its
Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, on any property or asset now owned or hereafter acquired, or any income or profits therefrom, unless (x) in the case of any Lien securing Debt that is subordinated to the Notes, the Notes are secured by a Lien on such property, asset, income or profit that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien, in either case until such time as such Debt, obligation or liability is no longer secured by a Lien.

    Notwithstanding the foregoing, Alpine or its Restricted Subsidiaries may incur the following Liens ("Permitted Liens"):

        (i) Liens in favor of Alpine;

        (ii) Liens on property or assets of Alpine or any Restricted Subsidiary securing Debt (and related interest, fees and other charges) under the New Credit Agreement or under one or more other credit facilities permitted to be incurred by clause (i) of the definition of Permitted Debt or clause
    (vii) of the definition of Permitted Subsidiary Debt, including Liens securing intercompany Debt (and related interest, fees and other charges) representing loans of the proceeds of borrowings under the New Credit Agreement or such other credit facilities by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided, however, that (A) such Liens cover only the types of property and assets covered by the Liens contemplated by the New Credit Agreement on the date of original issuance of the Notes and (B) such Debt is in a principal amount not to exceed the principal amount of the outstanding Debt permitted by clause (i) of the definition of Permitted Debt or clause (vii) of the definition of Permitted Subsidiary Debt;

       (iii) Liens on property or assets that were existing at the time of acquisition thereof by Alpine or any Restricted Subsidiary of Alpine; provided that such Liens do not extend to any property or assets of Alpine or any Restricted Subsidiary other than the property or assets acquired in connection with the incurrence of such Acquired Debt;

        (iv) Liens on property or assets of Alpine and its Restricted Subsidiaries to secure Debt permitted by clause (iii) of the definition of Permitted Debt or clause (iii) of the definition of Permitted Subsidiary Debt, provided such Liens cover only the property or assets acquired with the proceeds of such Debt;

        (v) Liens existing on the date of the initial issuance of the Notes;

        (vi) Liens incurred in the ordinary course of business of Alpine or any Restricted Subsidiary of Alpine with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Alpine or such Restricted Subsidiary;

       (vii) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Debt by Alpine or any Restricted Subsidiary; provided that such Liens do not extend to any property or assets of Alpine or any Restricted Subsidiary other than the property or assets acquired in connection with the incurrence of such Acquired Debt;

      (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (x) Liens incurred or pledges and deposits in connection with workers' compensation, unemployment insurance and other social security benefits incurred by Alpine or any Restricted Subsidiary of Alpine;

        (xi) Liens imposed by law, including, without limitation, mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, incurred by Alpine or any Restricted Subsidiary in the ordinary course of business;

       (xii) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto, which do not, in the aggregate, have a material adverse effect on the operation of the business of Alpine and its Restricted Subsidiaries taken as a whole;

      (xiii) Liens securing Debt permitted to be incurred by clause (viii) of the definition of Permitted Debt or clause (vi) of the definition of Permitted Subsidiary Debt, so long as such Liens are limited to the collateral securing the Debt being refinanced and the proceeds of such collateral; and

       (xiv) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xiii); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets. (Section 1017)

    LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS.   Alpine will not, and  will
not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Alpine or its

Restricted Subsidiaries may enter  into such sale  and leaseback transaction  if
(i) Alpine or such Restricted Subsidiary could have (a) incurred Debt in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenants described above under the captions "Limitation on Debt" and "Limitation on Debt of Restricted Subsidiaries" and (b) incurred a Lien to secure such Debt pursuant to the covenant "Limitation on Liens," (ii) the proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and
(iii) Alpine will apply or cause to be applied the proceeds of such transaction in compliance with the covenant entitled "Limitation on Disposition of Proceeds of Asset Sales." (Section 1018)

    REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, Alpine will furnish to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Alpine were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Alpine and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by Alpine's certified independent accountants and (ii) all reports that would be filed with the Commission on Form 8-K if Alpine were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Alpine will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. (Section 1019)

MERGER, CONSOLIDATION OR SALE OF ASSETS.

    Alpine may not consolidate or merge with or into (whether or not Alpine is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person or Persons unless

        (i) Alpine is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Alpine) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Alpine) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Alpine under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

       (iii) immediately after such transaction no Default or Event of Default exists;

        (iv) Alpine or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of Alpine immediately preceding the transaction and
    (b) would, after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, have been permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Limitation on Debt"; and

        (v) Alpine delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition comply with the requirements of the Indenture. (Section 801)

EVENTS OF DEFAULT AND REMEDIES

    The following are Events of Default under the Indenture:

        (i) default for 30 days in the payment when due of interest on the Notes;

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
        (ii) default in payment when due of the principal of or premium, if any, on the Notes;

       (iii) failure to make a Change of Control Offer or an Excess Proceeds Offer, in each case, within the time periods specified in the Indenture or default in the performance, or breach, of any covenant described under "Merger, Consolidation or Sale of Assets;"

        (iv) failure by Alpine, a Subsidiary Guarantor or a Pledgor for 60 days after notice from the Trustee or from holders of at least 25% of the aggregate principal amount of the Notes outstanding to comply with any of its other agreements in the Indenture, the Notes or the Pledge Agreement;

        (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Alpine or any Significant Subsidiary (or the payment of which is guaranteed by Alpine or any Significant Subsidiary), whether such Debt or guarantee now exists or is created after the date of original issuance of the Notes, which default (x) is caused by a failure to pay principal of, premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default (a "Payment Default") or (y) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

        (vi) failure by Alpine or any Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

       (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

      (viii) certain events of bankruptcy or insolvency with respect to Alpine or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary. (Section 501)

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the Accreted Value as of the date on which the Notes first become due and payable plus accrued and unpaid interest on all the Notes to such date to be immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Alpine or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice; provided, however, that, in the event of the bankruptcy or insolvency of Adience, the Notes will not be subject to such automatic acceleration (but the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the Notes immediately due and payable), unless the holder or holders of in excess of $5.0 million principal amount of Debt have accelerated their obligations, in which event the outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a continuing Default or Event of Default in the payment of the principal of (or premium on) or interest on the Notes) if it determines that withholding notice is in their interest. (Section 502)

    At any time after the declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the holders of a majority in principal amount of the outstanding Notes may rescind and annul such declaration and its consequences if (a) Alpine or any Subsidiary Guarantor has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay (1) all overdue interest on all outstanding Notes, (2) all other amounts under the outstanding Notes that have become due otherwise than by such declaration of acceleration, and interest on any unpaid principal at the rate borne by the Notes, (3) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and (4) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee under the Indenture; and (b) all Events of Default, other than the non-payment of principal of (or premium, if any, on) Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 502)

    The holders of a majority in principal amount of the Notes then outstanding may on behalf of the holders of all of the Notes waive any past default under the Indenture or the Pledge Agreement, except a default in the payment of the principal of (or premium on) or interest on the Notes or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note affected. (Section 513)

    Alpine is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Alpine is required, within 10 business days of the occurrence of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default. (Section 1008)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Alpine may,  at its  option  and at  any  time, elect  to  have all  of  its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (ii) Alpine's obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes, registration of Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and Alpine's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Alpine may, at its option and at any time, elect to have the obligations of Alpine released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Alpine must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, Alpine will have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Alpine has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that and based thereon, such opinion of counsel will confirm that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Alpine will have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default will have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Alpine or any of its Subsidiaries is a party or by which Alpine or any of its Subsidiaries is bound;
(vi) Alpine will have delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Alpine will have delivered to the Trustee an officers' certificate stating that the deposit was not made by Alpine with the intent of preferring the holders of Notes over the other creditors of Alpine with the intent of defeating, hindering, delaying or defrauding creditors of Alpine or others; and (viii) Alpine will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with. (Article 12)

AMENDMENT, SUPPLEMENT AND WAIVER

    The Indenture, the Notes and the Pledge Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes); provided, however, that without the consent of each holder affected, an amendment or supplement may not:
(i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture or the Pledge Agreement relating to waivers of past defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note or (viii) make any change in the foregoing amendment and waiver provisions. (Section 902)

    Notwithstanding the foregoing, without the consent of any holder of Notes, Alpine and the Trustee may amend or supplement the Indenture, the Notes or the Pledge Agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of Alpine's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture or the Pledge Agreement of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. (Section 901)

    Alpine or any Subsidiary Guarantor may omit in any particular instance to comply with certain covenants or conditions set forth in the Indenture or the Pledge Agreement if, before or after the time for such compliance, the holders of a majority in aggregate principal amount of the Notes at the time outstanding shall, by act of such holders, waive such compliance in such instance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived. (Section 1020)

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Alpine, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee. (Sections 608 and 611)

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default will occur (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. (Section
602)

BOOK-ENTRY DELIVERY AND FORM

    The certificates representing the Old Notes were, and the certificates representing the New Notes will be, issued in fully registered form. Except as described in the next paragraph, the Old Notes initially were represented by a single, permanent global Old Note in definitive, fully registered form without interest coupons (the "Old Global Note") that was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as described in the next paragraph, the New Notes initially will be represented by a single, permanent global New Note in definitive, fully registered form without interest coupons (the "New Global Note") that will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee for DTC. The Old Global Note and the New Global Note are collectively referred to as the "Global Note." The Old Global Note (and any Old Notes issued in exchange therefor) is subject to certain restrictions on transfer set forth therein and in the
Indenture and will bear the respective legends regarding such transfer restrictions.

    Notes (i) originally purchased by or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) ("Institutional Accredited Investors") who are not "qualified institutional buyers" (as defined in Rule 144A ("Rule 144A") under the Securities Act) ("QIBs"), (ii) except as described below, Persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act or (iii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are then unable to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"), will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a QIB, such Certificated Notes will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

    DTC has advised Alpine as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

    Payments of the principal of, premium, if any, and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Alpine, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Alpine expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. Alpine also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of Certificated Notes for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    Neither  Alpine  nor  the  Trustee  will  have  any  responsibility  for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If such Certificated Notes are Old Notes, they will bear a restrictive legend to the effect that such Old Notes have not been registered under the Securities Act and may not be sold or otherwise transferred unless they are registered under the Securities Act or unless an exemption from such registration requirements is available. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by Alpine within 90 days, Alpine will issue Certificated Notes in exchange for the Global Note, which, in the case of Old Notes issued in exchange for the Global Note will bear a restrictive legend.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Section 101)

    "ACCRETED VALUE" means, for any particular date of determination (any such date being herein referred to as a "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes outstanding:

    A. If the Specified Date occurs on one of the following Interest Payment Dates, the Accreted Value will equal the amount set forth below:

                                                        ACCRETED
INTEREST PAYMENT DATE                                    VALUE
-----------------------------------------------------  ----------
January 15, 1996.....................................  $   920.31
July 15, 1996........................................      923.48
January 15, 1997.....................................      926.87
July 15, 1997........................................      930.50
January 15, 1998.....................................      934.39
July 15, 1998........................................      938.54
January 15, 1999.....................................      942.99
July 15, 1999........................................      947.75
January 15, 2000.....................................      952.84
July 15, 2000........................................      958.29
January 15, 2001.....................................      964.12
July 15, 2001........................................      970.36
January 15, 2002.....................................      977.04
July 15, 2002........................................      984.18
January 15, 2003.....................................      991.82
July 15, 2003........................................    1,000.00

    B. If the Specified Date occurs before the first Interest Payment Date, the Accreted Value will equal the sum of (1) the original issue price and (2) an amount equal to the product of (i) the Accreted Value for the first Interest Payment Date less the original issue price multiplied by (ii) a fraction, the numerator of which is the number of days from the issue date of the Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Notes to the first Interest Payment Date, using a 360-day year of twelve 30-day months.

    C. If the Specified Date occurs between two Interest Payment Dates, the Accreted Value will equal the sum of (1) the Accreted Value for the Interest Payment Date immediately preceding such Specified Date and (2) an amount equal to the product of (i) the Accreted Value for the immediately following Interest Payment Date less the Accreted Value for the immediately preceding Interest Payment Date multiplied by (ii) a fraction, the numerator of which is the number of days from the immediately preceding Interest Payment Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

    "ACQUIRED DEBT" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person.

    "ADIENCE ACQUISITION CONSIDERATION" means the shares of Alpine 8% Preferred Stock and/or PolyVision common stock to be delivered pursuant to the debt exchange agreement, dated October 11, 1994, as amended, and the stock purchase agreement, dated October 11, 1994, as amended, relating to the acquisition of Adience by Alpine.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and

"under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

    "ASSET SALE" means any sale, issuance, conveyance, transfer, lease or other disposition by Alpine or any Restricted Subsidiary (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, to any Person other than Alpine or a Restricted Subsidiary of: (i) any Capital Stock of any Restricted Subsidiary; (ii) substantially all of the properties and assets of Alpine or any Restricted Subsidiary representing a division or line of business; or (iii) any other properties or assets of Alpine or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (A) that is governed by the provisions of the Indenture described under "Merger, Consolidation or Sale of Assets," (B) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant, (C) by or on behalf of a creditor pursuant to a pledge agreement, security agreement, mortgage or other similar agreement or instrument, (D) consisting of Adience's former corporate headquarters located in Pittsburgh, Pennsylvania, (E) consisting of Adience Acquisition Consideration,
(F) consisting of shares of PolyVision Capital Stock issued or issuable to officers, directors or employees of Alpine or its Subsidiaries upon exercise of stock options or pursuant to grants or awards under employee benefit plans, provided that the fair market value of such Capital Stock at the respective dates of such grant or award, as determined by the Board of Directors of Alpine whose good faith determination shall be conclusive and evidenced by one or more Board Resolutions, shall be less than $3.0 million in the aggregate or (G) that have a fair market value of less than $1.0 million or that are sold for net proceeds of less than $1.0 million. A transfer of assets by Alpine to a Restricted Subsidiary or by a Restricted Subsidiary to Alpine or to another Restricted Subsidiary will not be deemed to be an Asset Sale, and a transfer of assets that constitutes a Restricted Payment and that is permitted by the "Limitation on Restricted Payments" covenant, will not be deemed to be an Asset Sale.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the actual rate of interest implicit in such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

    "CAPITAL STOCK" of any Person means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person.

    "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any commercial or chartered bank having capital and surplus in excess of $250.0 million, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and
(ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 by S&P or the equivalent thereof by Moody's, and in each case maturing within nine months after the date of the acquisition.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

        (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Steven S. Elbaum or Bragi F. Schut and their respective Affiliates (the "Management

    Investors"), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 33 1/3% of the outstanding Voting Stock of Alpine;

        (b) Alpine consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Alpine, in any such event pursuant to a transaction in which the outstanding Voting Stock of Alpine is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Alpine is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Alpine) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (B) cash, securities and other property (other than Capital Stock of the entity surviving such transaction) in an amount that could be paid by Alpine as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, clause (a) above is not violated with respect to the outstanding Voting Stock of the surviving or transferee corporation;


        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Alpine (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of Alpine, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (including as a result of a proxy contest) to constitute a majority of the Board of Directors of Alpine then in office; or


        (d) Alpine is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction that complies with the provisions described under "Merger, Consolidation or Sale of Assets."

    "CONSOLIDATED CASH FLOW" means, for any period, Consolidated Net Income for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP) plus, without duplication, (i) Consolidated Income Tax Expense for such period (other than income tax expense (either positive or negative) excluded in computing Consolidated Net Income, plus (ii) Consolidated Interest Expense for such period, plus (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge that results in an accrual or a reserve for cash charges in any future period) for such period to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income less (iv) all non-cash items (excluding any non-cash charge which represents an accrual or reserve for cash charges for any future period) to the extent included in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP.

    "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the income tax expense of Alpine and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, without duplication, the sum of (a) the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of Alpine and its Restricted Subsidiaries for such period determined in accordance with GAAP, including without limitation (i) imputed interest on Capital Lease Obligations,
(ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financings, (iii) the net costs associated with Hedging Obligations, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations, (vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest and (ix) all interest payable with respect to discontinued operations, plus (b) all interest on any Debt of any other Person guaranteed by Alpine or any of its Restricted Subsidiaries, plus (c) imputed interest on Attributable Debt of Alpine and its Restricted Subsidiaries.

    "CONSOLIDATED NET INCOME" means, for any period, the aggregate of the net income (loss) of Alpine and its Restricted Subsidiaries, and before any reduction in respect of preferred stock dividends, for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) any gain or loss, together with any related provisions for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (b) the disposition of any securities or the extinguishment of any Debt of Alpine or any of its Restricted Subsidiaries will be excluded; (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded; (iii) the net income (loss) of a Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to Alpine or a Restricted Subsidiary thereof; (iv) the net income of any Restricted Subsidiary to the extent that the payment of dividends or distributions by such Restricted Subsidiary is restricted, directly or indirectly, except to the extent that such net income could be paid to Alpine or a Restricted Subsidiary thereof by way of loans, advances, intercompany transfers, principal repayments or otherwise, will be excluded; (v) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and (vi) the cumulative effect of a change in accounting principles will be excluded.

    "CONSOLIDATED NET WORTH" means the common and preferred stockholders' equity of Alpine and its Restricted Subsidiaries (excluding any Disqualified Stock and any accumulated foreign currency translation adjustment), as determined on a consolidated basis and in accordance with GAAP.

    "DEBT" means (without duplication), with respect to any Person, (i) any indebtedness (including Acquired Debt and Attributable Debt), whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any such indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,
(ii) all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, and (iii) to the extent not otherwise included, the guarantee of any Debt of any other Person by such Person.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any class or series of Capital Stock that, by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for, at any time prior to such final Stated Maturity, debt securities that are PARI PASSU with the Notes or are due and payable, or redeemable at the option of the holder thereof at any time, prior to such final Stated Maturity.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

    "FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of the Consolidated Cash Flow for such period to the Fixed Charges for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP).

    "FIXED CHARGES" means, for any period, the sum of (a) the Consolidated Interest Expense for such period and (b) preferred stock dividends paid in cash by Alpine or its Restricted Subsidiaries to any Person other than Alpine or a Restricted Subsidiary.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "HEDGING OBLIGATIONS" means the obligations of a Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

    "INVESTMENTS" means all investments by Alpine or its Restricted Subsidiaries in other Persons (including Affiliates) in the form of loans (including guarantees), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), or capital contributions, purchases or other acquisitions for consideration of Debt, Equity Interests or other securities and all other items that are or would be classified as investments in other Persons on a balance sheet prepared in accordance with GAAP.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET CASH PROCEEDS" means the aggregate cash proceeds received by Alpine or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Debt (other than Debt that is by its terms subordinated to Notes) upon sale of the asset or assets that are the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets.

    "NEW CREDIT AGREEMENT" means the credit agreement dated on or about the date of the Indenture, between Shawmut Capital Corporation, as agent, and the other lenders parties thereto (including, without limitation, any guarantees, security documents and other documents related thereto, and reimbursement and indemnity agreements pertaining to letter of credit facilities entered into thereunder), as amended, restated, supplemented or otherwise modified from time to time; provided that with respect to any agreement providing for the refinancing of Debt under the New Credit Agreement, such agreement shall be the New Credit Agreement under the Indenture only if a notice to that effect is delivered by Alpine to the Trustee and there shall be at any time only one instrument that is the New Credit Agreement under the Indenture.

    "NON-RECOURSE DEBT" means, with respect to an Unrestricted Subsidiary of Alpine, Debt or that portion of Debt (i) as to which neither Alpine nor any of its Restricted Subsidiaries (a) provide credit support (including any undertaking, agreement or instrument that would constitute Debt), or (b) is directly or indirectly liable; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt (other than the Notes) of Alpine or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "NON-U.S. RESTRICTED SUBSIDIARY" means a Restricted Subsidiary that is not a U.S. Restricted Subsidiary.

    "PARI PASSU," when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that such Debt being so ranked (a) either (i) is not subordinated in right of payment to such other Debt of such Person or (ii) is subordinated in right of payment to other Debt of such Person as is the other and is so subordinated to the same extent and (b) is not subordinated in right of payment to the other or to any Debt of such Person as to which the other is not so subordinated.

    "PERMITTED INVESTMENTS" means

        (i) any Investments in Alpine or in a Restricted Subsidiary;

        (ii) any Investments in Cash Equivalents;

       (iii) Investments by Alpine or any Restricted Subsidiary in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary that is engaged in the same or a similar line of business to that which Alpine and its Restricted Subsidiaries were engaged in on the date of the Investment or (b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Alpine or a Restricted Subsidiary that is engaged in the same or a similar line of business to that which Alpine and its Restricted Subsidiaries were engaged in on the date of the Investment;

        (iv) securities and other non-cash consideration received by Alpine or a Restricted Subsidiary in an Asset Sale permitted by the "Limitation on Disposition of Proceeds of Asset Sales" covenant;

        (v) Investments in PolyVision on the date of the initial issuance of the Notes and Investments in indebtedness of PolyVision in an aggregate amount not to exceed $7.5 million pursuant to agreements in effect on the date of the original issuance of the Notes; provided, however, that (A) all or any portion of such Investments may be converted into (or exchanged for) equity securities of PolyVision so long as such conversion or exchange is approved by the Board of Directors of Alpine (including a majority of the disinterested directors of Alpine)  as in the best  interest of Alpine,  and
    (B) Alpine may receive equity securities of PolyVision in payment of interest accrued on up to $7.5 million of such indebtedness; and

        (vi) delivery of the Adience Acquisition Consideration.

    "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, and includes, without limitation, all classes and series of preferred or preference stock.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock or Equity Interest other than Disqualified Stock.

    "QUALIFIED EQUITY INTEREST" means any Qualified Capital Stock and all warrants, options or other rights to acquire Qualified Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

    "RESTRICTED   INVESTMENT"  means  an  Investment   other  than  a  Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means any Subsidiary that is not an Unrestricted Subsidiary.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "STATED MATURITY" when used with respect to any Debt or any installment of principal thereof or interest thereon means the date specified in the instrument evidencing or governing such Debt as the fixed date on which the principal amount of such Debt or such installment of principal or interest is due and payable.

    "SUBSIDIARY" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by Alpine or by one or more other Subsidiaries or by Alpine and one or more other Subsidiaries.

    "SUBSIDIARY GUARANTOR" means the Restricted Subsidiaries that, from time to time, provide a Subsidiary Guarantee.

    "UNRESTRICTED SUBSIDIARY" means (i) PolyVision France, S.A., (ii) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Limitation on Unrestricted Subsidiaries" covenant and (iii) any Subsidiary of an Unrestricted Subsidiary.

    "U.S. RESTRICTED SUBSIDIARY" means a Restricted Subsidiary organized under the laws of the United States of America or any State thereof or the District of Columbia.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    Subject to certain limitations set forth below, the following summary, in the opinion of Proskauer Rose Goetz & Mendelsohn LLP, fairly presents the material U.S. federal income tax consequences of the Exchange Offer and the ownership and disposition of the New Notes and contains in all material respects an accurate description of the U.S. federal income tax provisions discussed herein. The summary is based upon the Internal Revenue Code (the "Code"), Treasury regulations (including proposed Treasury regulations) ("Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis.

    This  summary does not  discuss all aspects of  U.S. federal income taxation that may  be  relevant  to  investors in  light  of  their  personal  investment circumstances, including any elections made by the investors under any applicable tax law. This summary applies to beneficial owners of the Notes who hold such Notes as capital assets and does not apply to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies, persons other than the initial holders of the New Notes, persons that will hold Notes as a position in an integrated transaction (including a "straddle") consisting of Notes and one or more other positions and persons that have a "functional currency" other than the U.S. dollar) and does not discuss the consequences to a holder under state, local or foreign tax laws.

    Alpine has not sought and will not seek any rulings from the IRS with respect to the positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Exchange Offer and ownership or disposition of the Old Notes or New Notes or that any such position would not be sustained.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (iv) any other person or entity whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "Non-U.S. Holder" means a beneficial holder of a Note that is not a U.S. Holder.

    PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSIDERATIONS OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES.

U.S. HOLDERS


    It is the opinion of Proskauer Rose Goetz & Mendelsohn LLP that:



    (i) EXCHANGE OFFER. The exchange pursuant to the Exchange Offer of Old Notes for New Notes will not be treated as a taxable exchange for U.S. federal income tax purposes and the New Notes will be treated as a continuation of the Old Notes, because the terms of the New Notes are identical in all material respects to the terms of the Old Notes. Accordingly, a U.S. Holder will not recognize gain or loss upon such exchange.



    (ii) INTEREST AND ORIGINAL ISSUE DISCOUNT. Interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.


    Under the Code, a U.S. Holder of a debt instrument with OID must include a portion of the OID in gross income as interest in each taxable year or portion thereof in which the holder holds the debt instrument even if the holder has not received a cash payment in respect of such OID.

    In accordance with Sections 1271 through 1275 of the Code, a debt instrument bears OID if its stated redemption price at maturity exceeds its issue price by more than a DE MINIMIS amount. Under the DE MINIMIS

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
rule, if OID with respect to a debt instrument is less than one-fourth of one percent of its stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date of the debt instrument, then the amount of OID will be considered to be zero.

    The stated redemption price at maturity is the sum of all payments provided by the Note other than "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. The periodic interest payments on the Note based on the original interest rate set forth on the cover of this Offering Memorandum will constitute qualified stated interest for this purpose. Therefore, the stated redemption price at maturity of the Notes is their stated principal amount. The issue price of the Notes is the price at which a substantial portion of such Notes are sold to investors.

    The Notes will be issued with OID in excess of the DE MINIMIS amount, and therefore a U.S. Holder will be required to include in income an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year in which it holds the Notes, including the purchase date and excluding the disposition date. The amount of OID will be computed by the "constant yield method" under which the daily portions of OID required to be included in a U.S. Holder's gross income in a taxable year will be determined by allocating to each day during an "accrual period" in which the U.S. Holder holds the Note a pro rata portion of the increase during such accrual period in the "adjusted issue price" of the Notes. The increase in the adjusted issue price of a debt instrument for an accrual period is equal to the product of the adjusted issue price at the beginning of such accrual period multiplied by the "yield to maturity" of the debt instrument, less any qualified stated interest payable under the debt instrument. The adjusted issue price of a debt instrument at the beginning of an accrual period is generally defined as its issue price increased by all accrued OID for prior accrual periods and decreased by all cash payments other than qualified stated interest payments. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made under a debt instrument, produces an amount equal to the issue price of the debt instrument. Alpine intends to use a semi-annual compounding period for calculation of OID. The amount of OID required to be included in income by a U.S. Holder of a Note may be reduced if the Note is acquired at an "acquisition premium." "Acquisition premium" is any amount paid by the holder for an obligation in excess of its adjusted issue price at the time of acquisition, but not in excess of the stated redemption price at maturity.

    In the event of a Change of Control, Alpine will be required to offer to repurchase all of the Notes. Based on the Regulations, the right of U.S. Holders of the Notes to require repurchase upon the occurrence of a Change of Control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such an event giving rise to the repurchase will occur. Alpine does not believe that this is the case and does not intend to treat the Change of Control provisions of the Notes as affecting the computation of the yield to maturity of any Note.

    Alpine is required to furnish certain information to the IRS, and will furnish annually to record holders of the Notes information with respect to OID accruing during the calendar year, as well as interest paid during that year.


    (iii) SALE, EXCHANGE OR RETIREMENT OF NOTES Upon the sale, exchange (except pursuant to the Exchange Offer as provided above), retirement or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to the cost of the Note, increased by accrued market discount, if any, if the U.S. Holder had included such market discount in income (see "Market Discount" below), and by accrued OID and decreased by any amortized bond premium (defined below) and payments received, other than qualified stated interest. Generally, and subject to the discussion under "Market Discount" below, any gain or loss recognized by a U.S. Holder upon a sale, retirement or other disposition of the Note will be long-term capital gain or loss if the Note has been held for more than one year.



    (iv) ACQUISITION AT A PREMIUM. If a subsequent U.S. Holder acquires a Note for an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's stated redemption price at maturity ("Bond Premium"), the U.S. Holder may elect, in accordance with applicable Code provisions, to amortize the Bond Premium using a constant yield method. The amount of Bond Premium amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note.


    (v) MARKET DISCOUNT. If a holder purchases a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its "revised issue price," as defined in the Code) as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount. Market discount generally will accrue ratably during the period from the date of the acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such discount on the basis of the constant interest method, in accordance with applicable Code provisions.


    A holder of a Note with market discount generally will be required to treat as ordinary income any gain recognized on the sale, exchange, retirement or other disposition of the Note to the extent of accrued market discount unless the U.S. Holder elects in accordance with the applicable Code provisions to include market discount in income as it accrues. A holder of a Note acquired at market discount who does not make a current inclusion election will be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or its earlier disposition in a taxable transaction.

NON-U.S. HOLDERS


    It is the opinion of Proskauer Rose Goetz & Mendelsohn LLP that:



    (i) Notwithstanding the foregoing and subject to the discussion of backup withholding below, payments to Non-U.S. Holder of principal, redemption or repurchase premium, if any, and interest (including OID) by Alpine or its agent (in its capacity as such) will not be subject to United States federal withholding tax, provided, in the case of redemption or repurchase premium, if any, and interest (including OID), that (a) such Non-U.S. Holder does not actually or constructively own 10% of more of the total combined voting power of all classes of stock of Alpine entitled to vote, (b) such Non-U.S. Holder is not a controlled foreign corporation for United States tax purposes that is related to Alpine through stock ownership, and (c) either (y) the beneficial owner of the Note certifies to Alpine or its agent, under penalties of perjury, that he is not a United States person and provides his name and address or (z) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to Alpine or its agent, under penalties of perjury, that the certification described in clause (y) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner.



    (ii) If a Non-U.S. Holder is engaged in a trade or business in the United States and redemption or repurchase premium, if any, and interest (including
OID) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States withholding tax as discussed in the preceding paragraph (or by reason of the delivery of a properly completed Form 4224), will be subject to U.S. federal income tax on such premium, if any, and interest (including OID) in the same manner as if it were a U.S. Holder.



   (iii) Subject to the discussion of backup withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a Non-U.S. Holder will not be subject to U.S. federal income or withholding taxes unless (a) such gain is effectively connected with a U.S. trade or business of the holder, or
(b) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.



BACKUP WITHHOLDING AND INFORMATION REPORTING


    The "backup" withholding and information reporting requirements may apply to certain payments of principal, redemption or repurchase premium, if any, and interest (including OID) on a Note and to certain payments of proceeds of the sale or retirement of a Note. Alpine, its agent, a broker, or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder of the Note fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.


    Under current Regulations, backup withholding and information reporting will not apply to payments made by Alpine or any agent thereof (in its capacity as such) to a Non-U.S. Holder who has provided the required certification under penalties of perjury that it is not a United States person, as set forth in clause (c) in the first paragraph under "Non-U.S. Holders" or has otherwise established an exemption (provided that neither Alpine nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).



    Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.


    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Alpine has agreed that for a period of 10 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


    Alpine will  not  receive  any  proceeds  from any  sale  of  New  Notes  by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market rates prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Acdt and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                 LEGAL MATTERS


    The legality of the New Notes and certain tax matters concerning the New Notes will be passed upon for Alpine by Proskauer Rose Goetz & Mendelsohn LLP, New York, New York.


                                    EXPERTS

    The consolidated financial statements of Alpine as of April 30, 1994 and 1995 and for each of the three fiscal years in the period ended April 30, 1995, the combined financial statements of the Alcatel Business as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994, which are incorporated by reference and the consolidated financial statements of Adience as of December 31, 1994 and for the year then ended, all of which are included in this Prospectus and elsewhere in the Registration
Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. These financial statements are included herein or incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

    The pre-emergence consolidated financial statements of Adience for the year ended December 31, 1992 and for the six months ended June 30, 1993, and the post-emergence consolidated financial statements of Adience as of and for the six months ended December 31, 1993 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The post-emergence report includes an explanatory paragraph regarding substantial doubt about Adience's ability to continue as a going concern. Both the post-and the pre-emergence reports include an informative paragraph regarding consummation of Adience's Plan of Reorganization and adoption of the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code."

                         INDEX TO FINANCIAL STATEMENTS

THE ALCATEL BUSINESS

UNAUDITED COMBINED FINANCIAL STATEMENTS:
  Combined Balance Sheets at December 31, 1994 and March 31, 1995....................        F-2
  Combined Statements of Changes in Owners' Investment for the three months ended
   March 31, 1995....................................................................        F-3
  Combined Statements of Operations for the three months ended March 31, 1994 and
   1995..............................................................................        F-4
  Combined Statements of Cash Flows for the three months ended March 31, 1994 and
   1995..............................................................................        F-5
  Notes to Combined Financial Statements.............................................        F-6

ADIENCE

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Reports of independent accountants.................................................        F-7
  Consolidated balance sheets at December 31, 1993 and 1994..........................       F-10
  Consolidated statements of operations for the year ended December 31, 1994,
   Post-emergence six months ended December 31, 1993,
   Pre-emergence six months ended June 30, 1993 and the
   Pre-emergence year ended December 31, 1992........................................       F-12
  Consolidated statements of cash flows for the year ended December 31, 1994,
   Post-emergence six months ended December 31, 1993,
   Pre-emergence six months ended June 30, 1993 and the
   Pre-emergence year ended December 31, 1992........................................       F-13
  Consolidated statements of shareholders' equity (deficit) for the year ended December 31, 1994,
   Post-emergence six months ended December 31, 1993,
   Pre-emergence six months ended June 30, 1993 and the
   Pre-emergence year ended December 31, 1992........................................       F-14
  Notes to consolidated financial statements.........................................       F-15

          THE COPPER CABLE GROUP OF ALCATEL NA CABLE SYSTEMS, INC. AND
                      ALCATEL CANADA WIRE AND CABLE, INC.
                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                             DECEMBER 31,  MARCH 31,
                                                                             ------------  ----------
                                                                                 1994         1995
                                                                             ------------  ----------
                                                                                   (UNAUDITED)
Current assets:
  Cash.....................................................................   $    3,124   $    4,849
  Trade accounts receivable, less allowance for
   doubtful accounts of $457 and $457, respectively........................       29,389       25,454
  Receivables from affiliates..............................................        1,259       (8,642)
  Inventories..............................................................       36,983       34,514
  Deferred income taxes....................................................        4,123        4,123
  Other current assets.....................................................        1,861          747
                                                                             ------------  ----------
    Total current assets...................................................       76,739       61,045
Property, plant and equipment, net.........................................       42,247       39,868
Intangible asset...........................................................          366           --
                                                                             ------------  ----------
                                                                              $  119,352   $  100,913
                                                                             ------------  ----------
                                                                             ------------  ----------

                                 LIABILITIES AND OWNERS' INVESTMENT

Current liabilities:
  Trade accounts payable...................................................   $   13,577   $   15,442
  Accrued liabilities......................................................       12,184       21,927
  Income taxes payable.....................................................          271       (1,001)
  Payables to affiliates...................................................       40,663       12,622
                                                                             ------------  ----------
    Total current liabilities..............................................       66,695       48,990
Deferred income taxes......................................................        1,440        1,440
                                                                             ------------  ----------
    Total liabilities......................................................       68,135       50,430
Commitments and contingencies
Owners' investment.........................................................       51,217       50,483
                                                                             ------------  ----------
                                                                              $  119,352   $  100,913
                                                                             ------------  ----------
                                                                             ------------  ----------

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

          THE COPPER CABLE GROUP OF ALCATEL NA CABLE SYSTEMS, INC. AND
                      ALCATEL CANADA WIRE AND CABLE, INC.
              COMBINED STATEMENTS OF CHANGES IN OWNERS' INVESTMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

Balance, December 31, 1994.........................................................  $  51,217
  Net loss.........................................................................       (734)
                                                                                     ---------
Balance, March 31, 1995............................................................  $  50,483
                                                                                     ---------
                                                                                     ---------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

          THE COPPER CABLE GROUP OF ALCATEL NA CABLE SYSTEMS, INC. AND
                      ALCATEL CANADA WIRE AND CABLE, INC.
                       COMBINED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995
                                  (UNAUDITED)

                                                                                    1994       1995
                                                                                  ---------  ---------
                                                                                      (DOLLARS IN
                                                                                       THOUSANDS)
Net sales ......................................................................  $  37,677  $  54,138
Cost of goods sold .............................................................     35,906     52,339
                                                                                  ---------  ---------
    Gross margin ...............................................................      1,771      1,799
Selling, general and administrative expenses ...................................        922        683
Management fees to affiliates ..................................................      1,201      1,275
Administrative fees to affiliates ..............................................        416        226
                                                                                  ---------  ---------
    Income (loss) from operations ..............................................       (768)      (385)
Interest expense to affiliates, net ............................................        755       (495)
                                                                                  ---------  ---------
Income (loss) before provision (benefit) for income taxes ......................        (13)      (880)
Provision (benefit) for income taxes ...........................................        277       (146)
                                                                                  ---------  ---------
Net income (loss) ..............................................................  $    (290) $    (734)
                                                                                  ---------  ---------
                                                                                  ---------  ---------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

          THE COPPER CABLE GROUP OF ALCATEL NA CABLE SYSTEMS, INC. AND
                      ALCATEL CANADA WIRE AND CABLE, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995
                                  (UNAUDITED)

                                                                                               1994        1995
                                                                                             ---------  ----------
                                                                                                  (DOLLARS IN
                                                                                                  THOUSANDS)
Cash flows from operating activities:
  Net (loss) ..............................................................................  $    (290) $     (734)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
   --
    Depreciation ..........................................................................      1,464       1,569
Change in current assets and liabilities --
  (Increase) decrease in:
    Trade accounts receivable .............................................................       (422)     (3,935)
    Receivables (payables) from affiliates ................................................     (9,384)     17,178
    Inventories ...........................................................................     (2,208)     (2,471)
    Other current assets ..................................................................       (175)      1,114
    Trade accounts payable ................................................................        754       1,865
    Accrued liabilities ...................................................................     10,629     (11,254)
    Income taxes payable ..................................................................        265      (1,272)
                                                                                             ---------  ----------
      Net cash provided by operating activities ...........................................        633       2,060
                                                                                             ---------  ----------
Cash flows from investing activities:
  Purchases of property, plant and equipment ..............................................     (1,189)       (335)
                                                                                             ---------  ----------
      Net cash used for investing activities ..............................................     (1,189)       (335)
                                                                                             ---------  ----------
Net increase (decrease) in cash ...........................................................       (556)      1,725
Cash, beginning of year ...................................................................        602       3,124
                                                                                             ---------  ----------
Cash, end of period .......................................................................  $      46  $    4,849
                                                                                             ---------  ----------
                                                                                             ---------  ----------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

          THE COPPER CABLE GROUP OF ALCATEL NA CABLE SYSTEMS, INC. AND
                      ALCATEL CANADA WIRE AND CABLE, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)
1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A.  INTERIM STATEMENTS

    The unaudited financial statements furnished herein reflect all normal recurring accruals which are, in the opinion of management, necessary for a fair presentation of the results for the periods presented. Certain reclassifications have been made to the statement of income for the period ended March 31, 1994 to conform to presentations adopted in the current period. These statements should be read in conjunction with the Combined Financial Statements for the year ended December 31, 1994.

PRINCIPLES OF COMBINATION

    The combined financial statements include the copper cable operations of ACW which are located in Winnipeg, Manitoba, and the copper cable operations of ACS which are located in Tarboro, North Carolina; Elizabethtown, Kentucky; Fordyce, Arkansas and Claremont, North Carolina. The combined financial statements also include fiber optic cable and data cable operations that are part of the ACW facility located in Winnipeg, Manitoba. These operations are not material to Alcatel Business's operating results as presented herein. All of these operations are managed by ACS management. All significant intercompany accounts and transactions have been eliminated.

2.  RELATED PARTIES:
    Under agreements with affiliated companies, the Alcatel Business pays service charges, research and development assessments and other service fees (management fees). Management fees incurred by the Alcatel Business under these agreements totaled $1,201 and $1,275 for the three months ended March 31, 1994 and 1995.

    Alcatel NA, Inc. and ACW provide legal, accounting, tax, treasury, insurance, employee benefits, data processing, transportation and other services to the Alcatel Business. Expenses that are directly attributable to the Alcatel Business are charged directly to the Alcatel Business. Expenses that are not directly attributable to a particular subsidiary or business unit of Alcatel NA, Inc. or ACW are allocated each month to all subsidiaries and business units receiving the services. Amounts allocated are based on a particular subsidiary or business unit's relative percentage of net sales, payroll expenses and average total assets to the net sales, payroll expenses and average total assets of all the subsidiaries and business units receiving services. Administrative fees allocated to the Alcatel Business for these services totaled $416 and $226 for the three months ended March 31, 1994 and 1995. Management believes that the administrative fees for these services would not have been materially different if they had been incurred directly by the Alcatel Business.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Adience, Inc.:

We have audited the accompanying consolidated balance sheet of Adience, Inc. (a Delaware corporation) as of December 31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. We did not audit the financial statements of Information Display Technology, Inc., which is reflected in the accompanying financial statements as net assets of discontinued operations. The net assets of discontinued operations represent 13.3% of total assets and the loss from discontinued operations represents 15.0% of net loss prior to the write-down of this asset as discussed in Note 1. The financial statements of Information Display Technology, Inc. were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Information Display Technology, Inc., is based solely on the report of the other auditors. The financial statements of Adience, Inc. for the six months ended December 31, 1993, were audited by other auditors whose report, dated March 28, 1994, except for certain items which are as of October 12, 1994, on those statements included an explanatory paragraph stating that those financial statements were prepared assuming that the Company will continue as a going concern. The financial statements of Adience, Inc. for the year ended December 31, 1992, and six months ended June 30, 1993, were audited by other auditors whose report dated March 28, 1994, expressed an unqualified opinion on those statements. The opinion of such auditors, however, does not cover the restatement of those statements for the deconsolidation of Information Display Technology, Inc. as discussed in Note 1. We have audited the adjustments described in Note 1 that were applied to restate the December 31, 1992, June 30, 1993, and December 31, 1993, financial statements for the deconsolidation of Information Display Technology, Inc. In our opinion, such adjustments are appropriate and have been properly applied.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Adience, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
March 28, 1995

              REPORT OF INDEPENDENT ACCOUNTANTS -- POST-EMERGENCE
                       CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of Adience, Inc.

In our opinion, the consolidated balance sheet and the related consolidated statements of operations, of cash flows, and of shareholders' equity (deficit) as of and for the 6 months ended December 31, 1993, prior to restatement (not presented separately herein), present fairly, in all material respects, the financial position, results of operations and cash flows of Adience, Inc., and its subsidiaries (Adience) as of and for the 6 months ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Adience's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Adience for any period subsequent to December 31, 1993, nor have we examined any adjustments applied to the 1993 financial statements.

As discussed in Note 1 to the consolidated financial statements, the Adience Plan of Reorganization was confirmed on May 4, 1993, and was consummated on June 30, 1993. Adience has accounted for the reorganization in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Accordingly, Adience's assets and liabilities as of June 30, 1993, were restated by management, with the assistance of independent advisors, to their reorganized value, which approximated their fair value at the date of reorganization. The financial statements subsequent to emergence from Chapter 11 have been prepared using a different basis of accounting and, therefore, are not comparable to the pre-emergence consolidated financial statements.

The accompanying consolidated financial statements have been prepared assuming Adience will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, Adience has experienced continuing losses from operations, has not met operating and financial plans for the 9 months ended September 30, 1994, and has significant indebtedness that raise substantial doubt about Adience's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 7, The Alpine Group, Inc., has reached agreements to acquire a majority of the outstanding common stock and a majority of the outstanding 11 percent Senior Secured Notes of Adience.

                                          PRICE WATERHOUSE LLP

Pittsburgh, Pennsylvania
March 28, 1994, except for
Notes 1, 6 and 7, which are
as of October 12, 1994

               REPORT OF INDEPENDENT ACCOUNTANTS -- PRE-EMERGENCE
                       CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of Adience, Inc.

In our opinion, the consolidated statements of operations, of cash flows, and of shareholders' equity (deficit) for the year ended December 31, 1992 and for the 6 months ended June 30, 1993, prior to restatement (not presented separately herein) present fairly, in all material respects, the results of operations and cash flows of Adience, Inc., and its subsidiaries (Adience) for the year ended December 31, 1992, and for the 6 months ended June 30, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Adience's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not examined any adjustments applied to the 1992 and 1993 financial statements.

As discussed in Note 1 to the consolidated financial statements, the Adience Plan of Reorganization was confirmed on May 4, 1993, and was consummated on June 30, 1993. Adience has accounted for the reorganization in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Accordingly, Adience's assets and liabilities as of June 30, 1993, were restated by management, with the assistance of independent advisors, to their reorganized value, which approximated their fair value at the date of reorganization.

                                          PRICE WATERHOUSE LLP

Pittsburgh, Pennsylvania
March 28, 1994

                                 ADIENCE, INC.

                          CONSOLIDATED BALANCE SHEETS

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1993          1994
                                                                                       ------------  ------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $      554    $    3,226
  Accounts receivable, less allowance (1993 - $1,015; 1994 - $835)...................       15,593        15,462
  Inventories........................................................................       15,212         9,817
  Costs and estimated earnings in excess of billings on uncompleted contracts........          328           443
  Prepaid expenses, deposits and other...............................................        1,741         1,074
  Deferred income taxes..............................................................        2,918         3,508
  Net assets held for sale...........................................................       --               665
                                                                                       ------------  ------------
      Total current assets...........................................................       36,346        34,195
                                                                                       ------------  ------------
Net assets of discontinued operations................................................       13,982         8,030
Property, plant and equipment
  Land...............................................................................        2,641         2,517
  Buildings..........................................................................       10,265        10,458
  Machinery and equipment............................................................       21,703        21,377
                                                                                       ------------  ------------
                                                                                            34,609        34,352
      Less allowances for depreciation...............................................        3,530         6,619
                                                                                       ------------  ------------
                                                                                            31,079        27,733
Other assets.........................................................................        4,175         3,866
Reorganization value in excess of amounts allocable to identifiable assets, net......        9,190         8,130
                                                                                       ------------  ------------
      Total assets...................................................................   $   94,772    $   81,954
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1993          1994
                                                                                       ------------  ------------
                                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Revolving line of credit...........................................................   $    9,185    $   12,468
  Current portion of long-term obligations...........................................          759           662
  Accounts payable...................................................................        8,887         9,162
  Salaries, wages and withholdings...................................................          770         1,096
  Payable to former shareholder......................................................          569           494
  Accrued expenses...................................................................        2,756         3,766
  Accrued interest...................................................................          225         2,515
  Billings in excess of costs and estimated earnings on uncompleted contracts........          150            66
  Accrued workers' compensation......................................................        5,980         5,199
  Accrued income taxes...............................................................        1,569         1,578
  Deferred income taxes..............................................................           66            23
                                                                                       ------------  ------------
      Total current liabilities......................................................       30,916        37,029
                                                                                       ------------  ------------
Payable to affiliate.................................................................          861         3,683
Payable to former shareholder........................................................        3,189         1,562
Long-term obligations................................................................       46,211        46,450
Deferred income taxes................................................................        4,086         4,713
Shareholders' equity (deficit):
  Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding
   10,000,000 shares in 1993; 10,100,000 shares in 1994..............................          100           101
Additional paid-in capital...........................................................       23,900        23,974
Retained deficit.....................................................................      (14,367)      (35,142)
Foreign currency translation.........................................................         (124)         (416)
                                                                                       ------------  ------------
      Total shareholders' equity (deficit)...........................................        9,509       (11,483)
                                                                                       ------------  ------------
      Total liabilities and shareholders' equity (deficit)...........................   $   94,772    $   81,954
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                 ADIENCE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                              POST-EMERGENCE
                                                                PRE-EMERGENCE          ----------------------------
                                                         ----------------------------   SIX MONTHS
                                                          YEAR ENDED     SIX MONTHS        ENDED       YEAR ENDED
                                                         DECEMBER 31,    ENDED JUNE    DECEMBER 31,   DECEMBER 31,
                                                             1992         30, 1993         1993           1994
                                                         -------------  -------------  -------------  -------------
Net revenues...........................................    $  97,276      $  44,431      $  54,572      $  96,273
Costs and expenses:
  Cost of revenues.....................................       81,262         35,928         47,779         84,468
  Selling, general and administrative..................       22,829         10,510          9,302         18,180
  Amortization of intangible asset.....................       --             --              9,011          1,053
                                                         -------------  -------------  -------------  -------------
                                                             104,091         46,438         66,092        103,701
                                                         -------------  -------------  -------------  -------------
Operating loss.........................................       (6,815)        (2,007)       (11,520)        (7,428)
Other income (expense):
  Interest and other income (expense)..................          (17)           245            615            574
  Interest expense.....................................      (13,302)        (2,271)        (3,781)        (7,653)
                                                         -------------  -------------  -------------  -------------
                                                             (13,319)        (2,026)        (3,166)        (7,079)
                                                         -------------  -------------  -------------  -------------
Loss from continuing operations before reorganization
 items, income taxes and extraordinary item............      (20,134)        (4,033)       (14,686)       (14,507)
Reorganization items:
  Professional fees....................................         (950)          (102)          (746)        --
  Write-off of unamortized debt discount...............       --               (455)        --             --
  Write-off of unamortized loan origination fees.......       --             (2,065)        --             --
  Adjust accounts to fair value........................       --             23,165         --             --
  Other................................................       (4,848)        --             --             --
                                                         -------------  -------------  -------------  -------------
                                                              (5,798)        20,543           (746)        --
                                                         -------------  -------------  -------------  -------------
(Loss) income from continuing operations before income
 taxes and extraordinary item..........................      (25,932)        16,510        (15,432)       (14,507)
Income taxes (benefit).................................       (1,031)           260           (808)           319
                                                         -------------  -------------  -------------  -------------
(Loss) income from continuing operations before
 extraordinary item....................................      (24,901)        16,250        (14,624)       (14,826)
Discontinued operations:
  (Loss) income from discontinued operations (net of
   taxes (benefits) of $(40), $1, $286, and $900)......         (983)             2            341         (2,610)
  Loss on disposal of discontinued operations (net of
   taxes (benefits) of $(791), $0, $0, and $0).........       (3,973)          (400)           (84)        (3,339)
                                                         -------------  -------------  -------------  -------------
                                                              (4,956)          (398)           257         (5,949)
                                                         -------------  -------------  -------------  -------------
(Loss) income before extraordinary item................      (29,857)        15,852        (14,367)       (20,775)
Extraordinary item -- gain on discharge of debt........       --             17,480         --             --
                                                         -------------  -------------  -------------  -------------
Net (loss) income......................................    $ (29,857)     $  33,332      $ (14,367)     $ (20,775)
                                                         -------------  -------------  -------------  -------------
                                                         -------------  -------------  -------------  -------------
Earnings per common share:
  Loss from continuing operations......................        *              *          $   (1.46)     $   (1.48)
  (Loss) income from discontinued operations...........        *              *               0.02          (0.59)
  Extraordinary item...................................        *              *             --             --
                                                         -------------  -------------  -------------  -------------
Net loss per common share..............................        *              *          $   (1.44)     $   (2.07)
                                                         -------------  -------------  -------------  -------------
                                                         -------------  -------------  -------------  -------------
Average common shares outstanding......................        *              *             10,000         10,054

------------------------
* Earnings per common share are not meaningful prior to June 30, 1993 due to the reorganization - see Note 1.

  The accompanying notes are an integral part of these consolidated financial statements.

                                 ADIENCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                                                              POST-EMERGENCE
                                                                PRE-EMERGENCE          ----------------------------
                                                         ----------------------------   SIX MONTHS
                                                          YEAR ENDED     SIX MONTHS        ENDED       YEAR ENDED
                                                         DECEMBER 31,    ENDED JUNE    DECEMBER 31,   DECEMBER 31,
                                                             1992         30, 1993         1993           1994
                                                         -------------  -------------  -------------  -------------
CASH FLOW FROM OPERATING ACTIVITIES
Net (loss) income......................................    $ (29,857)     $  33,332      $ (14,367)     $ (20,775)
Non-cash expenses and revenues included in net (loss)
 income:
  Depreciation and amortization........................        5,660          1,675         11,242          6,050
  Deferred income taxes................................       (2,040)        --             (1,078)            (6)
  Provision for doubtful accounts......................        1,880            413            360            271
  Loss (income) from discontinued operations...........         (345)             2           (341)         2,610
  Loss on disposal of discontinued operations..........        4,764            400             84          3,339
  Loss on sale of divisions............................       --             --                220         --
  (Gain) loss on disposal of property, plant and
   equipment...........................................          254             23           (170)           (46)
  Net assets held for sale write-down..................       --             --             --              1,009
  Inventory write-down.................................       --             --             --              1,788
Changes in operating assets and liabilities excluding
 effects from disposals:
  Short-term investments...............................        2,037             (4)           258         --
  Accounts receivable..................................        6,526         (2,099)         1,749            311
  Inventories..........................................          376            515            451          3,607
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...............................        1,333           (829)         1,032           (115)
  Income tax receivable................................         (282)         2,742            288         --
  Prepaid expenses, deposits and other.................          608            213            244            667
  Accounts payable, salaries, wages and withholdings,
   accrued expenses, workers' compensation and payable
   to former shareholder...............................        7,090          3,299         (1,554)         1,418
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...............................         (575)           601           (522)           (84)
  Accrued income taxes.................................       --              1,549             20              9
  Payable to affiliate.................................        3,916            414           (947)         2,822
  Other................................................       (1,074)           514         --               (387)
Operating cash flows from reorganization items:
  Write-off of unamortized debt discount and loan
   origination fees....................................       --              2,520         --             --
  Adjust accounts to fair value........................       --            (23,165)        --             --
  Extraordinary gain on discharge of debt..............       --            (17,480)        --             --
  Other................................................        5,798         --             --             --
                                                         -------------  -------------  -------------  -------------
Net cash provided (used) by operating activities.......        6,069          4,635         (3,031)         2,488
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment..............       (1,898)          (635)          (894)        (2,278)
Proceeds from sale of property, plant and equipment....       --             --                237         --
Proceeds from sale of divisions........................        2,406         --                244         --
Deferred computer costs................................         (554)          (256)          (765)          (476)
                                                         -------------  -------------  -------------  -------------
Net cash used by investing activities..................          (46)          (891)        (1,178)        (2,754)
CASH FLOW FROM FINANCING ACTIVITIES
Net borrowings (payments) on revolving line of
 credit................................................       (6,061)        (4,409)         5,087          3,283
Principal payments on long-term obligations............         (867)          (369)          (324)          (345)
                                                         -------------  -------------  -------------  -------------
Net cash provided (used) by financing activities.......       (6,928)        (4,778)         4,763          2,938
                                                         -------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents...         (905)        (1,034)           554          2,672
Cash and cash equivalents at beginning of period.......        1,939          1,034              0            554
                                                         -------------  -------------  -------------  -------------
Cash and cash equivalents at end of period.............    $   1,034      $       0      $     554      $   3,226
                                                         -------------  -------------  -------------  -------------
                                                         -------------  -------------  -------------  -------------
Supplemental cash flow information:
  Cash paid for interest...............................    $   2,973      $     585      $   2,977      $   4,564
  Cash paid for income taxes...........................    $     831      $      14      $     211      $     327

See Note 1 for significant non-cash transactions not reflected above.

  The accompanying notes are an integral part of these consolidated financial statements.

                                 ADIENCE, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                                                          TOTAL
                                                                        RETAINED      FOREIGN                         SHAREHOLDERS'
                                             COMMON     ADDITIONAL      EARNINGS     CURRENCY     TREASURY               EQUITY
                                             STOCK    PAID-IN CAPITAL   (DEFICIT)   TRANSLATION    STOCK      ESOP      (DEFICIT)
                                             ------   ---------------   ---------   -----------   --------   ------   -------------
Balance at January 1, 1992.................  $ 300    $     --          $ (3,475)   $      584    $  (396)   $(2,151) $     (5,138)
  Net loss.................................   --            --           (29,857)       --          --         --          (29,857)
  Prepaid contribution to ESOP.............   --            --             --           --          --          818            818
  Foreign currency translation
   adjustment..............................   --            --             --             (500)     --         --             (500)
                                             ------          -------    ---------        -----    --------   ------   -------------
Balance at December 31, 1992...............    300          --           (33,332)           84       (396)   (1,333)       (34,677)
  Net loss -- pre-emergence................   --            --            (7,313)       --          --         --           (7,313)
  Prepaid contribution to ESOP.............   --            --             --           --          --          470            470
  Foreign currency translation
   adjustment..............................   --            --             --              (44)     --         --              (44)
                                             ------          -------    ---------        -----    --------   ------   -------------
  Balance at June 30, 1993 --
   pre-emergence...........................    300          --           (40,645)           40       (396)     (863)       (41,564)
  Adjustments for reorganization:
    Extraordinary gain on discharge of
     debt..................................     55            13,145      17,480        --          --         --           30,680
    Fresh start reporting adjustments......   --              10,896      23,165        --            396       863         35,320
    Issuance of New Common Stock...........   (255)             (141)      --           --          --         --             (396)
                                             ------          -------    ---------        -----    --------   ------   -------------
Balance at June 30, 1993 --
 post-emergence............................    100            23,900       --               40      --         --           24,040
  Net loss.................................   --            --           (14,367)       --          --         --          (14,367)
  Foreign currency translation
   adjustment..............................   --            --             --             (164)     --         --             (164)
                                             ------          -------    ---------        -----    --------   ------   -------------
Balance at December 31, 1993...............    100            23,900     (14,367)         (124)     --         --            9,509
  Net loss.................................   --            --           (20,775)       --          --         --          (20,775)
  Issuance of common stock.................      1                74       --           --          --         --               75
  Foreign currency translation
   adjustment..............................   --            --             --             (292)     --         --             (292)
                                             ------          -------    ---------        -----    --------   ------   -------------
Balance at December 31, 1994...............  $ 101    $       23,974    $(35,142)   $     (416)   $ --       $ --     $    (11,483)
                                             ------          -------    ---------        -----    --------   ------   -------------
                                             ------          -------    ---------        -----    --------   ------   -------------

The accompanying notes are an integral part of these consolidated financial statements.

                                 ADIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

1.  BASIS OF PRESENTATION AND COMPANY REORGANIZATION

    On December 21, 1994, The Alpine Group, Inc. ("Alpine") acquired approximately 82% of the outstanding common stock, par value $.01 per share ("Adience Common Stock"), of Adience, Inc. ("Adience") from certain stockholders of Adience. Together with the approximately 4.9% of such shares already owned by Alpine, Alpine increased its ownership to approximately 86.9% of the outstanding shares of Adience Common Stock.

    As of December 21, 1994 Alpine and Information Display Technology, Inc. ("IDT"), a majority-owned subsidiary of Adience, entered into an Agreement and Plan of Merger, which provides for the merger of Alpine's information display group (a business segment of Alpine), comprised of Alpine/PolyVision, Inc. ("APV") and Posterloid Corporation ("Posterloid"), with and into two separate wholly-owned subsidiaries of IDT formed for the purpose of acquiring APV and Posterloid. Subsequent to the merger, Alpine intends to distribute a majority of its ownership in the information display group, consisting of IDT, APV and Posterloid to its stockholders. The distribution is expected to be completed in the next six months. As a result of the planned distribution, Adience's consolidated financial statements and notes thereto have been reclassified to reflect the operations of IDT as discontinued for the fiscal year ended December 31, 1992, the six months ended June 30 and December 31, 1993 and the fiscal year ended December 31, 1994. The investment in IDT has been reflected as "Net assets of discontinued operations." The results of operations for IDT are presented in the Consolidated Statements of Operations under the caption "Loss from discontinued operations" (see Note 9).

    The accompanying consolidated financial statements of Adience do not reflect any adjustments related to the allocation of the Alpine purchase price to assets and liabilities based upon their estimated fair values as of the date of acquisition, except for the writedown of the investment in IDT.

    Adience has experienced continued losses from continuing operations (before reorganization items) both pre- and post-emergence under Chapter 11. The continued viability of Adience is dependent upon, among other factors, the ability to generate sufficient cash from operations, financing, or other sources that will meet ongoing obligations over a sustained period. Management has formulated the outline of a strategic plan with the following objectives: streamline manufacturing operations, eliminate duplicative costs, discontinue unprofitable product lines, improve marketing efforts and develop and introduce new products. Management believes that the successful implementation of this plan will enable Adience to continue as a going concern for a reasonable period. In addition, in conjunction with the acquisition of Adience by Alpine, Alpine has committed to provide Adience up to $3 million for the twelve months ended December 31, 1995, to achieve its strategic plan. There can be no assurance however, that such activities will achieve the intended improvement in results of operations or financial position.

    A Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan") was filed by Adience and the Unofficial Committee of Noteholders of Adience on February 22, 1993. The Prepackaged Plan was confirmed by the United States Bankruptcy Court for the Western District of Pennsylvania on May 4, 1993 and consummated on June 30, 1993.

    The Prepackaged Plan provided for a restructuring of Adience's capital structure and allowed the holders of $66 million aggregate principal amount of Adience's 15% Senior Subordinated Reset Notes ("Old Reset Notes") to exchange them for $49 million aggregate principal amount of new 11% Senior Secured Notes ("New Secured Notes") due June 15, 2002, plus common stock representing 55% of the outstanding common stock of Adience. The Prepackaged Plan included forgiveness of accrued interest totaling approximately $8.8 million. The value of the cash and securities distributed was $17.5 million less than the allowed claims with the resultant gain recorded as an extraordinary gain.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

    Neither Adience Canada, Inc. ("Adience Canada"), a wholly-owned subsidiary, or IDT, a majority-owned subsidiary of Adience, guarantee the new 11% Notes issued by Adience under the reorganization plan. The new Notes are secured by a lien on all the assets of Adience, including the stock of IDT.

    Adience Canada and IDT did not file plans of reorganization.

    The sum of allowed claims plus post petition liabilities exceeded the reorganization value of the assets of Adience immediately before the date of consummation. Also, Adience experienced a change in control as pre-reorganization holders of common stock received less than 50% of the new common stock issued pursuant to the Prepackaged Plan. AICPA SOP 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7"), requires that under these circumstances, a new reporting entity is created and assets and liabilities should be recorded at their fair values. This accounting treatment is referred to as "fresh start reporting". Adience's basis of accounting for financial reporting purposes changed on June 30, 1993 as a result of applying SOP 90-7. Specifically, application of SOP 90-7 required the adjustment of Adience's assets and liabilities to reflect a reorganization value generally approximating the fair value of Adience as a going concern on an unleveraged basis, the elimination of its retained deficit, and adjustments to its capital structure to reflect consummation of the Prepackaged Plan. Fresh start reporting was not adopted by Adience Canada or IDT.

    Adience applied SOP 90-7 in preparing its consolidated balance sheet as of June 30, 1993. The balance sheet became the opening balance sheet for Adience, Inc., as reorganized, on July 1, 1993. The consolidated statements of operations and cash flows after June 30, 1993 are not comparable to the respective financial statements prior to such date, and the consolidated results of operations for the six months ended June 30, 1993 and the six months ended December 31, 1993 have therefore not been aggregated.

    Reorganization value at the June 30, 1993 consummation date was determined by management with the assistance of independent advisors. The methodology employed involved estimation of enterprise value (i.e., the market value of Adience's debt and shareholders' equity), taking into account a discounted cash flow analysis, as well as the capitalization of earnings and cash flow approaches. The discounted cash flow analysis was based on five-year cash flow projections prepared by management.

    The five-year cash flow projections were based on estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the corporation, including, but not limited to, those with respect to the future course of Adience's business activity. Accordingly, there will usually be differences between projections and actual results because events and circumstances frequently do not occur as expected; and those differences may be material. The assumptions included: a rate of sales growth of approximately 2.5% per annum in excess of the anticipated rate of inflation; an increase in selling, general and administrative expenses, after adjustment for non-recurring items, in line with the rate of sales growth; operating profit margins for each of the five years being approximately equal to one half of the average annual operating profit margins achieved during the most recent profitable period of 1988-1990; and effective tax rates of 33%.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

    At June 30, 1993, the adjustment to record confirmation of the plan of $23 million was allocated to assets and liabilities as follows:

Inventories.......................................................  $   1,287
Property, plant and equipment.....................................     19,448
Reorganization value in excess of amounts allocable to
 identifiable assets..............................................     18,329
Intangible assets.................................................     (3,032)
Deferred income taxes.............................................     (1,108)
Additional paid-in capital........................................    (10,896)
Prepaid contribution to employee stock ownership plan.............       (863)
                                                                    ---------
                                                                    $  23,165
                                                                    ---------
                                                                    ---------

    Current assets and liabilities were recorded at fair value. Property, plant and equipment was recorded at reorganization value, which approximated fair value in continued use, based on an independent appraisal. In addition, under SOP 90-7, the long-term debt was recorded at present values on June 30, 1993. The resulting unamortized discount is being accreted to interest expense over the term of the Adience Senior Notes (See Note 7).

    Based on the allocation of equity value in conformity with SOP 90-7, the portion of the equity value which was not attributed to specific tangible or identifiable intangible assets of reorganized Adience of $18,329 was reported as "reorganization value in excess of amounts allocable to identifiable assets". This value was initially being amortized on a straight line basis in equal annual amounts over 9 years. On a quarterly basis, management evaluates the recoverability of the unamortized portion of the reorganization value in excess of amounts allocable to identifiable assets by comparing actual cash flows with the projected cash flows used to arrive at the reorganization value. When and if a material difference exists, management will reevaluate whether the assumptions made in the preparation of the projected cash flows are still reasonable. If management is of the opinion that new projected cash flows are required and that a permanent impairment of the remaining reorganization value has occurred, a reduction of some or all of the unamortized value is immediately recognized.

    In the fourth quarter of 1993, Adience recorded a charge of $8 million to reduce the recorded reorganization value in excess of amounts allocable to identifiable assets based on management's comparison of actual cash flows post-emergence through December 31, 1993, with the projected cash flows used to arrive at the reorganization value. This comparison resulted in the preparation of new cash flow projections, which in turn led Adience to the conclusion that permanent impairment of the reorganization value had occurred and that an immediate reduction of approximately 50% of the remaining unamortized value should be recognized. This special charge increased the net loss for the six months ended December 31, 1993 by $8 million or $.80 per share. No further reduction to the reorganization value in excess of amounts allocable to identifiable assets was deemed necessary during 1994. At December 31, 1993 and 1994, accumulated amortization was approximately $9,011 and $10,064, respectively.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

    The effect of the plan of reorganization and the adoption of the provisions of SOP 90-7 in Adience's consolidated balance sheet as of June 30, 1993 was as follows:

                                 ADIENCE, INC.
                          CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 1993
                                   UNAUDITED

                                                                              ADJUSTMENTS TO RECORD CONFIRMATION OF THE PLAN
                                                      ADIENCE, INC.           ----------------------------------------------
                                                   (DEBTOR-IN-POSSESSION)                     DR(CR)
                                                     PRE-CONFIRMATION           DEBT         EXCHANGE
                                                      BALANCE SHEET           DISCHARGE      OF STOCK         FRESH START
                                                   --------------------       ---------      --------      -----------------
Assets
Current Assets:
  Cash and cash equivalents..................                  $(2,219)
  Short-term investments (certificate of
   deposit)..................................                      258
  Accounts receivable, less allowance
   (1993-$1,592).............................                   14,111
  Intercompany accounts receivable
   (payable).................................                   (2,631)
  Inventories................................                   13,879                                           $     1,287(3)
  Costs and estimated earnings in excess of
   billings on uncompleted contracts.........                    1,101
  Income tax receivable......................                        0
  Prepaid expenses, deposits and other.......                    1,038                                               (80)(3)
  Deferred income taxes......................                     (921)                                                1,359(3)
                                                               -------        ---------      --------               --------
    Total current assets.....................                   24,616                                                 2,566
                                                               -------        ---------      --------               --------
Net assets held for disposition..............
Deferred income taxes........................                     (222)
Investment in subsidiaries...................                   19,118
Property, plant and equipment
  Land.......................................                      823                                                 1,730
  Buildings..................................                    7,120                                                 2,730
  Machinery and equipment....................                    8,954                                                10,082
                                                               -------        ---------      --------               --------
                                                                16,897                                                14,542
  Less allowances for depreciation...........                    4,906                                                 4,906
                                                               -------        ---------      --------               --------
                                                                11,991                                                19,448(3)
Other assets.................................                    7,020                                                (2,952)(3)
Reorganization value in excess of amounts
 allocable to identifiable assets............                        0                                                18,329(3)
                                                               -------        ---------      --------               --------
    Total assets.............................                  $62,523                                           $    37,391
                                                               -------        ---------      --------               --------
                                                               -------        ---------      --------               --------


                                                    ADIENCE,
                                                      INC.
                                                   REORGANIZED                    CONSOLIDATED
                                                    BALANCE         ADIENCE         ELIMIN          ADIENCE, INC.
                                                     SHEET           CANADA         DR(CR)           CONSOLIDATED
                                                   ----------       --------      -----------       --------------
Assets
Current Assets:
  Cash and cash equivalents..................        $(2,219)         $  35         $  2,184           $      0
  Short-term investments (certificate of
   deposit)..................................            258                                                258
  Accounts receivable, less allowance
   (1993-$1,592).............................         14,111          2,949                              17,060
  Intercompany accounts receivable
   (payable).................................         (2,631)           827            1,804                  0
  Inventories................................         15,166            932                              16,098
  Costs and estimated earnings in excess of
   billings on uncompleted contracts.........          1,101            259                               1,360
  Income tax receivable......................              0            223                                 223
  Prepaid expenses, deposits and other.......            958            411                4              1,373
  Deferred income taxes......................            438              0                                 438
                                                   ----------       --------      -----------       --------------
    Total current assets.....................         27,182          5,636            3,992             36,810
                                                   ----------       --------      -----------       --------------
Net assets held for disposition..............                                         11,833             11,833
Deferred income taxes........................           (222)             2              220                  0
Investment in subsidiaries...................         19,118                         (19,118)                 0
Property, plant and equipment
  Land.......................................          2,553             55                               2,608
  Buildings..................................          9,850            629                              10,479
  Machinery and equipment....................         19,036          1,931                              20,967
                                                   ----------       --------      -----------       --------------
                                                      31,439          2,615                              34,054
  Less allowances for depreciation...........              0          1,775                               1,775
                                                   ----------       --------      -----------       --------------
                                                      31,439            840                              32,279
Other assets.................................          4,068            720                               4,788
Reorganization value in excess of amounts
 allocable to identifiable assets............         18,329                                             18,329
                                                   ----------       --------      -----------       --------------
    Total assets.............................        $99,914          $7,198        $ (3,073)          $104,039
                                                   ----------       --------      -----------       --------------
                                                   ----------       --------      -----------       --------------

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

                                 ADIENCE, INC.
                          CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 1993
                                   UNAUDITED

                                                                         ADJUSTMENTS TO RECORD CONFIRMATION OF THE PLAN
                                                      ADIENCE, INC.     ------------------------------------------------
                                                      PRE-CONFIRMATION                  DR(CR)
                                                      (DEBTOR-IN-POSSESSION)   DEBT    EXCHANGE
                                                      BALANCE SHEET     DISCHARGE      OF STOCK          FRESH START
                                                      --------------    ---------      ---------          ----------
Liabilities and shareholders' equity (deficit)
Liabilities not subject to compromise:
Current liabilities:
  Revolving lines of credit.....................            $ 1,914
  Current portion of long term obligations......                834
  Accounts payable..............................              6,759
  Salaries, wages and withholdings..............                583
  Payable to former shareholder.................                553
  Accrued expenses..............................              2,945     $    450 (1)
  Billings in excess of costs and estimated
   earnings on uncompleted contracts............                321
  Accrued workers' compensation.................              6,076
  Accrued interest..............................                  0       (2,924 )(1)
  Income tax payable............................              1,549
  Deferred income taxes.........................                  0
                                                            -------     ---------      ---------                --------
    Total current liabilities...................             21,534       (2,474 )
Payable to former shareholder...................              3,291
Long term obligations...........................              1,531
Deferred income taxes...........................                 (2)                                        $     (2,467)(3)
Liabilities subject to compromise:
  Old Senior Subordinated Reset Notes...........             65,975       65,975 (1)
  Accrued interest..............................             11,758       11,758 (1)
  New Senior Secured Notes......................                  0      (44,579 )(1)
Shareholders' equity (deficit):
  Old common stock, $.015 par value; authorized
   20,000,000 shares; issued 13,400,000
   shares.......................................                300                    $    300 (2)
  New common stock, $.01 par value; authorized
   20,000,000 shares; issued and outstanding
   10,000,000 shares............................                  0          (55 )(1)       (45 )(2)
  Additional paid in capital....................                  0      (13,145 )(1)       141 (2)              (10,896)(3)
  Retained (deficit) earnings...................            (40,689)     (17,480 )(1)                            (23,165)(3)
  Foreign currency translation..................                 84
                                                            -------     ---------      ---------                --------
                                                            (40,305)     (30,680 )          396                  (34,061)
Less:
  3,400,000 shares of common stock in treasury,
   at cost......................................               (396)                       (396 )(2)
  Prepaid contribution to employee stock
   ownership plan (ESOP)........................               (863)                                                (863)(3)
                                                            -------     ---------      ---------                --------
    Total shareholders' equity (deficit)........            (41,564)     (30,680 )            0                  (34,924)
                                                            -------     ---------      ---------                --------
    Total liabilities and shareholders' equity
     (deficit)..................................            $62,523     $      0       $      0             $    (37,391)
                                                            -------     ---------      ---------                --------
                                                            -------     ---------      ---------                --------


                                                  ADIENCE, INC.                  CONSOLIDATED
                                                   REORGANIZED       ADIENCE       ELIMIN       ADIENCE, INC.
                                                  BALANCE SHEET      CANADA        DR(CR)        CONSOLIDATED
                                                  --------------    ---------    ----------     --------------
Liabilities and shareholders' equity (deficit)
Liabilities not subject to compromise:
Current liabilities:
  Revolving lines of credit.....................  $       1,914       $            $(2,184)        $  4,098
  Current portion of long term obligations......            834                                         834
  Accounts payable..............................          6,759          837                          7,596
  Salaries, wages and withholdings..............            583           98                            681
  Payable to former shareholder.................            553                                         553
  Accrued expenses..............................          2,495          370                          2,865
  Billings in excess of costs and estimated
   earnings on uncompleted contracts............            321          351                            672
  Accrued workers' compensation.................          6,076                                       6,076
  Accrued interest..............................          2,924                                       2,924
  Income tax payable............................          1,549                                       1,549
  Deferred income taxes.........................              0           51                             51
                                                        -------     ---------    ----------     --------------
    Total current liabilities...................         24,008        1,707        (2,184)          27,899
Payable to former shareholder...................          3,291                                       3,291
Long term obligations...........................          1,531                                       1,531
Deferred income taxes...........................          2,465           14          (220)           2,699
Liabilities subject to compromise:
  Old Senior Subordinated Reset Notes...........              0                          0
  Accrued interest..............................              0                          0
  New Senior Secured Notes......................         44,579                                      44,579
Shareholders' equity (deficit):
  Old common stock, $.015 par value; authorized
   20,000,000 shares; issued 13,400,000
   shares.......................................              0           10            10                0
  New common stock, $.01 par value; authorized
   20,000,000 shares; issued and outstanding
   10,000,000 shares............................            100                                         100
  Additional paid in capital....................         23,900                                      23,900
  Retained (deficit) earnings...................            (44)       5,467         5,423                0
  Foreign currency translation..................             84                         44               40
                                                        -------     ---------    ----------     --------------
                                                         24,040        5,477         5,477           24,040
Less:
  3,400,000 shares of common stock in treasury,
   at cost......................................              0                                           0
  Prepaid contribution to employee stock
   ownership plan (ESOP)........................              0                          0
                                                        -------     ---------    ----------     --------------
    Total shareholders' equity (deficit)........         24,040        5,477         5,477           24,040
                                                        -------     ---------    ----------     --------------
    Total liabilities and shareholders' equity
     (deficit)..................................  $      99,914       $7,198       $ 3,073         $104,039
                                                        -------     ---------    ----------     --------------
                                                        -------     ---------    ----------     --------------

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

    The following entries record the provisions of the Plan and the adoption of fresh start reporting:

                                                                                                        DEBIT      CREDIT
                                                                                                      ---------  -----------
      (1)  RECORD DEBT DISCHARGE:
           Accrued expenses.........................................................................        450
           Liabilities subject to compromise:
             Old Senior Subordinated Reset Notes....................................................     65,975
             Accrued interest.......................................................................     11,758
           Discount on New Senior Secured Notes.....................................................      4,500
             New Senior Secured Notes...............................................................                 49,079
             Accrued interest.......................................................................                  2,924
             New common stock.......................................................................                     55
             Additional paid-in capital.............................................................                 13,145
             Gain on debt discharge.................................................................                 17,480

      (2)  RECORD EXCHANGE OF STOCK FOR STOCK:
           Old common stock.........................................................................        300
           Additional paid-in capital...............................................................        141
             New common stock.......................................................................                     45
             Treasury stock.........................................................................                    396

      (3)  RECORD ASSETS AND LIABILITIES AT FAIR VALUE UNDER FRESH START REPORTING AND ELIMINATE
           RETAINED DEFICIT:
           Inventories..............................................................................      1,287
           Deferred income taxes....................................................................      1,359
           Property, plant and equipment............................................................     19,448
           Reorganization value in excess of amounts allocable to identifiable assets...............     18,329
             Prepaid expenses, deposits and other...................................................                     80
             Other assets...........................................................................                  2,952
             Deferred income taxes..................................................................                  2,467
             Retained deficit.......................................................................                 23,165
             Additional paid-in capital.............................................................                 10,896
             Prepaid ESOP contribution..............................................................                    863

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The consolidated financial statements include the accounts of Adience and Adience Canada. All material intercompany accounts and transactions have been eliminated from the consolidated financial statements.

    The accounts of IDT are included in the consolidated balance sheets under the caption "Net assets of discontinued operations." The intercompany payable to IDT is separately disclosed in the accompanying balance sheets since the right of offset does not exist between the companies (see Note 1).

CASH FLOW REPORTING

    Cash and cash equivalents include all highly liquid investments with a maturity of three months or less.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out (FIFO) or average cost method. Inventories consist primarily of raw materials of $4,474 and $3,197, work-in-process of $2,088 and $1,643 and finished goods of $8,650 and $4,977 at December 31, 1993 and 1994, respectively.

REVENUE RECOGNITION

    Approximately 48% of 1992, 34% of the six months ended June 30, 1993, 51% of the six months ended December 31, 1993 and 42% of 1994 revenues were recorded on the percentage of completion method of accounting, measured on the basis of costs incurred to estimated total costs which approximates contract performance to date. Provisions for losses on uncompleted contracts are made if it is determined that a contract will ultimately result in a loss.

    Substantially all remaining revenue is comprised of direct product shipments to customers and short duration refractory material sales, installation and maintenance work, which are recorded as revenue when shipped and/or installed.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment was stated at cost. In conjunction with the adoption of fresh start reporting, all property, plant and equipment was adjusted to reflect reorganization value, which approximates fair value in continued use, based on an independent appraisal. Improvements to existing equipment that materially extend the life of properties are capitalized as incurred.

    Expenditures for normal maintenance and repairs are charged to expense as incurred and amounted to $4,174 in 1992, $2,010 for the six months ended June 30, 1993, $2,292 for the six months ended December 31, 1993 and $4,139 in 1994. Depreciation expense is computed using the straight-line method based upon the estimated useful lives of the respective assets. Amortization of assets under capital leases is included in depreciation expense.

GOODWILL

    Goodwill resulting from acquisitions accounted for on the purchase method of accounting, was being amortized over 15 to 40 years on the straight-line method. Goodwill relating to domestic acquisitions was written off in conjunction with fresh start reporting. Remaining goodwill will be amortized over 15 years.

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

    Reorganization value in excess of amounts allocable to identifiable assets is amortized on a straight-line basis over its estimated useful life (see Note
1).

INCOME TAXES

    Deferred income taxes are recorded to reflect certain items of income and expense recognized in different periods for financial reporting and tax purposes. Adience accounts for income taxes in accordance with the liability method.

    In 1992, Adience adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which requires an asset and liability approach in accounting for income taxes. Prior to 1992, Adience applied the provisions of SFAS No. 96. There was no cumulative effect for this change in accounting principle as of January 1, 1992. However, as of December 31, 1993 and December 31, 1994, a deferred asset was recognized and an offsetting valuation reserve has been established for carryforwards not meeting the "more likely than not" criterion under SFAS No. 109.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL INSTRUMENTS

    The fair values of financial instruments approximate their recorded values as of December 31, 1993 and 1994.

CONCENTRATIONS OF CREDIT RISK

    Adience's products are sold and revenues are derived from companies in diversified industries. Credit is extended to customers based upon an evaluation of the customers' financial condition and generally collateral is not required. At December 31, 1993 and December 31, 1994, accounts receivable from customers in the steel and steel-related industries total approximately $9,548 and $9,054, respectively. Credit losses relating to customers in the steel and steel-related industries have been within management's expectations.

RECLASSIFICATIONS

    Certain items in the December 31, 1992, June 30, 1993 and December 31, 1993 financial statements have been reclassified and restated to conform with changes in classification adopted and required in 1994.

EARNINGS PER COMMON SHARE

    Earnings per common share is computed by dividing income or loss by the weighted average number of shares outstanding. Earnings per share for pre-emergence periods is not presented since such information is not comparable with post-emergence earnings per share.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

3.  PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)
    The following consolidating pro forma statement of operations reflects the financial results of Adience as if the reorganization had been effective January 1, 1993:

                                 ADIENCE, INC.
                CONSOLIDATING PRO FORMA STATEMENT OF OPERATIONS

                                                                           ADIENCE
                                                                          PRO FORMA                   PRO FORMA
                                                PRO FORMA ADJUSTMENTS       INCOME      ADIENCE     ADIENCE, INC.
                                   ADIENCE    --------------------------  STATEMENT     CANADA       CONSOLIDATED
                                   12/31/93      DEBIT         CREDIT      12/31/93    12/31/93        12/31/93
                                  ----------  ------------  ------------  ----------  -----------  ----------------
Net revenues....................  $   85,833                              $   85,833   $  13,170      $   99,003
Costs and expenses:
  Cost of revenues..............      73,720  $     571(1)                    74,291       9,987          84,278
  Selling, general and
   administrative...............      17,184                $     145(1)      17,039       2,628          19,667
  Amortization of intangible
   asset........................       9,011                                   9,011                       9,011
                                  ----------  ------------     ------     ----------  -----------       --------
                                      99,915        571           145        100,341      12,615         112,956
                                  ----------  ------------     ------     ----------  -----------       --------
Operating (loss) profit.........     (14,082)                                (14,508)        555         (13,953)
Other income (expense):
  Interest and other income.....         770                                     770          90             860
  Interest expense..............      (6,051)     1,297(2)                    (7,348)         (1)         (7,349)
                                  ----------  ------------     ------     ----------  -----------       --------
                                      (5,281)     1,297             0         (6,578)         89          (6,489)
                                  ----------  ------------     ------     ----------  -----------       --------
(Loss) income from continuing
 operations before
 reorganization items and income
 taxes..........................     (19,363)                                (21,086)        644         (20,442)
Reorganization items:
  Professional fees.............        (848)                     848(3)           0                           0
  Write-off of unamortized debt
   discount.....................        (455)                     455(3)           0                           0
  Write-off of unamortized loan
   fees.........................      (2,065)                   2,065(3)           0                           0
  Adjust accounts to fair
   value........................      23,165     23,165(3)                         0                           0
                                  ----------  ------------     ------     ----------  -----------       --------
                                      19,797     23,165         3,368              0           0               0
                                  ----------  ------------     ------     ----------  -----------       --------
Income (loss) from continuing
 operations before income
 taxes..........................         434                                 (21,086)        644         (20,442)
Income taxes (benefit)..........        (926)                                   (926)        378            (548)
                                  ----------  ------------     ------     ----------  -----------       --------
Income (loss) from continuing
 operations.....................  $    1,360  $  25,033     $   3,513     $  (20,160)  $     266      $  (19,894)
                                  ----------  ------------     ------     ----------  -----------       --------
                                  ----------  ------------     ------     ----------  -----------       --------

------------------------
(1) Reflects a six month impact of additional depreciation expense resulting from the write-up of property, plant and equipment and the reduction of goodwill amortization which was written off in conjunction with fresh start reporting.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

3.  PRO FORMA RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

(2)  Interest expense on reorganized long-term debt.

(3)  Elimination  of  the  effect  of  non-recurring  reorganization  items   on
     operations.

4.  CONTRACTS IN PROGRESS
    The status of contract costs on uncompleted construction contracts was as follows:

                                                                     COSTS AND ESTIMATED   BILLINGS IN EXCESS
                                                                     EARNINGS IN EXCESS       OF COSTS AND
                                                                         OF BILLINGS       ESTIMATED EARNINGS     TOTAL
                                                                    ---------------------  -------------------  ---------
December 31, 1993:
Costs and estimated earnings......................................        $     352             $     138       $     490
Billings..........................................................               24                   288             312
                                                                              -----                 -----       ---------
                                                                          $     328             $     150       $     178
                                                                              -----                 -----       ---------
                                                                              -----                 -----       ---------
December 31, 1994:
Costs and estimated earnings......................................        $     460             $     102       $     562
Billings..........................................................               17                   168             185
                                                                              -----                 -----       ---------
                                                                          $     443             $      66       $     377
                                                                              -----                 -----       ---------
                                                                              -----                 -----       ---------

5.  OTHER ASSETS
    Included in other assets are the following:

                                                                                       DECEMBER 31,   DECEMBER 31,
                                                                                           1993           1994
                                                                                       -------------  -------------
Notes receivable from former shareholder (Note 10)...................................    $     669      $  --
Notes receivable from sale of discontinued operations and other (Note 9).............          155         --
Goodwill and organization costs......................................................          609            931
Loan origination fees................................................................          705            624
Investments..........................................................................          376            397
Pension asset........................................................................          780            823
Deferred computer costs..............................................................          667            840
Cash surrender value of life insurance policies......................................           15             15
Other................................................................................          199            236
                                                                                            ------         ------
                                                                                         $   4,175      $   3,866
                                                                                            ------         ------
                                                                                            ------         ------

                                 ADIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

6.  LINES OF CREDIT
    On the consummation date of the plan of reorganization, June 30, 1993, Adience entered into a financing agreement with Congress Financial Corporation ("Congress") that had a renewal date of June 30, 1994 (the "Renewal Date"). Certain revisions were made to the terms of the agreement during 1994 and 1995, including the extension of the Renewal Date to June 30, 1996. The facility remains in effect year to year thereafter, unless terminated upon sixty days written notice by either party on the anniversary of the Renewal Date in any year. Under the revised agreement, Adience may request loan advances not to exceed the lesser of $14 million or available collateral (85% of eligible accounts receivable less than 90 days, 50% of eligible bagged inventory plus 30% of eligible raw material and finished goods inventory which does not constitute bagged inventory). The loan is collateralized by accounts receivable, inventory, fixed assets, intangible assets and Adience's shares of IDT. In addition, IDT has guaranteed the Adience line of credit and has pledged as collateral its own accounts receivable, inventory and equipment. The interest rate on the loan is 2.5% over the prime rate (effective rate of 11% at December 31, 1994). At December 31, 1994, Adience had borrowed $12,468 under the credit facility including checks in transit of $1,689.

    In addition, IDT entered into a financing agreement with Congress, that expires June 30, 1995. The facility remains in effect year to year thereafter, unless terminated upon sixty days written notice by either party on the anniversary of the Renewal Date in any year. If the Congress facility is not renewed or if alternate financing is not obtained, management believes that IDT will be able to generate sufficient cash flow from operations to meet its working capital needs. Certain revisions were also made to the terms of the agreement during 1994. Under the revised agreement, IDT may request loan advances not to exceed the lesser of $5 million or available collateral (85% of eligible accounts receivable less than 90 days plus 30% of eligible raw material and finished goods inventory). The loan is collateralized by accounts receivable, inventory and fixed assets. Adience guarantees IDT's debt to Congress. The interest rate on the loan is 2.5% over the prime rate. At December 31, 1994, IDT had borrowed $800 under the credit facility. Letters of credit issued under the facility totaled $700 at December 31, 1994, which reduced the availability under the financing arrangement in a like amount.

    Alpine intends to pursue a long-term financing in 1995 to refinance the Adience existing credit line, as well as for other purposes as deemed appropriate (see Note 7).

    Both Adience and IDT pay commitment fees on the unused portion of their credit facility of 0.5% per annum. Under the terms of the financing agreements, both companies are required to maintain certain financial ratios and meet other financial conditions. The agreements do not allow the companies to incur additional indebtedness, pay cash dividends, make certain investments, advances or loans and limits annual capital expenditures. As of December 31, 1994, Adience and IDT were in compliance with the covenants of their respective agreements. Adience's ability to continue to comply with such conditions is dependent upon Adience's ability to achieve specified levels of sales, profitable operations and borrowing availability. Waivers or amendments may be required in the future to ensure compliance. Inability to achieve compliance in the future could affect Adience's access to further borrowings or require it to secure additional capital by other means.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

7.  LONG-TERM OBLIGATIONS
    Long-term obligations consisted of the following:

                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1993          1994
                                                                             ------------  ------------
Senior Secured Notes due 2002, interest at 11%                                $   49,079    $   49,079
Capital lease obligations..................................................          745           587
Notes payable with monthly installments of principal interest of $22
 through December 1997, interest at 10%....................................          836           653
Other (interest ranges from 10% to 13%)....................................          560           556
                                                                             ------------  ------------
                                                                                  51,220        50,875
Less: current portion......................................................          759           662
                                                                             ------------  ------------
                                                                                  50,461        50,213
Discount on New Senior Secured Notes                                               4,250         3,763
                                                                             ------------  ------------
                                                                              $   46,211    $   46,450
                                                                             ------------  ------------
                                                                             ------------  ------------

    In connection with the Plan of Reorganization, $49,079 of Adience Senior Secured Notes with an annual interest rate of 11% (the "Adience Senior Notes") were issued under an indenture agreement dated as of June 30, 1993. The Adience Notes are redeemable at the option of Adience after December 15, 1997. The Adience Notes are not guaranteed by the subsidiaries of Adience. The Adience Notes are secured by a lien on all the assets of Adience, including the stock of IDT.

    Adience, on a consolidated basis, has agreed to certain restrictive covenants which are customary for such financings including, among other things, limitations on additional indebtedness, limitations on asset sales and restrictions on the payment of dividends.

    As part of Alpine's acquisition of Adience, Alpine entered into a debt exchange agreement, dated as of October 11, 1994, as amended (the "Debt Exchange Agreement"), with the holders of approximately 90% in principal amount of the Adience Senior Notes, pursuant to which Alpine has the option to cause such holders to exchange their Adience Senior Notes, in the principal amount of $44 million plus accrued interest, for a combination of approximately $35.3 million in cash and other non-cash consideration. If the exchange does not occur prior to June 30, 1995, the Debt Exchange Agreement may be terminated by either Alpine or the Adience Senior Note holders. The Debt Exchange Agreement also allows Adience to defer the December 15, 1994 and June 15, 1995 interest payments due to such holders of the Adience Senior Notes until the date the debt exchange occurs, or if such debt exchange does not occur, then all accrued interest will be due on December 15, 1995.

    Alpine intends to pursue a long-term financing in 1995 to provide for the redemption at a discount of the Adience Senior Notes.

    Principal maturities of long-term obligations are as follows:

1995.......................................................  $     662
1996.......................................................        540
1997.......................................................        428
1998.......................................................        122
1999.......................................................         44
Thereafter.................................................     49,079
                                                             ---------
                                                             $  50,875
                                                             ---------
                                                             ---------

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

7.  LONG-TERM OBLIGATIONS (CONTINUED)
Property, plant and equipment at December 31, 1993 and 1994 includes equipment, automobiles and trucks under capital leases with a net book value of $1,497 and $1,370, respectively. During the year ended 1993, the six months ended June 30 and December 31, 1993, and the year ended 1994 Adience incurred capital lease obligations of $524, $90, $309 and $265, respectively.

8.  OPERATING LEASES
    Adience leases certain buildings, machinery, and equipment under both short- and long-term lease arrangements. Future minimum lease commitments under non-cancelable operating leases are not significant. Rental expense relating to such leases was approximately $1,600 in 1992, $800 for the six months ended June 30, 1993, $1,000 for the six months ended December 31, 1993 and $1,900 in 1994.

9.  DISCONTINUED OPERATIONS
    Alpine and IDT entered into an Agreement and Plan of Merger, dated as of December 21, 1994, which provides for the merger of two of Alpine's subsidiaries, APV and Posterloid, with and into two separate wholly-owned subsidiaries of IDT formed for the purpose of acquiring APV and Posterloid (the "IDT Merger") (see Note 1). After the IDT Merger, Alpine intends to distribute to its stockholders, or otherwise dispose of a substantial portion of IDT common stock owned by Alpine.

    In connection with the IDT Merger and Distribution, Adience's consolidated financial statements and notes thereto have been reclassified to reflect the operations of IDT as discontinued. In conjunction with this treatment, the Company recorded a non-cash charge of $3,339 to write-down the investment in IDT to estimated fair market value. The impact of the write-down on 1994 earnings was $0.33 per share.

    Net assets of discontinued operations consist primarily of accounts receivable of $11,453 and $9,258, inventories of $3,438 and $3,812 and property, plant and equipment of $1,738 and $1,506 at December 31, 1993 and 1994, respectively. Accounts payable and accrued expenses include $5,204 and $5,885 at December 31, 1993 and 1994, respectively, related to IDT's operations.

    During 1992, Adience's Geotec operation was sold for approximately $1.1 million in cash and $1.2 million in notes receivable, after concluding that Geotec's operations no longer fit Adience's long-term strategic plans. In addition, Adience's Hotwork division, which provided preheating services to refractory maintenance companies, was sold during 1992 for $1.2 million in cash. During the six months ended June 30, 1993 and December 31, 1993, adjustments to the previously reported loss were made on these sales of approximately $400 and $84, respectively, which has been reflected as an additional loss on the disposal of discontinued operations in the consolidated statements of operations.

    In November 1991, Adience sold its wholly owned subsidiary, Energy Technology, Inc. ("Entec"), for approximately $6.5 million. In addition, during 1991, Adience sold certain assets and all of the businesses of its Texas operations ("Texops"), Chemsteel, Inc., and Ward Duct Connectors, Inc. During 1992, an adjustment to the previously reported gain was made on these sales of approximately $1.1 million, which has been reflected as an additional loss on disposal of discontinued operations in the consolidated statements of operations.

    The operating results of the discontinued operations are shown separately in the accompanying consolidated statements of operations. Net revenues of discontinued operations were $61,499, $23,740, $24,307 and $32,365 for the year ended December 31, 1992, the six months ended June 30 and December 31, 1993 and the year ended December 31, 1994, respectively.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

10. RELATED PARTY TRANSACTIONS
    In connection with the plan of reorganization, Adience entered into a new multi-year agreement signed in 1994, to be effective as of October 1, 1992, with the former principal shareholder, Chairman of the Board and Chief Executive Officer and a severance compensation agreement with his son for a period of seven and five years, respectively. The present value of these payments has been reflected in "Reorganization items-other" and total approximately $4.8 million for the year ended December 31, 1992.

    Note receivable from the former principal shareholder of Adience (current portion included in "Prepaid expenses, deposits and other"; 1993--$515; long-term portion included in "Other assets"; 1993--$669) has been netted against amounts payable to the former principal shareholder in the accompanying December 31, 1994 consolidated balance sheet.

    Steib & Company, a New York general partnership, was granted options to purchase 1,275,000 shares of Company common stock as partial compensation for services to be performed under an advisory agreement with the Company. Steven S. Elbaum, a member of the Company's Board of Directors, is a general partner of Steib & Company. Total amounts paid during 1994 related to the advisory agreement amounted to $188.

    In connection with Alpine's acquisition of substantially all of Adience's common stock, Alpine purchased 5.8% of Adience's common stock from Steib & Company ("Steib"). Alpine reimbursed Steib & Company for costs incurred by Steib in connection with Steib's investment in the Adience common stock. In connection with these transactions, a three year advisory agreement between Adience and Steib was canceled, as was Steib's option to purchase 1,275,000 shares of Adience common stock.

11. RESEARCH AND DEVELOPMENT EXPENSE
    Adience incurred research and development expense of $1,191, $541, $541 and $1,102 for the year ended December 31, 1992, the six months ended June 30 and December 31, 1993 and year ended December 31, 1994, respectively.

12. INCOME TAXES
    (Loss)  income  from   continuing  operations  before   income  taxes,   and
extraordinary item consisted of:

                                        PRE-EMERGENCE                        POST-EMERGENCE
                             -----------------------------------  ------------------------------------
                                YEAR ENDED      SIX MONTHS ENDED  SIX MONTHS ENDED      YEAR ENDED
                             DECEMBER 31, 1992   JUNE 30, 1993    DECEMBER 31, 1993  DECEMBER 31, 1994
                             -----------------  ----------------  -----------------  -----------------
Domestic...................     $   (26,531)       $   15,864        $   (15,430)       $   (15,191)
Canadian...................             599               646                 (2)               684
                                   --------           -------           --------           --------
                                $   (25,932)       $   16,510        $   (15,432)       $   (14,507)
                                   --------           -------           --------           --------
                                   --------           -------           --------           --------

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

12. INCOME TAXES (CONTINUED)
    Federal,   foreign,  and  state  income  taxes  (benefits)  from  continuing operations consisted of the following:

                                               PRE-EMERGENCE                        POST-EMERGENCE
                                    -----------------------------------  ------------------------------------
                                       YEAR ENDED      SIX MONTHS ENDED  SIX MONTHS ENDED      YEAR ENDED
                                    DECEMBER 31, 1992   JUNE 30, 1993    DECEMBER 31, 1993  DECEMBER 31, 1994
                                    -----------------  ----------------  -----------------  -----------------
Current:
  Federal.........................      $  (3,105)        $   --             $  --              $  (4,297)
  Foreign.........................            338                261               113                345
  State...........................            200             --                   149             --
                                          -------            -------           -------            -------
    Total current.................         (2,567)               261               262             (3,952)
                                          -------            -------           -------            -------
Deferred:
  Federal.........................         (5,924)             4,215              (627)              (668)
  Foreign.........................             23             --                    38                (26)
  State...........................           (902)               504              (125)            --
  Reorganization valuation
   adjustment.....................         --                 (1,108)           --                 --
  Change in valuation allowance...          8,339             (3,612)             (356)             4,965
                                          -------            -------           -------            -------
    Total deferred................          1,536                 (1)           (1,070)             4,271
                                          -------            -------           -------            -------
    Total income tax provision
     (benefit)....................      $  (1,031)        $      260         $    (808)         $     319
                                          -------            -------           -------            -------
                                          -------            -------           -------            -------

    The effective income tax rate from continuing operations varied from the statutory federal income tax (benefit) rate as follows:

                                                        PRE-EMERGENCE                POST-EMERGENCE
                                                 ---------------------------  ----------------------------
                                                                 SIX MONTHS    SIX MONTHS
                                                  YEAR ENDED       ENDED          ENDED       YEAR ENDED
                                                 DECEMBER 31,     JUNE 30,    DECEMBER 31,   DECEMBER 31,
                                                     1992           1993          1993           1994
                                                 -------------  ------------  -------------  -------------
Statutory federal income tax rate..............      (34.0)%          35.0%       (35.0)%        (35.0)%
Increases (decreases):
  State income taxes, net federal tax
   benefit.....................................       (3.6)            1.5         --             --
  Effect on Canadian income taxes..............         0.6            0.1           1.0            2.2
  Change in valuation allowance................        33.1         (11.2)         (1.3)           31.2
  Amortization of reorganization value.........       --             --             21.4            2.5
  Other reorganization adjustments.............       --             (4.4)           9.9          --
  Provision recorded to reorganization value...       --             (3.3)         --             --
  Asset write-up for books.....................       --             (3.1)         --             --
  Non taxable debt discharge...................       --            (17.7)         --             --
  Reduction in NOL carryforward................       --               3.1         --             --
  Other items..................................       (0.1)            1.6         (1.2)            1.3
                                                     ------         ------        ------         ------
                                                      (4.0)%           1.6%        (5.2)%           2.2%
                                                     ------         ------        ------         ------
                                                     ------         ------        ------         ------

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

12. INCOME TAXES (CONTINUED)
    Deferred tax liabilities (assets) are comprised of the following at December 31, 1993 and December 31, 1994:

                                                                                     1993        1994
                                                                                  ----------  ----------
Property, plant and equipment...................................................  $    7,245  $    6,263
Pension accrual.................................................................         287         287
Accounting method change from LIFO..............................................         618         309
                                                                                  ----------  ----------
    Gross deferred tax liabilities..............................................       8,150       6,859
                                                                                  ----------  ----------
Inventory reserves..............................................................        (225)       (853)
Accrued commissions and labor costs.............................................      (4,041)     (2,829)
Bad debt reserve................................................................        (428)       (352)
State income & sales/use tax liability..........................................         (25)        (24)
Environmental liability.........................................................        (620)       (707)
IRS interest accrual............................................................        (400)       (400)
Inventory Section 263A costs....................................................        (214)       (214)
NOL carryforwards...............................................................      (5,274)     (9,604)
Foreign tax credits.............................................................        (543)       (510)
Minimum tax credits.............................................................        (402)       (402)
Other...........................................................................        (144)       (101)
                                                                                  ----------  ----------
    Gross deferred tax assets...................................................     (12,316)    (15,996)
Valuation allowance.............................................................       5,400      10,365
                                                                                  ----------  ----------
Net deferred tax liability......................................................  $    1,234  $    1,228
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    SFAS 109 requires a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years." The ultimate realization of this deferred income tax asset depends on Adience's ability to generate sufficient taxable income in the future. While Adience believes that the deferred income tax asset will be fully or partially realized by future operating results, losses in recent years and a desire to be conservative make it appropriate to record a valuation allowance.

    As of December 31, 1994, Adience has a net operating loss carryforward for domestic federal income tax purposes of approximately $24,000 which will expire in 2007, 2008 and 2009. Minimum tax and foreign tax credits of $912 are also available to offset federal income tax liabilities to the extent that regular tax exceeds tentative minimum tax in subsequent years. Upon consummation of the Plan of Reorganization, Adience had an ownership change, as defined by Section 382 of the Internal Revenue Code, which may limit Adience's ability to utilize the pre-ownership change portion of its net operating loss and/or credit. In addition under the provisions of SOP 90-7, subsequent utilization of net operating loss carryforwards will be reflected as an adjustment to reorganization value in excess of amounts allocable to identifiable assets or paid-in capital. An examination of Adience's consolidated U.S. income tax returns for 1988 through 1990 is currently underway. Any resulting adjustments for those years will impact Adience's net operating loss carryforwards.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

13. EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN

    During 1989, Adience established an Employee Stock Ownership Plan ("ESOP") for most salaried and certain hourly U.S. employees who meet minimum age and service requirements. To fund the ESOP, Adience borrowed $2.5 million repayable over five years in equal quarterly payments plus interest. Proceeds of this borrowing were loaned to the ESOP on the same terms and used by the ESOP, along with cash contributions from Adience, to purchase 646,875 shares of Adience's common stock from its principal shareholder during 1989 and 1990. In connection with the Reorganization, the ESOP shares were reduced by 55% to 291,093 shares. Effective June 30, 1993 all shares held by the ESOP were allocated to the ESOP participants' accounts. On July 1, 1993, Adience suspended any future recognition of expense related to the ESOP. Accordingly, Adience has no intention at this time to issue more shares of its common stock to the ESOP. Contributions to the ESOP charged to expense for the the year ended 1992 and six months ended June 30, 1993 amounted to $625 and $355, respectively.

OTHER EMPLOYEE BENEFIT PLANS

    During 1992, Adience initiated a 401(k) Savings Plan. This plan covers substantially all non-bargaining employees, including those employed by IDT, who meet minimum age and service requirements. Adience matches employee contributions of up to 8 percent of compensation at a rate of 25 percent. In addition, effective January 1, 1994, Adience declared a discretionary contribution equal to 3 percent of employees' salaries. Amounts charged against income totaled $93 for the year ended December 31, 1992, $63 for the six months ended June 30, 1993, $58 for the six months ended December 31, 1993 and $415 for the year ended December 31, 1994.

    Adience and subsidiaries maintain various defined benefit pension plans covering substantially all hourly employees. The plans provide pension benefits based on the employee's years of service or the average salary for a specific number of years of service. Adience's funding policy is to make annual contributions to the extent deductible for federal income tax purposes.

    Plan assets and projected benefit obligations for service to date for Adience's defined benefit pension plans aggregated approximately $6,811 and $5,900, respectively, at December 31, 1994. The comparable amounts at December 31, 1993 were $6,786 (assets) and $5,785 (obligations). The components of net periodic pension cost for the year ended December 31, 1992, the six months ended June 30 and December 31, 1993 and the year ended December 31, 1994 are not material to the consolidated financial statements. Plan assets are invested in cash, short-term investments, equities, and fixed income instruments. The actuarial present value of the projected benefit obligation at December 31, 1993 and 1994 was determined using a weighted average discount rate of 7.5%. The expected long-term rate of return on plan assets was 7.5% at December 31, 1993 and 1994.

    Certain union employees of Adience and subsidiaries are covered by multi-employer defined benefit retirement plans. Expense relating to these plans amounted to $782, $474, $619 and $1,138 for the year ended December 31, 1992, the six months ended June 30, 1993 and December 31, 1993 and the year ended December 31, 1994, respectively.

    In December 1990, the Financial Accounting Standards Board issued SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106), that requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid. Adience currently provides only life insurance benefits to certain of its hourly and salaried employees on a fully insured basis. Adoption of SFAS No. 106 did not have a material impact on Adience's consolidated financial

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

13. EMPLOYEE BENEFITS (CONTINUED)
statements. In November 1992, the Financial Accounting Standards Board issued new rules that require that the projected future cost of providing postemployment benefits be recognized as an expense as employees render service instead of when the benefits are paid. Adience believes its accrual for postemployment benefits (workers' compensation) is adequate.

14. STOCK PLANS
    On May 24, 1994, the Board of Directors of Adience adopted the 1994 Stock Option Plan ("Stock Option Plan") and 1994 Directors Stock Grant Plan ("Stock Grant Plan"). Under the Stock Option Plan, 1,250,000 shares have been reserved for issuance upon the exercise of stock options, which may be granted to employees by the Compensation Committee of the Company's Board of Directors. Under the Stock Option Plan, options generally become exercisable six months following the date of grant or over a period determined by the Board of Directors and expire ten years from the date of grant. The Stock Option Plan provides for the option price to be paid in cash, shares of Adience's common stock owned by the option holder, or a combination of such shares and cash. As of December 31, 1994, 225,000 options have been granted under the Stock Option Plan. Each option granted entitles the holder to acquire one share of Adience common stock at an exercise price not to be less that the fair market value of the underlying shares on the date of grant. There is currently no public market for the common stock.

    The Stock Grant Plan provides that up to 300,000 shares of common stock may be granted to the members of the Board of Directors, at no cost to the directors. The Stock Grant Plan authorized the automatic grant of 10,000 shares of common stock to each director on June 13, 1994, and 10,000 shares of common stock to each director on the date of each of the next two successive annual meetings of shareholders of Adience provided the director is then re-elected to the board, up to an aggregate of not more than 30,000 shares for each director. These grants have been made in lieu of a cash retainer which would have been paid to each director.

    The aggregate fair market value of the shares granted under the Stock Grant Plan is considered unearned compensation at the time of grant and compensation is earned ratably over the year. Adience recognized $75 in expense for the year ended December 31, 1994.

15. COMMITMENTS AND CONTINGENCIES
    At December 31, 1994, Adience had $200 in irrevocable standby letters of credit outstanding, not reflected in the accompanying consolidated financial statements, as guarantees in force for various insurance policies, performance and bid bonds. These instruments are usually for a period of one year or the duration of the contract. The letters of credit reduce Adience's availability under the Congress credit facility.

    In February 1992, IDT was cited by the Ohio Environmental Protection Agency (the "Ohio EPA") for violations of Ohio's hazardous waste regulations, including speculative accumulation of waste (holding waste on-site beyond the legal limit) and illegal disposal of hazardous waste on the site of its Alliance, Ohio manufacturing facility. IDT had $783 accrued at December 31, 1993 for the clean up of this site. This amount is included under the caption "Net assets of discontinued operations" in the accompanying balance sheet.

    In December 1993, IDT and Adience signed a consent order with the Ohio EPA and Ohio Attorney General which required IDT and Adience to pay to the State of Ohio a civil penalty of $200 (of which IDT paid $175 and Adience paid $25) and to remediate the site in accordance with specified cleanup goals. In addition, the consent order requires the payment of stipulated penalties of up to $1 per day for failure to satisfy certain requirements of the consent order including milestones in the closure plan. In October 1994, IDT and Adience filed a proposed amendment to the consent order which would allow IDT and Adience to establish risk-based cleanup goals, an approach which has been approved by the Ohio EPA for other

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

15. COMMITMENTS AND CONTINGENCIES (CONTINUED) contaminated sites. If the Ohio EPA approves this proposed amendment, use of this approach is expected to reduce the extent and cost of remediation required at this site. The Ohio EPA has not yet responded to this proposed amendment. At December 31, 1994, environmental accruals amounted to $750, which represents management's reasonable estimate of the amounts remaining to be incurred in this matter, including the costs of effecting the closure plan, bonding and insurance costs, penalties and legal and consultants' fees. This amount is included under the caption "Net assets of discontinued operations" in the accompanying balance sheet. Since 1991, Adience and IDT have together paid $693 (excluding the civil penalty) for the environmental clean-up related to the Alliance facility. If the Ohio EPA does not accept the proposed amendment to the consent order, the cost of the remediation may exceed the amounts currently accrued.

    Under the acquisition agreement pursuant to which IDT acquired the property from Adience in 1990, Adience represented and warranted that, except as otherwise disclosed to IDT, no hazardous material has been stored or disposed of on the property. No disclosure of storage or disposal of hazardous material on the site was made. Accordingly, Adience is required to indemnify IDT for any losses in excess of $250. IDT has notified Adience that it is claiming the right to indemnification for all costs in excess of $250 incurred by IDT in this matter and has received assurance that Adience will honor such claim. Since 1991, Adience has reimbursed IDT $643; if Adience is financially unable to honor its remaining obligation, such costs would be borne by IDT.

    Adience is also engaged in various other legal actions arising in the ordinary course of business. Management believes, after discussions with internal and external counsel, that the ultimate outcome of the proceedings will not have a material adverse effect on Adience's consolidated financial position.

                                 ADIENCE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994
    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA, UNLESS OTHERWISE NOTED)

16. QUARTERLY DATA AND FOURTH QUARTER ADJUSTMENTS (UNAUDITED)
    The following table sets forth selected highlights for each of the fiscal quarters during the year ended December 31, 1994 and the six months ended June 30 and December 31, 1993:

                                                                     PRE-EMERGENCE             POST-EMERGENCE
                                                                 ----------------------  --------------------------
QUARTER ENDED 1993                                                MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
---------------------------------------------------------------  -----------  ---------  ------------  ------------
Net revenues...................................................   $  21,881   $  22,550   $   25,327    $   29,245
Cost of revenues...............................................      17,323      18,605       21,562        26,217
Operating loss.................................................         (84)     (1,923)        (959)      (10,561)
(Loss) income before extraordinary item........................      (1,930)     17,782       (2,265)      (12,102)
Net (loss) income..............................................      (1,930)     35,262       (2,265)      (12,102)
Loss per common share before extraordinary item................       *           *       $    (0.23)   $    (1.21)
Net loss per common share......................................       *           *       $    (0.23)   $    (1.21)
Average common shares outstanding..............................       *           *           10,000        10,000

                                                                                   POST-EMERGENCE
                                                                 --------------------------------------------------
QUARTER ENDED 1994                                                MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
---------------------------------------------------------------  -----------  ---------  ------------  ------------
Net revenues...................................................   $  22,126   $  23,287   $   27,796    $   23,064
Cost of revenues...............................................      19,255      19,523       22,777        22,913
Operating (loss) profit........................................      (1,867)     (1,186)         647        (5,022)
Loss before extraordinary item.................................      (3,885)     (2,795)      (1,225)      (12,870)
Net loss.......................................................      (3,885)     (2,795)      (1,225)      (12,870)
Net loss per common share......................................   $   (0.39)  $   (0.28)  $    (0.12)   $    (1.28)
Average common shares outstanding..............................      10,000      10,019       10,100        10,100

* Earnings per common share are not meaningful prior to June 30, 1993 due to the reorganization -- see Note 1.

    Fourth quarter results for 1994 include a non-cash charge of $2.8 million related to asset write-downs at Adience. Certain assets of Adience were evaluated for disposition, and the net book value of these assets was adjusted to estimated fair market value. The impact of these asset write-downs on fourth quarter results was $0.28 per common share. These write-downs resulted from Adience's business improvement program which includes selling non strategic assets and reassessing the net realizable value of certain inventory product lines in light of the current economic environment and the related impact on estimated revenue levels for those product lines.

    Additionally, fourth quarter results were reduced by a non-cash charge of $3.3 million to write-down the investment in IDT to estimated fair market value. The impact of the write-down on the net loss per common share was $0.33. See
Note 9 to Consolidated Financial Statements for further detail.

    Losses from discontinued operations totaled $2.7 million for the fourth quarter ending December 31, 1994 or $0.27 per common share.

    Net loss per common share for the fourth quarter of 1993 included a special charge of $8 million for write-down of Adience's reorganization value in excess of amounts allocable to identifiable assets and a $314 loss on the sale of two divisions. Excluding these adjustments, net loss per common share for the fourth quarter was $(0.38).

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The General Corporation Law of the State of Delaware permits corporations incorporated under the law of the State of Delaware (such as Alpine) and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of such corporation or in an action by stockholders of such corporation.

    Alpine's Certificate of Incorporation eliminates the liability of directors to stockholders or Alpine for monetary damages arising out of the directors' breach of their fiduciary duty of care. Alpine's By-laws authorize Alpine to indemnify its directors, officers, incorporations, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee or agent of Alpine. In addition, Alpine's By-laws permit Alpine to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the Delaware General Corporation Law.

    Alpine maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of Alpine for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

    The Purchase Agreement provides for reciprocal indemnification between Alpine and its controlling persons, on the one hand, and the Initial Purchasers and their controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

ITEM 21.  EXHIBITS

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
2(a)       Asset  Purchase Agreement,  dated as of  March 17, 1995  by and  among Alcatel NA  Cable Systems, Inc.,
            Alcatel Canada Wire, Inc. Superior Cable Corporation and Superior Teletec Inc. (incorporated herein by reference to Exhibit 1 to the Current Report on Form 8-K of Alpine dated May 24, 1995)
2(b)       Amendment dated May 11, 1995 to Asset Purchase  Agreement by and among Alcatel NA Cable Systems,  Inc.,
            Alcatel  Canada Wire, Inc., Superior Cable Corporation  and Superior Teletec Inc. (incorporated herein by reference to Exhibit 2 to the Current Report on Form 8-K of Alpine dated May 24, 1995)
2(c)       Agreement and Plan  of Merger, dated  as of  December 21, 1994,  as amended, by  and among  Information
            Display  Technology, Inc.,  IDT PolyVision  Acquisition Corp.,  IDT Posterloid  Acquisition Corp., The
            Alpine Group,  Inc., Alpine/Poly  Vision,  Inc. and  Posterloid  Corporation (incorporated  herein  by reference  to Exhibit  2 to  Amendment No.  1 to Alpine's  Statement on  Schedule 13D  relating to its beneficial ownership of equity securities of  Information Display Technology, Inc. dated December  28,
            1994)
2(d)       Amendment  to the Agreement and Plan of Merger, dated as of December 21, 1994, by and among Information
            Display Technology, Inc.,  IDT PolyVision  Acquisition Corp.,  IDT Posterloid  Acquisition Corp.,  The
            Alpine  Group,  Inc.,  Alpine/PolyVision,  Inc. and  Posterloid  Corporation  (incorporated  herein by reference to Exhibit  1 to  Amendment No.  2 to Alpine's  Statement on  Schedule 13D  relating to  its beneficial ownership of equity securities of Information Display Technology Inc. dated May 5, 1995)
2(e)       Amended  and Restated Stock Purchase Agreement,  dated as of October 11,  1994, by and among The Alpine
            Group, Inc.  and certain  stockholders of  Adience, Inc.  ("Adience") as  listed therein,  as  amended
            (incorporated  herein by reference  to Exhibit 2.1 to  the Company's Current Report  on Form 8-K dated
            January 5, 1995)

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
3(a)       Certificate of Incorporation of Alpine (incorporated herein by reference to Exhibit 3(a) to the  Annual
            Report on Form 10-K of Alpine for the fiscal year ended April 30, 1995 (the "1995 10-K"))
3(b)       Amendment  to the Certificate of  Incorporation of Alpine (incorporated  herein by reference to Exhibit
            3(aa) of Post-Effective Amendment No.  1 to the Registration Statement  on Form S-3 (Registration  No.
            33-53434) of Alpine, as filed with the Commission on May 12, 1993)
3(c)       Certificate  of  the powers,  Designations, Preferences  and  Rights of  the 9%  Cumulative Convertible
            Preferred Stock of Alpine (incorporated  herein by reference to Exhibit  1 to the Quarterly Report  on
            Form 10-Q of Alpine for the quarter ended January 31, 1989)
3(d)       Certificate of the Powers, Designations, Preferences and Rights of the 9% Cumulative Convertible Senior
            Preferred  Stock of Alpine (incorporated herein  by reference to Exhibit 3(c)  to the Annual Report on
            Form 10-K of Alpine for the fiscal year ended April 30, 1992 ("1992 10-K"))
3(e)       Certificate of the  Powers, Designations,  Preferences and Rights  of the  8.5% Cumulative  Convertible
            Senior  Preferred Stock  of Alpine  (incorporated herein by  reference to  Exhibit 3(e)  to the Annual
            Report on Form 10-K of Alpine for the Fiscal year ended April 30, 1994)
3(f)       Certificate of the Powers, Designations, Preferences and Rights of the 8% Cumulative Convertible Senior
            Preferred Stock of the Company (incorporated herein by reference to Exhibit 3(f) to the 1995 10-K)
3(g)       By-laws of Alpine (incorporated herein by reference to Exhibit 3(g) to the 1995 10-K)
3(h)*      Certificate of Incorporation of Adience
3(i)*      By-laws of Adience
3(j)*      Articles of Incorporation of Superior Telecommunications Inc.
3(k)*      By-laws of Superior Telecommunications Inc., as amended
4(a)       [intentionally omitted]
4(b)       [intentionally omitted]
4(c)       [intentionally omitted]
4(d)       Indenture, dated as of October 31, 1989, between Alpine and IBJ Schroder Bank & Trust Company  ("IBJ"),
            as trustee, relating to the Convertible Secured Senior Subordinated Notes due July 31, 1996, of Alpine
            (incorporated herein by reference to Exhibit 4(d) to the 1995 10-K)
4(e)       First  Supplemental Indenture to  the above Indenture, dated  as of March 28,  1991, between Alpine and
            IBJ, as trustee (incorporated herein by  reference to Exhibit 4 to the  Current Report on Form 8-K  of
            Alpine dated April 10, 1991 (the "April 1991 8-K"))
4(f)       Second  Supplemental Indenture to the above  Indenture, dated as of April  10, 1992, between Alpine and
            IBJ, as trustee (incorporated herein by reference to Exhibit 4(f) to the 1992 10-K)
4(g)       Indenture, dated  as  of  June  30,  1993,  between Adience,  Inc.  ("Adience")  and  IBJ,  as  trustee
            (incorporated herein by reference to Registration Statement No. 33-72024 of Adience, Inc.)
4(h)       Supplemental Indenture, dated as of July 21, 1995, to Indenture by and between Adience and IBJ dated as of June 30, 1995 (incorporated herein by reference to Exhibit 10(cc) to the 1995 10-K)
4(i)       Indenture,  dated as of July 15, 1995, by  and among Alpine, Adience, Superior Telecommunications Inc.,
            Superior Cable Corporation and  Marine Midland Bank  ("Marine Midland"), as  trustee, under which  Old
            Notes  are issued, and New Notes will be issued (incorporated herein by reference to Exhibit 10(ee) to the 1995 10-K)

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
4(j)*      Registration Rights  Agreement, dated  as of  July 21,  1995, by  and among  Alpine, Adience,  Superior
            Telecommunications   Inc.,  Superior   Cable  Corporation,   Merrill  Lynch   Co.,  Nomura  Securities
            International, Inc. and First Albany Corporation
4(k)*      Form of Old Note
4(l)*      Form of New Note
4(m)**     Form of letter of transmittal to be used by tendering holders of Old Notes in the Exchange Offer
5**        Opinion of Proskauer Rose Goetz & Mendelsohn LLP re: validity of securities
8**        Opinion of Proskauer Rose Goetz & Mendelsohn LLP re: certain federal income tax consequences (contained in opinion filed as Exhibit 5)
10(a)      Amended and Restated 1984 Restricted Stock Plan of Alpine (incorporated herein by reference to  Exhibit
            10.5 to Form S-4 (Registration No. 33-9978) of Alpine, as filed with the Commission on October 5, 1993
            (the "S-4 Registration Statement"))
10(b)      Amended  and Restated 1987 Long Term Equity Incentive  Plan of Alpine (incorporated herein by reference to Exhibit 10.4 to the S-4 Registration Statement)
10(c)      Stock Purchase  Agreement, dated  as of  February  14, 1992,  by and  between Alpine  and  Dataproducts
            Corporation,  relating to the  purchase of shares of  capital stock of  DNE Technologies, Inc. ("DNE")
            (incorporated herein by reference to Exhibit 1 to the Current Report on Form 8-K of Alpine dated March
            2, 1992 (the "March 1992 8-K"))
10(d)      Loan Agreement, dated as of February 13, 1992, by and among Alpine, DNE and the Connecticut Development
            Authority (incorporated herein by reference to Exhibit 3 to the March 1992 8-K)
10(e)      [intentionally omitted]
10(f)      [intentionally omitted]
10(g)      Development Agreement between Connecticut Innovations Incorporated and Alpine/ PolyVision, Inc.,  dated as of December 9, 1992 (incorporated herein by reference to Exhibit 10(z) to the Annual Report on Form
            10-K of Alpine for the fiscal year ended April 30, 1993 (the "1993 10-K"))
10(h)      Loan  Agreement  between Connecticut  Development Authority  and Alpine/PolyVision,  Inc., dated  as of
            December 9, 1992 (incorporated herein by reference to Exhibit 10(aa) to the 1993 10-K)
10(i)      [intentionally omitted]
10(j)      Lease Agreement by and  between ALP(TX) QRS  11-28, Inc., and  Superior TeleTec Transmission  Products,
            Inc.,  dated as of December 16, 1993 (incorporated herein by reference to Exhibit (i) to the Quarterly
            Report on Form 10-Q of Alpine for the Quarter ended January 31, 1994)
10(k)      Amended and Restated Debt Exchange  Agreement, dated as of October  11, 1994, among Alpine and  certain debtholders  of Adience as listed therein (as amended  through April 14, 1995) (incorporated herein by reference to Exhibit 10(k) to the 1995 10-K)
10(l)      Note Purchase  Agreement, dated  as of  May 10,  1995, by  and among  Alpine, Superior  TeleTec,  Inc.,
            Superior Cable Corporation and Nomura International Trust Company (incorporated herein by reference to
            Exhibit 3 to Alpine's Current Report on Form 8-K dated May 24, 1995)
10(m)      Letter  Agreement, dated May 24,  1995 by and between  Alpine and PolyVision Corporation ("PolyVision")
            relating to $5,000,000 credit  commitment (incorporated herein  by reference to  Exhibit 10(m) to  the
            1995 10-K)

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10(n)      Letter  Agreement, dated  May 24,  1995, by and  between Alpine  and PolyVision  relating to $2,500,000 credit commitment (incorporated herein by reference to Exhibit 10(n) to the 1995 10-K)
10(o)      First Amendment to Lease Agreement, dated as of May  10, 1995, by and between ALP (TX) QRS 11-28,  Inc.
            and Superior Teletec Inc. (incorporated herein by reference to Exhibit 10(o) to the 1995 10-K)
10(p)      Purchase   Agreement,  dated   as  of  July   14,  1995,   by  and  among   Alpine,  Adience,  Superior
            Telecommunications  Inc.,  Superior  Cable  Corporation,  Merrill  Lynch  &  Co.,  Nomura   Securities
            International, Inc. and First Albany Corporation (incorporated herein by reference to Exhibit 10(p) to the 1995 10-K)
10(q)      Employment  Agreement,  dated as  of September  8, 1993,  by and  between Alpine  and Steven  S. Elbaum
            (incorporated herein by reference to Exhibit 10(q) to the 1995 10-K)
10(r)      Amendment to Employment Agreement, dated as of September  8, 1993, by and between Alpine and Steven  S.
            Elbaum (incorporated herein by reference to Exhibit 10(r) to the 1995 10-K)
10(s)      Employment  Agreement,  dated as  of  September 8,  1993,  by and  between  Alpine and  Bragi  F. Schut
            (incorporated herein by reference to Exhibit 10(s) to the 1995 10-K)
10(t)      Amendment to Employment Agreement, dated as  of September 8, 1993, by  and between Alpine and Bragi  F.
            Schut (incorporated herein by reference to Exhibit 10(t) to the 1995 10-K)
10(u)      Employment  Agreement, dated  as of  November 10,  1993, by  and between  Alpine and  David S. Aldridge
            (incorporated herein by reference to Exhibit 10(u) to the 1995 10-K)
10(v)      Employment Agreement,  dated as  of  November 10,  1993, by  and  between Alpine  and James  R.  Kanely
            (incorporated herein by reference to Exhibit 10(v) to the 1995 10-K)
10(w)      Employment  Agreement, dated as of  November 10, 1993, by  and between Alpine and  Justin F. Deedy, Jr.
            (incorporated herein by reference to Exhibit 10(w) to the 1995 10-K)
10(x)      Second Amendment to Lease Agreement, dated as of July  21, 1995, by and between ALP(TX) ORS H-28,  Inc.
            and  Superior Telecommunications Inc. (incorporated  herein by reference to  Exhibit 10(x) to the 1995
            10-K)
10(y)      New Credit Agreement -- Loan and Security Agreement, dated as of July 21, 1995, by and between  Alpine,
            Shawmut Capital Corporation, Nationsbank of Georgia, N.A., and Creditanstalt Corporation Finance, Inc.
            (incorporated herein by reference to Exhibit 10(y) to the 1995 10-K)
10(z)      Amendment  to Employment Agreement, dated as of November 10,  1993, by and between Alpine and Justin F.
            Deedy, Jr. (incorporated herein by reference to Exhibit 10(z) to the 1995 10-K)
10(aa)     Amendment to Employment Agreement, dated as  of November 10, 1993, by  and between Alpine and David  S.
            Aldridge (incorporated herein by reference to Exhibit 10(aa) to the 1995 10-K).
10(bb)     Amendment  dated as  of June  30, 1995,  to Amended and  Restated Debt  Exchange Agreement  dated as of
            October 11, 1994,  among Alpine and  certain debtholders  of Adience as  listed therein  (incorporated herein by reference to Exhibit 10(bb) to the 1995 10-K).
10(cc)     Amendment  to the Employment Agreement, dated as of November  10, 1993, by and between Alpine and James
            R. Kanely (incorporated herein by reference to Exhibit 10(cc) to the 1995 10-K)
10(dd)     Pledge Agreement, dated as  of July 21, 1995,  by and between Alpine  and Marine Midland  (incorporated herein by reference to Exhibit 10(dd) to the 1995 10-K).
12**       Statement re computation of ratios
21         List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the 1995 10-K)

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
23(a)**    Consent of Arthur Andersen LLP (Alpine)
23(b)*     Consent of Price Waterhouse LLP (Adience)
23(c)**    Consent of Proskauer Rose Goetz & Mendelsohn LLP (contained in opinion filed as Exhibit 5)
24(a)*     Alpine Power of Attorney
24(b)**    Superior Cable Corporation Power of Attorney (at page II-8)
24(c)**    Superior Telecommunications Inc. Power of Attorney (at page II-9)
24(d)**    Adience, Inc. Power of Attorney (at page II-10)
25*        Statement of eligibility of trustee
27         Financial data schedule (incorporated herein by reference to Exhibit 27 to the 1995 10-K)

------------------------
 * Previously filed
** Filed herewith


ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (a) To file, during any period in which officers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

        (d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (e) That every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (Section230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (i) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2, and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of October, 1995.


                                          THE ALPINE GROUP, INC.


                                          By /S/ STEVEN S. ELBAUM


                                            ------------------------------------
                                             Steven S. Elbaum
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                         TITLE                  DATE
-----------------------------------  -------------------------  ----------------

                                     Chairman of the board and
                     *                Chief Executive Officer
-----------------------------------   (principal executive      October 3, 1995
         Steven S. Elbaum             officer)

                                     Chief Financial Officer
                     *                and Treasurer (principal
-----------------------------------   financial and accounting  October 3, 1995
         David S. Aldridge            officer)

                     *
-----------------------------------  Director                   October 3, 1995
       Kenneth G. Byers, Jr.

                     *
-----------------------------------  Director                   October 3, 1995
         Randolph Harrison

                     *
-----------------------------------  Director                   October 3, 1995
          John C. Jansing

                     *
-----------------------------------  Director                   October 3, 1995
       Ernest C. Janson, Jr.

                     *
-----------------------------------  Director                   October 3, 1995
          James R. Kanely

                     *
-----------------------------------  Director                   October 3, 1995
           Gene E. Lewis

                  /S/ BRAGI F.
               SCHUT
-----------------------------------  Director                   October 3, 1995
          Bragi F. Schut

        */s/ BRAGI F. SCHUT
-----------------------------------
 Bragi F. Schut, attorney in fact

                                 EXHIBIT INDEX



 EXHIBIT
 NUMBER                                              DESCRIPTION                                                PAGE
---------  ------------------------------------------------------------------------------------------------     -----
2(a)       Asset  Purchase Agreement, dated  as of March  17, 1995 by  and among Alcatel  NA Cable Systems,
            Inc.,  Alcatel  Canada  Wire,  Inc.  Superior  Cable  Corporation  and  Superior  Teletec  Inc.
            (incorporated  herein by reference  to Exhibit 1  to the Current  Report on Form  8-K of Alpine
            dated May 24, 1995)............................................................................
2(b)       Amendment dated May 11, 1995 to Asset Purchase Agreement by and among Alcatel NA Cable  Systems,
            Inc.,  Alcatel  Canada  Wire,  Inc.,  Superior  Cable  Corporation  and  Superior  Teletec Inc.
            (incorporated herein by  reference to Exhibit  2 to the  Current Report on  Form 8-K of  Alpine
            dated May 24, 1995)............................................................................
2(c)       Agreement  and  Plan  of Merger,  dated  as  of December  21,  1994,  as amended,  by  and among
            Information  Display  Technology,  Inc.,  IDT  PolyVision  Acquisition  Corp.,  IDT  Posterloid
            Acquisition  Corp., The Alpine Group, Inc., Alpine/Poly Vision, Inc. and Posterloid Corporation
            (incorporated herein by  reference to Exhibit  2 to Amendment  No. 1 to  Alpine's Statement  on
            Schedule  13D relating to its beneficial ownership  of equity securities of Information Display
            Technology, Inc. dated December 28, 1994)......................................................
2(d)       Amendment to the  Agreement and Plan  of Merger,  dated as of  December 21, 1994,  by and  among
            Information  Display  Technology,  Inc.,  IDT  PolyVision  Acquisition  Corp.,  IDT  Posterloid
            Acquisition Corp., The Alpine Group,  Inc., Alpine/PolyVision, Inc. and Posterloid  Corporation
            (incorporated  herein by  reference to Exhibit  1 to Amendment  No. 2 to  Alpine's Statement on
            Schedule 13D relating to its beneficial  ownership of equity securities of Information  Display
            Technology Inc. dated May 5, 1995).............................................................
2(e)       Amended  and Restated Stock Purchase Agreement,  dated as of October 11,  1994, by and among The
            Alpine Group, Inc. and certain stockholders of Adience, Inc. ("Adience") as listed therein,  as amended  (incorporated herein by  reference to Exhibit  2.1 to the  Company's Current Report on
            Form 8-K dated January 5, 1995)................................................................
3(a)       Certificate of Incorporation of Alpine (incorporated herein by reference to Exhibit 3(a) to  the
            Annual  Report on  Form 10-K  of Alpine  for the fiscal  year ended  April 30,  1995 (the "1995
            10-K"))........................................................................................
3(b)       Amendment to the  Certificate of Incorporation  of Alpine (incorporated  herein by reference  to
            Exhibit  3(aa) of  Post-Effective Amendment  No. 1  to the  Registration Statement  on Form S-3
            (Registration No. 33-53434) of Alpine, as filed with the Commission on May 12, 1993)...........
3(c)       Certificate of the powers, Designations, Preferences and Rights of the 9% Cumulative Convertible
            Preferred Stock of  Alpine (incorporated  herein by  reference to  Exhibit 1  to the  Quarterly
            Report on Form 10-Q of Alpine for the quarter ended January 31, 1989)..........................
3(d)       Certificate of the Powers, Designations, Preferences and Rights of the 9% Cumulative Convertible
            Senior  Preferred Stock  of Alpine  (incorporated herein  by reference  to Exhibit  3(c) to the
            Annual Report on Form 10-K of Alpine for the fiscal year ended April 30, 1992 ("1992 10-K"))...
3(e)       Certificate of  the  Powers,  Designations,  Preferences  and  Rights  of  the  8.5%  Cumulative
            Convertible  Senior Preferred Stock of Alpine (incorporated herein by reference to Exhibit 3(e)
            to the Annual Report on Form 10-K of Alpine for the Fiscal year ended April 30, 1994)..........
3(f)       Certificate of the Powers, Designations, Preferences and Rights of the 8% Cumulative Convertible
            Senior Preferred Stock of the Company (incorporated herein by reference to Exhibit 3(f) to  the
            1995 10-K).....................................................................................
3(g)       By-laws of Alpine (incorporated herein by reference to Exhibit 3(g) to the 1995 10-K)...........
3(h)*      Certificate of Incorporation of Adience.........................................................

 EXHIBIT
 NUMBER                                              DESCRIPTION                                                PAGE
---------  ------------------------------------------------------------------------------------------------     -----
3(i)*      By-laws of Adience..............................................................................
3(j)*      Articles of Incorporation of Superior Telecommunications Inc....................................
3(k)*      By-laws of Superior Telecommunications Inc., as amended.........................................
4(a)       [intentionally omitted].........................................................................
4(b)       [intentionally omitted].........................................................................
4(c)       [intentionally omitted].........................................................................
4(d)       Indenture,  dated as of October 31,  1989, between Alpine and IBJ  Schroder Bank & Trust Company
            ("IBJ"), as trustee, relating to the Convertible Secured Senior Subordinated Notes due July 31,
            1996, of Alpine (incorporated herein by reference to Exhibit 4(d) to the 1995 10-K)............
4(e)       First Supplemental Indenture to the above Indenture, dated as of March 28, 1991, between  Alpine and  IBJ, as trustee  (incorporated herein by reference  to Exhibit 4 to  the Current Report on
            Form 8-K of Alpine dated April 10, 1991 (the "April 1991 8-K"))................................
4(f)       Second Supplemental Indenture to the above Indenture, dated as of April 10, 1992, between Alpine and IBJ, as trustee (incorporated herein by reference to Exhibit 4(f) to the 1992 10-K)........
4(g)       Indenture, dated as  of June 30,  1993, between Adience,  Inc. ("Adience") and  IBJ, as  trustee
            (incorporated herein by reference to Registration Statement No. 33-72024 of Adience, Inc.).....
4(h)       Supplemental  Indenture, dated as of July 21, 1995,  to Indenture by and between Adience and IBJ dated as of  June 30,  1995 (incorporated herein  by reference  to Exhibit 10(cc)  to the  1995
            10-K)..........................................................................................
4(i)       Indenture,  dated as of July 15, 1995, by and among Alpine, Adience, Superior Telecommunications
            Inc., Superior Cable Corporation and Marine Midland Bank ("Marine Midland"), as trustee,  under which  Old Notes are issued, and New Notes  will be issued (incorporated herein by reference to
            Exhibit 10(ee) to the 1995 10-K)...............................................................
4(j)*      Registration Rights Agreement, dated as of July 21, 1995, by and among Alpine, Adience, Superior
            Telecommunications Inc.,  Superior  Cable Corporation,  Merrill  Lynch Co.,  Nomura  Securities
            International, Inc. and First Albany Corporation...............................................
4(k)*      Form of Old Note................................................................................
4(l)*      Form of New Note................................................................................
4(m)**     Form  of letter  of transmittal to  be used by  tendering holders  of Old Notes  in the Exchange
            Offer..........................................................................................
5**        Opinion of Proskauer Rose Goetz & Mendelsohn LLP re: validity of securities.....................
8**        Opinion of Proskauer Rose  Goetz & Mendelsohn  LLP re: certain  federal income tax  consequences
            (contained in opinion filed as Exhibit 5)......................................................
10(a)      Amended  and Restated 1984 Restricted Stock Plan  of Alpine (incorporated herein by reference to
            Exhibit 10.5 to Form S-4 (Registration No. 33-9978) of Alpine, as filed with the Commission  on
            October 5, 1993 (the "S-4 Registration Statement"))............................................
10(b)      Amended  and Restated  1987 Long Term  Equity Incentive  Plan of Alpine  (incorporated herein by reference to Exhibit 10.4 to the S-4 Registration Statement)...................................
10(c)      Stock Purchase Agreement, dated as of February 14, 1992, by and between Alpine and  Dataproducts
            Corporation,  relating to  the purchase of  shares of  capital stock of  DNE Technologies, Inc.
            ("DNE") (incorporated herein by  reference to Exhibit 1  to the Current Report  on Form 8-K  of
            Alpine dated March 2, 1992 (the "March 1992 8-K")).............................................

 EXHIBIT
 NUMBER                                              DESCRIPTION                                                PAGE
---------  ------------------------------------------------------------------------------------------------     -----
10(d)      Loan  Agreement, dated as  of February 13,  1992, by and  among Alpine, DNE  and the Connecticut
            Development Authority (incorporated herein by reference to Exhibit 3 to the March 1992 8-K)....
10(e)      [intentionally omitted].........................................................................
10(f)      [intentionally omitted].........................................................................
10(g)      Development Agreement between Connecticut Innovations Incorporated and Alpine/ PolyVision, Inc.,
            dated as of December 9, 1992 (incorporated herein  by reference to Exhibit 10(z) to the  Annual
            Report on Form 10-K of Alpine for the fiscal year ended April 30, 1993 (the "1993 10-K"))......
10(h)      Loan  Agreement between Connecticut Development Authority  and Alpine/PolyVision, Inc., dated as of December 9, 1992 (incorporated herein by reference to Exhibit 10(aa) to the 1993 10-K)......
10(i)      [intentionally omitted].........................................................................
10(j)      Lease Agreement  by and  between ALP(TX)  QRS  11-28, Inc.,  and Superior  TeleTec  Transmission
            Products,  Inc., dated as of December 16, 1993 (incorporated herein by reference to Exhibit (i)
            to the Quarterly Report on Form 10-Q of Alpine for the Quarter ended January 31, 1994).........
10(k)      Amended and Restated Debt  Exchange Agreement, dated  as of October 11,  1994, among Alpine  and certain  debtholders  of  Adience  as  listed  therein  (as  amended  through  April  14, 1995)
            (incorporated herein by reference to Exhibit 10(k) to the 1995 10-K)...........................
10(l)      Note Purchase Agreement, dated as of May 10, 1995, by and among Alpine, Superior TeleTec,  Inc.,
            Superior  Cable  Corporation and  Nomura International  Trust  Company (incorporated  herein by reference to Exhibit 3 to Alpine's Current Report on Form 8-K dated May 24, 1995)..............
10(m)      Letter Agreement,  dated  May  24,  1995  by  and  between  Alpine  and  PolyVision  Corporation
            ("PolyVision")  relating to $5,000,000  credit commitment (incorporated  herein by reference to
            Exhibit 10(m) to the 1995 10-K)................................................................
10(n)      Letter Agreement,  dated  May  24, 1995,  by  and  between Alpine  and  PolyVision  relating  to
            $2,500,000  credit commitment (incorporated  herein by reference  to Exhibit 10(n)  to the 1995
            10-K)..........................................................................................
10(o)      First Amendment to Lease Agreement, dated as of May 10, 1995, by and between ALP (TX) QRS 11-28,
            Inc. and Superior Teletec Inc. (incorporated herein  by reference to Exhibit 10(o) to the  1995
            10-K)..........................................................................................
10(p)      Purchase  Agreement,  dated  as  of  July  14, 1995,  by  and  among  Alpine,  Adience, Superior
            Telecommunications Inc., Superior  Cable Corporation,  Merrill Lynch &  Co., Nomura  Securities
            International,  Inc. and First Albany Corporation  (incorporated herein by reference to Exhibit
            10(p) to the 1995 10-K)........................................................................
10(q)      Employment Agreement, dated as of September 8, 1993, by and between Alpine and Steven S.  Elbaum
            (incorporated herein by reference to Exhibit 10(q) to the 1995 10-K)...........................
10(r)      Amendment  to Employment  Agreement, dated as  of September 8,  1993, by and  between Alpine and
            Steven S. Elbaum (incorporated herein by reference to Exhibit 10(r) to the 1995 10-K)..........
10(s)      Employment Agreement, dated as of  September 8, 1993, by and  between Alpine and Bragi F.  Schut
            (incorporated herein by reference to Exhibit 10(s) to the 1995 10-K)...........................
10(t)      Amendment  to Employment  Agreement, dated as  of September 8,  1993, by and  between Alpine and
            Bragi F. Schut (incorporated herein by reference to Exhibit 10(t) to the 1995 10-K)............

 EXHIBIT
 NUMBER                                              DESCRIPTION                                                PAGE
---------  ------------------------------------------------------------------------------------------------     -----
10(u)      Employment Agreement, dated as of November 10, 1993, by and between Alpine and David S. Aldridge
            (incorporated herein by reference to Exhibit 10(u) to the 1995 10-K)...........................
10(v)      Employment Agreement, dated as of November 10, 1993,  by and between Alpine and James R.  Kanely
            (incorporated herein by reference to Exhibit 10(v) to the 1995 10-K)...........................
10(w)      Employment  Agreement, dated as of November 10, 1993, by and between Alpine and Justin F. Deedy,
            Jr. (incorporated herein by reference to Exhibit 10(w) to the 1995 10-K).......................
10(x)      Second Amendment to Lease Agreement, dated as of July 21, 1995, by and between ALP(TX) ORS H-28,
            Inc. and Superior Telecommunications Inc. (incorporated herein by reference to Exhibit 10(x) to the 1995 10-K).................................................................................
10(y)      New Credit Agreement -- Loan and Security Agreement,  dated as of July 21, 1995, by and  between
            Alpine,   Shawmut  Capital  Corporation,  Nationsbank   of  Georgia,  N.A.,  and  Creditanstalt
            Corporation Finance,  Inc. (incorporated  herein by  reference  to Exhibit  10(y) to  the  1995
            10-K)..........................................................................................
10(z)      Amendment  to Employment  Agreement, dated as  of November 10,  1993, by and  between Alpine and
            Justin F. Deedy, Jr. (incorporated herein by reference to Exhibit 10(z) to the 1995 10-K)......
10(aa)     Amendment to Employment  Agreement, dated as  of November 10,  1993, by and  between Alpine  and
            David S. Aldridge (incorporated herein by reference to Exhibit 10(aa) to the 1995 10-K)........
10(bb)     Amendment dated as of June 30, 1995, to Amended and Restated Debt Exchange Agreement dated as of
            October  11,  1994,  among  Alpine  and  certain  debtholders  of  Adience  as  listed  therein
            (incorporated herein by reference to Exhibit 10(bb) to the 1995 10-K)..........................
10(cc)     Amendment to the Employment Agreement, dated as of November 10, 1993, by and between Alpine  and
            James R. Kanely (incorporated herein by reference to Exhibit 10(cc) to the 1995 10-K)..........
10(dd)     Pledge  Agreement,  dated  as  of July  21,  1995,  by  and between  Alpine  and  Marine Midland
            (incorporated herein by reference to Exhibit 10(dd) to the 1995 10-K)..........................
12**       Statement re computation of ratios..............................................................
21         List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the 1995 10-K)..........
23(a)**    Consent of Arthur Andersen LLP (Alpine).........................................................
23(b)*     Consent of Price Waterhouse LLP (Adience).......................................................
23(c)**    Consent of Proskauer Rose Goetz & Mendelsohn LLP (contained in opinion filed as Exhibit 5)......
24(a)*     Alpine Power of Attorney........................................................................
24(b)**    Superior Cable Corporation Power of Attorney (at page II-8).....................................
24(c)**    Superior Telecommunications Inc. Power of Attorney (at page II-9)...............................
24(d)**    Adience, Inc. Power of Attorney (at page II-10).................................................
25*        Statement of eligibility of trustee.............................................................
27         Financial data schedule (incorporated herein by reference to Exhibit 27 to the 1995 10-K).......

------------------------
 * Previously filed
** Filed herewith